    AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JANUARY 7, 2000


                                                      REGISTRATION NO. 333-89817
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                            ------------------------


                                AMENDMENT NO. 2
                                       TO
                                    FORM S-1
            REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                            ------------------------

                             CENTRA SOFTWARE, INC.
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

             DELAWARE                              7379                             04-3268918
   (STATE OR OTHER JURISDICTION        (PRIMARY STANDARD INDUSTRIAL              (I.R.S. EMPLOYER
OF INCORPORATION OR ORGANIZATION)      CLASSIFICATION CODE NUMBER)            IDENTIFICATION NUMBER)

                               430 BEDFORD STREET
                         LEXINGTON, MASSACHUSETTS 02420
                                 (781) 861-7000
              (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER,
       INCLUDING AREA CODE, OF REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)
                           --------------------------

                               MR. LEON NAVICKAS
                             CENTRA SOFTWARE, INC.
                               430 BEDFORD STREET
                         LEXINGTON, MASSACHUSETTS 02420
                                 (781) 861-7000
           (NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER,
                   INCLUDING AREA CODE, OF AGENT FOR SERVICE)
                           --------------------------

                                   COPIES TO:

         ROBERT L. BIRNBAUM, JR., ESQ.                          PETER B. TARR, ESQ.
             MARK L. JOHNSON, ESQ.                               HALE AND DORR LLP
            FOLEY, HOAG & ELIOT LLP                               60 STATE STREET
             ONE POST OFFICE SQUARE                         BOSTON, MASSACHUSETTS 02109
          BOSTON, MASSACHUSETTS 02109                        TELEPHONE: (617) 526-6000
           TELEPHONE: (617) 832-1000                          TELECOPY: (617) 526-5000
            TELECOPY: (617) 832-7000

                           --------------------------

    APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after this Registration Statement becomes effective.

    If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. / /

    If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act of 1933, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / / ____________

    If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act of 1933, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / / ____________

    If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act of 1933, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / / ____________


    If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box. / /

                           --------------------------

    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                EXPLANATORY NOTE

    This registration statement contains two forms of prospectus: (a) one prospectus to be used in connection with an offering in the United States and Canada and (b) one prospectus to be used in connection with a concurrent offering outside of the United States and Canada. The U.S. prospectus and the international prospectus are identical in all respects except for the front cover page and the "Underwriting" section. The front cover page and the "Underwriting" section of the international prospectus are included immediately before Part II of this registration statement.

THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. WE MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL SECURITIES, AND WE ARE NOT SOLICITING OFFERS TO BUY THESE SECURITIES, IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

                  SUBJECT TO COMPLETION, DATED JANUARY 7, 2000


                                     [LOGO]

                                5,000,000 SHARES
                                  COMMON STOCK

    Centra Software, Inc. is offering 5,000,000 shares of its common stock. This is our initial public offering and no public market currently exists for our shares. We have applied to have the shares being offered approved for quotation on the Nasdaq National Market under the symbol "CTRA." We anticipate that the initial public offering price will be between $8.00 and $10.00 per share.

                            ------------------------

                 INVESTING IN OUR COMMON STOCK INVOLVES RISKS.
                    SEE "RISK FACTORS" BEGINNING ON PAGE 6.

                             ---------------------

                                                              PER SHARE     TOTAL
                                                              ---------   ----------
Public Offering Price.......................................   $          $
Underwriting Discounts and Commissions......................   $          $
Proceeds to Centra..........................................   $          $

    THE SECURITIES AND EXCHANGE COMMISSION AND STATE SECURITIES REGULATORS HAVE NOT APPROVED OR DISAPPROVED THESE SECURITIES, OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

    We have granted the underwriters a 30-day option to purchase up to an additional 750,000 shares of common stock to cover over-allotments.

                            ------------------------

ROBERTSON STEPHENS

                                   CHASE H&Q

                                                           DAIN RAUSCHER WESSELS

               THE DATE OF THIS PROSPECTUS IS            , 2000.

                                     [LOGO]

[Description of gatefold artwork

The words "Centra Live eBusiness Collaboration" appear at the top of the gatefold. A "cloud" shape appears in the center of the gatefold, on which the words "Live eBusiness Interaction" are surrounded by the words "Marketing," "Services," "Training" and "Selling." The cloud is positioned in the middle of a three-dimensionally rendered circle divided into slices labeled "Partners" (with icon of personal computer user), "CentraNow Users" (with icons of computer users), "Content" (with document icons), "Network Channels" (with icons of three monitors labeled "Education." "e-Commerce" and "Services"), "Remote Teams" (with an icon of a laptop user), "Employees" (with an icon of a computer user), "Prospects" (with an icon of a computer user), "Customers" (with an icon of a computer user) and "Distribution Channels" (with an icon of a computer user). The front edge of the circle displays the phrases "Shared Workspace," "Voice-over-IP," "Collaboration Management" and "Enterprise Systems Integration." An arrow pointing from the upper left corner of the page to the cluster of spheres bears the phrases "BUSINESS RELATIONSHIPS," "BUSINESS CONTENT" and "BUSINESS KNOWLEDGE." A dialog box on the upper left edge of the circle states "Centra 99/Centra 99 is an enterprise application that improves business performance and flexibility by enabling live collaboration to support internal and external business processes." A dialog box on the lower left edge of the circle states "CentraNow/CentraNow provides live collaboration to business professionals and their teams through the centra.com Web site." A dialog box on the right edge of the circle states "Centra Business Collaboration Network/The Centra Business Collaboration Network, or Centra BCN, is a service that aggregates content and users into a marketplace supported by live business-to-business interaction over the Internet." The Centra logo appears in the bottom righthand corner of the gatefold.]

    YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN THIS PROSPECTUS. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH INFORMATION DIFFERENT FROM THAT CONTAINED IN THIS PROSPECTUS. WE ARE OFFERING TO SELL, AND SEEKING OFFERS TO BUY, SHARES OF COMMON STOCK ONLY IN JURISDICTIONS WHERE OFFERS AND SALES ARE PERMITTED. THE INFORMATION CONTAINED IN THIS PROSPECTUS IS ACCURATE ONLY AS OF THE DATE OF THIS PROSPECTUS, REGARDLESS OF THE TIME OF DELIVERY OF THIS PROSPECTUS OR OF ANY SALE OF OUR COMMON STOCK. IN THIS PROSPECTUS, "CENTRA," "WE," "US" AND "OUR" REFER TO CENTRA SOFTWARE, INC., A DELAWARE CORPORATION, AND ITS WHOLLY OWNED SUBSIDIARIES, UNLESS THE CONTEXT REQUIRES OTHERWISE.


                            ------------------------

                               TABLE OF CONTENTS

                                                                PAGE
                                                              --------
Summary.....................................................       3
Risk Factors................................................       6
Use of Proceeds.............................................      15
Dividend Policy.............................................      15
Capitalization..............................................      16
Dilution....................................................      17
Selected Consolidated Financial Data........................      18
Management's Discussion and Analysis of Financial Condition
  and Results of Operations.................................      19
Business....................................................      30
Management..................................................      43
Transactions with Related Parties...........................      53
Principal Stockholders......................................      56
Description of Capital Stock................................      58
Shares Eligible for Future Sale.............................      60
Underwriting................................................      62
Legal Matters...............................................      64
Experts.....................................................      64
Where You Can Find More Information.........................      64
Index to Consolidated Financial Statements..................     F-1

                            ------------------------

    We own or have rights to trademarks or trade names that we use in conjunction with the sale of our products and services. Centra is a registered trademark owned by us. Adaptive Connectivity, CentraNow and Centra Symposium are trademarks owned by us. This prospectus also contains trademarks and trade names of other companies.

                                    SUMMARY

    YOU SHOULD READ THE FOLLOWING SUMMARY TOGETHER WITH THE MORE DETAILED INFORMATION IN THIS PROSPECTUS, INCLUDING RISK FACTORS, REGARDING OUR COMPANY AND THE COMMON STOCK SOLD IN THIS OFFERING.

                                  OUR COMPANY

OUR BUSINESS


    We design, develop and support software and services that provide live business collaboration over the Internet, enabling the development of stronger customer, partner and employee relationships, collaborative commerce, and corporate learning and training. Our products provide Internet infrastructure for comprehensive live collaboration and include functionalities such as voice over the Internet, software application sharing, real-time data exchange and shared workspaces. Our products are accessible by users of intranets, business partners on extranets and remote constituents over the Internet. Our products provide for the exchange of business-critical information in a variety of contexts, including one-to-one customer and sales interactions, one-to-many seminar and presentation events, and many-to-many learning and interactive teamwork sessions.


OUR MARKET

    Companies are increasingly using the Internet as a means for conducting business online. Forrester Research estimates that business-to-business e-commerce will increase from $43 billion in 1998 to $1.3 trillion in 2003. To date, companies have focused their Internet infrastructure spending primarily on technologies designed to enhance the efficiency of processing commercial transactions. Companies increasingly seek technologies that complement the transactional processing of electronic commerce applications with a live, interactive environment for the exchange of important information with their constituents, including customers, partners and employees. In order to collaborate with multiple constituents more effectively and efficiently, companies need a comprehensive, flexible and broadly accessible Web-based solution that supports a broad range of live interactions.

OUR PRODUCTS


    We have three primary offerings: Centra 99, a software application that supports live business collaboration online; CentraNow, a Web collaboration service; and the Centra Business Collaboration Network, or Centra BCN, a network that enables content and service providers and users to conduct business-to-business interactions over the Web. These products and services are designed to enable companies to strengthen their customer, partner and employee relationships, promote revenue growth through frequent customer interaction, use their employee knowledge and expertise more effectively, improve the productivity of their employees and reduce the costs associated with traditional live collaboration. Our software products and online services take advantage of the power and accessibility of the Internet to support live business collaboration with broad audience reach and the ability to handle many concurrent users and are designed to integrate easily with existing computer systems and emerging Web technologies. We intend to continue to engage selected online content and service providers to be members of Centra BCN, which we believe will increase market awareness of the value of live business collaboration as well as the benefits of our products and services.


OUR CUSTOMERS


    As of December 31, 1999, we had over 170 customers, including Clarke American, Compaq, i2 Technologies, Kraft Foods, MCI WorldCom, Nationwide Mutual Insurance, Nortel Networks, PricewaterhouseCoopers, Schering Plough, University of Tennessee and Viacom.


OUR ADDRESS

    Our executive offices are located at 430 Bedford Street, Lexington, Massachusetts 02420, and our telephone number at that location is
(781) 861-7000. Our Web site address is WWW.CENTRA.COM. Information contained on our Web site is not part of this prospectus.

ADDITIONAL CONSIDERATIONS


    We began shipping our first product in July 1997, and to date we have derived all of our revenues from Centra 99 software products and related services. Broad and timely acceptance of our CentraNow Web service and Centra BCN, which were introduced in October 1999, is critical to our future success. Because our market is rapidly changing and highly competitive, we may not succeed in generating significant revenues from our CentraNow Web service and Centra BCN and our revenues from Centra 99 may not meet our expectations. Since inception, we have incurred substantial net losses in each fiscal period, resulting in an accumulated deficit of $26.5 million at December 31, 1999. We expect to continue to incur losses for the foreseeable future. For a discussion of these and other risks relating to an investment in our common stock, see "Risk Factors" below.


                                  THE OFFERING


Common stock offered by Centra...............  5,000,000 shares

Common stock to be outstanding after the
  offering...................................  23,250,052 shares

Use of proceeds..............................  To pay $6.5 million due to holders of our series A and series B preferred stock upon
                                               completion of the offering and to fund
                                               working capital and other general corporate
                                               purposes. See "Use of Proceeds."

Proposed Nasdaq National Market symbol.......  CTRA



    The number of shares of common stock to be outstanding after the offering is based on shares outstanding as of December 31, 1999. This number includes 13,746,735 shares of common stock to be issued upon conversion of our outstanding preferred stock upon completion of the offering. It excludes
(a) 1,377,413 shares issuable upon exercise of options outstanding as of December 31, 1999, which have a weighted average exercise price of $1.48 per share, and (b) 4,840,347 additional shares reserved as of December 31, 1999 for future issuance under our stock-based compensation plans.



    After this offering, our directors and executive officers and their affiliates will collectively control over 44% of our common stock, which will enable them to influence all matters requiring stockholder approval, including any proposed change in control of our company. See "Risk Factors" below.


                            ------------------------


    EXCEPT WHERE WE STATE OTHERWISE, THE INFORMATION WE PRESENT IN THIS PROSPECTUS REFLECTS:


    - THE AUTOMATIC CONVERSION OF OUR OUTSTANDING PREFERRED STOCK INTO COMMON STOCK UPON COMPLETION OF THIS OFFERING,

    - AMENDMENTS TO OUR CERTIFICATE OF INCORPORATION AND BY-LAWS EFFECTIVE UPON COMPLETION OF THIS OFFERING, AND

    - NO EXERCISE OF THE UNDERWRITERS' OPTION TO PURCHASE ADDITIONAL SHARES IN THE OFFERING.

                      SUMMARY CONSOLIDATED FINANCIAL DATA
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)


    The following tables summarize the financial data of our business. The pro forma share information included in the consolidated statement of operations data have been computed as described in note 1(k) of the notes to consolidated financial statements included elsewhere in this prospectus. The pro forma column in the consolidated balance sheet data reflects the conversion of our outstanding preferred stock into common stock upon completion of this offering and an increase in the book value of the series A and series B preferred stock to reflect amounts payable to holders upon conversion. The pro forma as adjusted column in the consolidated balance sheet data also reflects our sale of the 5,000,000 shares of common stock offered by us at an assumed public offering price of $9.00 per share and after deducting the estimated underwriting discounts and commissions and the estimated offering expenses that we will pay, and the application of the estimated net proceeds as described under "Use of Proceeds," including our payment of $6.5 million to the holders of the series A and series B preferred stock.



                                                      PERIOD FROM
                                                       INCEPTION
                                                    (APRIL 4, 1995)            YEAR ENDED DECEMBER 31,
                                                    TO DECEMBER 31,   -----------------------------------------
                                                         1995           1996       1997       1998       1999
                                                    ---------------   --------   --------   --------   --------
CONSOLIDATED STATEMENT OF OPERATIONS DATA:
Revenues:
License...........................................          --             --    $   234    $ 3,356    $ 7,017
Service...........................................          --             --         55        870      1,578
  Total revenues..................................          --             --        289      4,226      8,595
Gross profit......................................          --             --         84      3,122      6,879
Operating loss....................................      $ (646)       $(2,634)    (6,406)    (6,464)    (8,931)
Net loss..........................................        (614)        (2,569)    (6,371)    (6,253)    (8,623)
Net loss attributable to common stockholders......        (699)        (2,942)    (6,877)    (6,759)    (9,130)

Basic and diluted net loss per share..............      $(0.45)       $ (0.75)   $ (1.33)   $ (1.16)   $ (1.39)
Weighted average shares outstanding...............       1,561          3,935      5,156      5,845      6,588

Pro forma basic and diluted net loss per share....                                                     $ (0.64)
Pro forma weighted average shares outstanding.....                                                      15,281



                                                                      DECEMBER 31, 1999
                                                              ----------------------------------
                                                                                      PRO FORMA
                                                               ACTUAL    PRO FORMA   AS ADJUSTED
                                                              --------   ---------   -----------
CONSOLIDATED BALANCE SHEET DATA:
Cash and cash equivalents...................................  $  7,878    $ 7,878      $42,090
Working capital.............................................     5,828       (652)      40,529
Total assets................................................    13,296     13,296       46,803
Term loan, net of current maturities........................       376        376          376
Redeemable convertible preferred stock......................    32,480         --           --
Total stockholders' equity (deficit)........................   (24,787)     1,213       41,689

                                  RISK FACTORS

    THIS OFFERING INVOLVES A HIGH DEGREE OF RISK. YOU SHOULD CONSIDER CAREFULLY THE RISKS AND UNCERTAINTIES DESCRIBED BELOW AND THE OTHER INFORMATION IN THIS PROSPECTUS BEFORE DECIDING WHETHER TO INVEST IN SHARES OF OUR COMMON STOCK. IF ANY OF THE FOLLOWING RISKS ACTUALLY OCCUR, OUR BUSINESS, OPERATING RESULTS OR FINANCIAL CONDITION COULD BE MATERIALLY ADVERSELY AFFECTED. THIS COULD CAUSE THE MARKET PRICE OF OUR COMMON STOCK TO DECLINE, AND COULD CAUSE YOU TO LOSE ALL OR PART OF YOUR INVESTMENT.

                         RISKS RELATED TO OUR BUSINESS

OUR LIMITED OPERATING HISTORY MAKES IT DIFFICULT TO EVALUATE OUR FUTURE
PROSPECTS.

    Our company was founded in April 1995 and has a limited operating history, which makes it difficult for investors to evaluate our future prospects. We began shipping our first product in July 1997 and began to operate our CentraNow Web service and Centra BCN in October 1999.

WE HAVE INCURRED SUBSTANTIAL LOSSES IN THE PAST AND MAY NOT BE PROFITABLE IN THE FUTURE.


    Since we began operations, we have incurred substantial net losses in every fiscal period. We cannot predict when we will become profitable, if at all, and if we do, we may not remain profitable for any substantial period of time. If we fail to achieve profitability within the time frame expected by investors, the market price of our common stock may fall. We had net losses of $6.4 million in 1997, $6.3 million in 1998 and $8.6 million in 1999. As a result of ongoing operating losses, we had an accumulated deficit of $26.5 million at December 31, 1999. We have generated limited amounts of revenues while increasing operating expenditures in all areas, particularly in product development and sales and marketing. Although we have experienced revenue growth in recent periods, the growth has been off of a small base and it is unlikely that the rate of our recent revenue growth is sustainable.


DISAPPOINTING QUARTERLY RESULTS COULD CAUSE THE MARKET PRICE OF OUR COMMON STOCK TO FALL.

    Our quarterly revenues and operating results are difficult to predict and may fluctuate significantly from quarter to quarter. If our quarterly revenues or operating results fall below the expectations of securities analysts or investors, the price of our common stock could fall substantially.

    Our quarterly revenues and operating results may fluctuate for numerous reasons, including the other risks identified below.

    Most of our expenses, such as employee compensation and rent, are relatively fixed. Moreover, our expense levels are based, in part, on our expectations regarding future revenue increases. As a result, any shortfall in revenues in relation to our expectations could cause significant changes in our operating results from quarter to quarter and could result in increased quarterly losses.

OUR SALES CYCLE MAKES IT DIFFICULT TO PREDICT OUR QUARTERLY OPERATING RESULTS.

    We have a long sales cycle because we generally need to educate potential customers regarding the benefits of our live online business, or eBusiness, collaboration products and services prior to sale. Our sales cycle varies depending on the size and type of customer contemplating a purchase and whether we have conducted business with a potential customer in the past. Potential customers frequently need to obtain approvals from multiple decision makers within their organization prior to making purchase decisions. Our long sales cycle, which can range from several weeks to several months or more, makes it difficult to predict the quarter in which sales may occur. Delays in sales could cause significant variability in our revenues and operating results for any particular period.

THE DEVELOPMENT OF A MARKET FOR OUR LIVE eBUSINESS COLLABORATION PRODUCTS AND SERVICES IS UNCERTAIN.

    The market for live eBusiness collaboration products and services is immature and rapidly evolving. If the market for eBusiness collaboration solutions does not grow at the rate we expect, this will have a material adverse effect on our business, operating results and financial condition. As is typical for new and rapidly evolving industries, customer demand for recently introduced eBusiness collaboration products and services is highly uncertain.

WE EXPECT TO DEPEND ON SALES OF OUR CENTRA 99 SOLUTION FOR SUBSTANTIALLY ALL OF OUR REVENUES FOR THE FORESEEABLE FUTURE.


    Our Centra 99 software products and related services accounted for all of our revenues in 1999. We anticipate that revenues from Centra 99 products and related services will continue to constitute substantially all of our revenues for the foreseeable future. Consequently, any decline in the demand for Centra 99, or its failure to achieve broad market acceptance, would seriously harm our business.


OUR CENTRANOW WEB SERVICE AND CENTRA BCN ARE AT AN EXTREMELY EARLY STAGE OF DEVELOPMENT AND MARKET ACCEPTANCE.

    We began operating our CentraNow Web service and Centra BCN in October 1999. To date, the CentraNow Web collaboration service offers only free services. Broad and timely acceptance of our CentraNow Web service and Centra BCN is critical to our future success and is subject to a number of significant risks, many of which are outside our control. These risks include:


    - our system's ability to support large numbers of users, content and service providers and purchasers is unproven;



    - the idea of providing a service that supports the buying and selling of content and services online is new and unproven, and it is not clear whether we can attract participants and advertisers to the service; and



    - we may not be successful in identifying a large number of industry-leading content and service providers that want to market and sell their offerings over the network.


WE HAVE NOT INTRODUCED REVENUE-GENERATING SERVICES ON OUR CENTRANOW WEB SERVICE OR CENTRA BCN.

    Although we expect to derive a significant portion of our future revenues from our CentraNow Web service and Centra BCN, we have not yet introduced priced offerings for the Web service and we do not have a proven pricing, expense and revenue model for the services we provide in connection with Centra BCN. If we are unable to introduce priced offerings on CentraNow successfully or if our pricing, expense and revenue model for the network is not acceptable to our customers, either or both of CentraNow and Centra BCN may not be commercially viable. This would seriously harm our business, particularly if the failure of CentraNow or Centra BCN to achieve market acceptance negatively affects sales of our other products and services.

WE FACE SIGNIFICANT COMPETITION FROM OTHER TECHNOLOGY COMPANIES AND WE MAY NOT BE ABLE TO COMPETE EFFECTIVELY.

    The market for live eBusiness collaboration solutions is immature, intensely competitive, developing rapidly and subject to rapid technological change. We expect that the intensity of our competition will increase in the future. Increased competition is likely to result in price reductions, reduced gross margins and loss of market share, any one of which could seriously harm our business. Competitors vary in size and in the scope and breadth of the products and services offered. We encounter competition with respect to different aspects of our collaboration solution from a variety of software and services vendors including Interwise, LearnLinc, the Lotus division of IBM, Placeware and

WebEx. Siebel has announced that it is extending its enterprise software application with collaboration features, and other enterprise software vendors, such as Oracle and SAP, may choose to extend their applications with similar features in the future. These collaborative features could make it more difficult for us to sell our products to these vendors' customers. In addition, current and potential competitors have established, and may in the future establish, cooperative relationships with third parties to increase the availability of their products to the marketplace. Accordingly, new competitors or alliances may emerge and rapidly acquire significant market share. Potential competitors may have significantly greater financial, marketing, technical and other competitive resources than we have. The entry of new competitors or alliances into our market could reduce our sales, require us to lower our prices, or both. Many of these factors are outside our control, and there can be no assurance that we can maintain or enhance our competitive position against current and future competitors.

OUR SUCCESS DEPENDS ON OUR ABILITY TO EXPAND OUR SALES FORCE AND DISTRIBUTION CHANNELS.


    To increase our revenues, we must increase the size of our sales force and the number of our indirect channel partners, including original equipment manufacturers, value-added resellers and systems integrators. As of December 31, 1999, our sales organization consisted of 30 professionals. We intend to increase our sales organization by between 35% and 55% over the next twelve months. However, there is intense competition for sales personnel in our business, and we cannot assure you that we will be successful in attracting, integrating, motivating and retaining new sales personnel. Our existing or future channel partners may choose to devote greater resources to marketing and supporting the products of other companies. In addition, we may face conflicts among our sales force and channel partners. Our inability to increase our direct sales force and our number of indirect channel partners may limit our future revenue growth and hurt our future operating results.


OUR PERFORMANCE DEPENDS ON OUR ABILITY TO OBTAIN FOLLOW-ON SALES.


    Customers typically place limited initial orders for Centra 99 installations that allow the customers to evaluate the software's performance. Our strategy is to pursue more significant follow-on sales after these initial installations. License revenues generated from follow-on sales accounted for 34% of our license revenues in 1999. Our future financial performance will depend on successful initial deployments of our products that, in turn, lead to follow-on sales. We cannot be sure that initial deployments of our products by our customers will meet their needs and expectations, or that we will be able to generate follow-on sales.


WE MUST HIRE AND RETAIN SKILLED PERSONNEL IN A COMPETITIVE LABOR MARKET.


    Qualified personnel are in great demand throughout the software and Internet industries. Our success depends in large part upon our ability to attract, train, motivate and retain highly skilled employees, particularly sales and marketing personnel, professional services personnel, software engineers and other senior personnel. As of December 31, 1999, we had 117 employees. We intend to increase our employee headcount by between 50% and 75% over the next twelve months. However, if we fail to attract and retain the highly trained technical personnel that are integral to our direct sales, professional services and product development teams, the rate at which we can generate sales and develop new products or product enhancements may be limited. This could have a material adverse effect on our business, operating results and financial condition.


IF WE LOSE THE SERVICES OF OUR CHIEF EXECUTIVE OFFICER, CHIEF OPERATING OFFICER OR ANY OTHER MEMBER OF OUR MANAGEMENT TEAM, OUR BUSINESS COULD SUFFER.

    Our future success depends to a significant degree on the skill, experience and efforts of Leon Navickas, our chief executive officer, Anthony Mark, our president and chief operating officer, and the other members of our management team. The loss of any member of our management team could have a material adverse effect on our business. We do not have employment agreements with any of our executive officers. We do not maintain "keyman" life insurance that would result in a payment to us in the event of the death of one of our officers, except for a $2.0 million policy with respect to Mr. Navickas.

OUR BUSINESS WILL BE ADVERSELY AFFECTED IF THE INTERNET DOES NOT BECOME A VIABLE AND SUBSTANTIAL COMMERCIAL MEDIUM.

    Our future success depends heavily on the acceptance and wide use of the Internet for e-commerce. If e-commerce does not continue to grow or grows more slowly than expected, demand for our products and services may fail to develop. Consumers and businesses may reject the Internet as a viable commercial medium for a number of reasons, including potentially inadequate network infrastructure, slow development of enabling technologies, insufficient commercial support or privacy concerns. In addition, delays in the development or adoption of new standards and protocols required to handle increased levels of e-commerce, or increased government regulation or taxation, could cause the Internet to lose its viability as a commercial medium.

FUTURE REGULATIONS COULD BE ENACTED THAT EITHER DIRECTLY RESTRICT OUR BUSINESS OR INDIRECTLY IMPACT OUR BUSINESS BY LIMITING THE GROWTH OF ELECTRONIC COMMERCE.

    As commercial use of the Internet increases, federal, state and foreign agencies could adopt regulations covering issues such as user privacy, content and taxation of products and services. If enacted, government regulations could limit the market for our products and services. Although many regulations might not apply to our business directly, we expect that laws regulating personal and consumer information could indirectly affect our business. The Telecommunications Act of 1996 prohibits certain types of information and content from being transmitted over the Internet. The prohibition's scope and the liability associated with a violation are currently unsettled. In addition, although substantial portions of the Communications Decency Act were held to be unconstitutional, we cannot be certain that similar legislation will not be enacted and upheld in the future. It is possible that legislation could expose companies involved in e-commerce to liability, which could limit the growth of e-commerce generally. Legislation like the Telecommunications Act and the Communications Decency Act could dampen the growth in Web usage and decrease its acceptance as a medium of communications and commerce.

OUR FAILURE TO MANAGE OUR RAPID GROWTH EFFECTIVELY COULD HURT OUR BUSINESS.


    Our failure to manage our rapid growth effectively could have a material adverse effect on the quality of our products, our ability to retain key personnel, and our business, operating results and financial condition. We have been experiencing a period of rapid growth that has been placing a significant strain on all of our resources. From January 1, 1999 to December 31, 1999, the number of our employees increased from 72 to 117. To manage our future growth, if any, effectively, we must enhance our information technology infrastructure, financial and accounting systems, controls and personnel, integrate a significant number of new hires, and manage expanded operations in geographically distributed locations. In addition, we may need to identify and move to alternative facilities to accommodate our growth, which could disrupt our business and hurt our operating results.


OUR FUTURE SUCCESS WILL DEPEND ON OUR ABILITY TO ENHANCE OUR EXISTING PRODUCTS AND SERVICES AND TO DEVELOP AND INTRODUCE NEW PRODUCTS AND SERVICES.

    We believe our future success will depend in large part on our ability to enhance and broaden our live eBusiness collaboration products and services to meet the evolving needs of the market. Our market is characterized by rapidly changing technologies, frequent new product and service introductions, and evolving industry standards. The recent growth of the Internet and intense competition in our industry exacerbate these market characteristics. To achieve our goals, we need to respond effectively to technological changes and new industry standards and developments. In the past, we have experienced delays in the introduction of new products. In addition, our product enhancements must meet the requirements of our current and prospective customers and must achieve significant market acceptance. We could also incur substantial costs if we need to modify our products, services or information technology infrastructure to adapt to these changes, standards and developments.

IF OUR PRODUCTS FAIL TO FUNCTION WHEN USED BY MANY USERS IN A COMPANY-WIDE ENVIRONMENT, WE MAY LOSE SALES AND SUFFER DECREASED REVENUES.

    Our strategy requires that our software be highly scalable, or able to accommodate substantial increases in the number of users concurrently using the product. We are just beginning to deploy large-scale Web-based software implementations, and none of our large-scale deployments has been operating at any customer site for an extended period of time. If our products do not perform adequately in large-scale implementations, we may lose customer sales, resulting in decreased revenues.

AS WE EXPAND OUR INTERNATIONAL OPERATIONS, WE WILL FACE NEW BUSINESS RISKS THAT WE HAVE NOT ENCOUNTERED PREVIOUSLY.


    Historically, we have not derived a significant portion of our total revenues from sales to customers outside the United States. We have established a sales office in the United Kingdom. In addition, we are seeking to establish sales or operations offices or staff in Germany, Greece, Japan, Portugal and Sweden. This expansion will require additional resources and management attention and will subject us to new regulatory, economic and political risks. Given our limited experience in international markets, we cannot be sure that our international expansion will be successful. In addition, we will face new risks in doing business internationally. These risks could reduce demand for our products and services, lower the prices at which we can sell our products and services, or otherwise have an adverse effect on our operating results. Among the risks we believe are most likely to affect us are:


    - longer payment cycles and problems in collecting accounts receivable;

    - adverse changes in trade and tax regulations;

    - the absence or significant lack of legal protection for intellectual property rights;

    - the adoption of data privacy laws or regulations;

    - political and economic instability; and

    - currency risks.

OUR SUCCESS DEPENDS ON OUR ABILITY TO PROTECT OUR PROPRIETARY RIGHTS.

    Our success depends to a significant degree upon the protection of our software and other proprietary technology. If we fail to protect our proprietary rights, other companies might copy our technology and introduce products or services which compete with ours, without paying us for our technology. This could have a material adverse effect on our business, operating results and financial condition. Our proprietary technology includes the Centra, CentraNow and Adaptive Connectivity trademarks and three patent applications, none of which has been issued. We depend upon a combination of patent and trademark laws, license agreements, non-disclosure and other contractual provisions to protect proprietary and distribution rights in our products. In addition, we attempt to protect our proprietary information and those of our vendors and partners through confidentiality and license agreements with our employees and others. Although we have taken steps to protect our proprietary technology, they may be inadequate. Existing trade secret, copyright and trademark laws offer only limited protection. Moreover, the laws of other countries in which we market our products may afford little or no effective protection of our intellectual property. If we resort to legal proceedings to enforce our intellectual property rights, the proceedings could be burdensome and expensive, even if we were to prevail.

CLAIMS BY OTHER COMPANIES THAT WE INFRINGE THEIR PROPRIETARY TECHNOLOGY COULD FORCE US TO REDESIGN OUR PRODUCTS OR OTHERWISE HURT OUR FINANCIAL CONDITION.

    If we were to discover that any of our products violated third-party proprietary rights, there can be no assurance that we would be able to reengineer the product or to obtain a license on commercially reasonable terms, if at all, to continue offering the product without substantial reengineering. We do not conduct comprehensive patent searches to determine whether the technology used in our products infringes patents held by third parties. In addition, product development is inherently uncertain in a rapidly developing technology environment in which there may be numerous patent applications pending, many of which are confidential when filed, with regard to similar technologies. Any claim of infringement could cause us to incur substantial costs defending against the claim, even if the claim is invalid, and could distract our management from our business. Furthermore, a party making such a claim could secure a judgment that requires us to pay substantial damages. A judgment could also include an injunction or other court order that could prevent us from selling our products or cause our customers to stop using our products.

OUR BUSINESS COULD BE ADVERSELY AFFECTED IF OUR PRODUCTS CONTAIN ERRORS.


    Software products as complex as ours may contain undetected errors or "bugs" that result in product failures. From time to time we have identified errors in our products after commercial introduction of the products. While we have not been materially harmed by errors in the past, the occurrence of errors in the future could result in loss of or delay in revenues, loss of market share, diversion of product development resources, injury to our reputation or damage to our efforts to build brand awareness, any of which could have a material adverse effect on our business, operating results and financial condition.


WE COULD INCUR SUBSTANTIAL COSTS RESULTING FROM PRODUCT LIABILITY CLAIMS RELATING TO OUR CUSTOMERS' USE OF OUR PRODUCTS AND SERVICES.

    Many of the business interactions supported by our products and services are critical to our customers' businesses. Any failure in a customer's business interaction or other collaborative activity caused or allegedly caused by our products and services could result in a claim for substantial damages against us, regardless of our responsibility for the failure. Although we maintain general liability insurance, including coverage for errors and omissions, there can be no assurance that our existing coverage will continue to be available on reasonable terms or will be available in amounts sufficient to cover one or more large claims, or that the insurer will not disclaim coverage as to any future claim.

WE MAY REQUIRE ADDITIONAL FUNDS.

    We may need to raise additional capital in order to fund the development and marketing of our products and services. Although we expect that this offering will provide us with sufficient working capital for at least the next
12 months, our current plans and projections may prove to be inaccurate or our expected cash flow may prove to be insufficient to fund our operations because of product delays, unanticipated expenses or other unforeseen difficulties.

    Our ability to obtain additional financing will depend on a number of factors, including market conditions, our operating performance and investor interest, particularly in business collaboration software companies. These factors may make the timing, amount, terms and conditions of any financing unattractive. They may also result in our incurring additional indebtedness or accepting stockholder dilution. If adequate funds are not available or are not available on acceptable terms, we may have to forego strategic acquisitions or investments, defer our product development activities, or delay our continued roll out of new products and product versions. Any of these actions may seriously harm our business and operating results.

WE MAY BE ADVERSELY AFFECTED BY UNEXPECTED YEAR 2000 ISSUES.


    The Year 2000 issue is the result of computer programs being written using two digits rather than four digits to define the applicable year. This could result in a system failure or miscalculations if a computer program recognizes a date of "00" as the year 1900 instead of 2000. If not corrected, many computer systems could fail or create erroneous results in 2000. Although we believe the current versions of our products and services are Year 2000 compliant, we may face claims based on Year 2000 issues arising from the integration of multiple products within an overall system. In addition, although we have received compliance reports from a number of our vendors, there can be no assurance that Year 2000 errors or defects will not be discovered in our internal software systems and, if such errors or defects are discovered, there can be no assurance that the costs of making these systems Year 2000 compliant will not be material.


THE FORWARD-LOOKING STATEMENTS WE MAKE IN THIS PROSPECTUS MIGHT PROVE INACCURATE. AS A RESULT, OUR ACTUAL RESULTS, LEVELS OF ACTIVITY, PERFORMANCE OR ACHIEVEMENTS MAY DIFFER MATERIALLY FROM THOSE EXPRESSED IN THE FORWARD-LOOKING STATEMENTS.

    Some of the statements under "Summary," "Risk Factors," "Management's Discussion and Analysis of Financial Condition and Results of Operations," "Business" and elsewhere in this prospectus constitute forward-looking statements. In some cases, you can identify forward-looking statements by terminology such as "may," "will," "should," "could," "expects," "plans," "intends," "anticipates," "believes," "estimates," "predicts," "potential" or "continue" or other comparable terminology. These statements involve known and unknown risks and uncertainties that may cause our actual results, levels of activity, performance or achievements to differ materially from any future results, levels of activity, performance or achievements expressed or implied by such forward-looking statements. These factors include, among other things, those listed under "Risk Factors" and elsewhere in this prospectus. We cannot guarantee any future results, levels of activity, performance or achievements.

    This prospectus contains market data related to the Internet and to us. These data have been included in studies published by the Internet market research firms of Forrester Research and International Data Corporation. International Data Corporation's estimate that the number of Web users in commercial businesses will increase from 59 million in 1998 to 250 million by 2003 is based on several assumptions, including that:

    - all devices using the Internet for email will also be using the Web;

    - by 2003, one-third of commercial business Web users will be purchasing via the Web; and

    - e-commerce will rapidly increase as the Web becomes an accepted vehicle for volume business-to-business purchases.

    Forrester Research's estimate that business-to-business e-commerce will increase from $43 billion in 1998 to $1.3 trillion in 2003, is based on several assumptions, including that:

    - the business trade in hard goods conducted over the Internet will rise dramatically;

    - technology vendors and service providers will continue to shift priorities to support Internet commerce;

    - buyers will continue to press their suppliers to offer frequently purchased goods over the Internet;

    - suppliers will continue to incentivize buyers not to use high-cost channels like phone and fax; and


    - three industries--aerospace, utilities and motor vehicles--will increase Internet sales.


    International Data Corporation's estimate that corporate spending on Internet software will increase from $1.7 billion in 1998 to $13.6 billion in 2002, is based on several assumptions, including that:

    - the reengineering of business processes that span departmental functions will continue through the millennium; and

    - organizations will use Web-enabled analytical applications to control expenses and find new business opportunities.


    If any of these assumptions is incorrect, actual results may differ from the projections based on those assumptions. The applications and Internet related markets may not grow at rates projected by Forrester Research or International Data Corporation. The failure of these markets to grow at projected rates may seriously harm our business and may cause the price of our common stock to decline.


        RISKS RELATED TO THIS OFFERING AND OWNERSHIP OF OUR COMMON STOCK

THE MARKET PRICE OF OUR COMMON STOCK MAY BE VOLATILE, WHICH COULD RESULT IN SUBSTANTIAL LOSSES FOR INVESTORS PURCHASING SHARES IN THIS OFFERING.

    Prior to this offering, you could not buy or sell our common stock publicly. An active public market for our common stock may not develop or be sustained after this offering. We will negotiate and determine the initial public offering price with the representatives of the underwriters based on several factors. This price may vary from the market price of our common stock after this offering. You may be unable to sell your shares of common stock at or above the initial offering price. The market price of our common stock may fluctuate significantly in response to the following factors, some of which are beyond our control:

    - general fluctuations in stock market prices and volume, which are particularly common among highly volatile securities of software and Internet-based companies like ours;

    - variations in our quarterly operating results;

    - changes in securities analysts' estimates of our financial performance;

    - changes in market valuations of similar companies;

    - announcements by us or our competitors of significant products, contracts, acquisitions or strategic partnerships; and

    - additions or departures of key personnel.


BECAUSE WE ARE AN INTERNET-RELATED COMPANY, WE ARE MORE LIKELY TO BE THE SUBJECT OF SECURITIES CLASS ACTION LITIGATION DUE TO FUTURE STOCK PRICE VOLATILITY.


    The stock market in general, and market prices for Internet-related companies like ours in particular, recently have experienced extreme volatility that often has been unrelated to the operating performance of the underlying companies. These broad market and industry fluctuations may adversely affect the market price of our common stock, regardless of our operating performance. Recently, when the market price of a stock has been volatile, holders of that stock have often instituted securities class action litigation against the company that issued the stock. If any of our stockholders brought a lawsuit against us, we could incur substantial costs defending the lawsuit. The lawsuit could also divert the time and attention of our management.

FUTURE SALES OF COMMON STOCK BY OUR EXISTING SHAREHOLDERS COULD CAUSE OUR STOCK PRICE TO FALL.


    The market price of our common stock could decline as a result of market sales of the 18,250,052 shares of common stock that will be held by our existing stockholders after this offering, or the perception that these sales could occur. These sales might also make it more difficult for us to sell equity securities at a time and price that we deem appropriate.



OUR DIRECTORS AND MANAGEMENT WILL COLLECTIVELY CONTROL OVER 44% OF OUR OUTSTANDING COMMON STOCK.



    After this offering, our directors and executive officers and their affiliates will collectively control approximately 44.4% of our outstanding common stock. As a result, these stockholders, if they act together, will be able to influence our management and affairs and all matters requiring stockholder approval, including the election of directors and approval of significant corporate transactions. This concentration of ownership may have the effect of delaying or preventing a change in control of our company and might affect the market price of our common stock.


OUR CORPORATE DOCUMENTS AND DELAWARE LAW MAKE A TAKEOVER OF OUR COMPANY MORE DIFFICULT, WHICH MAY LIMIT THE MARKET PRICE OF OUR COMMON STOCK.

    Our charter and by-laws and Section 203 of the Delaware General Corporation Laws contain provisions that might enable our management to resist a takeover of our company. These provisions might discourage, delay or prevent a change in the control of Centra or a change in our management. These provisions could also discourage proxy contests and make it more difficult for you and other stockholders to elect directors and take other corporate actions. The existence of these provisions could limit the price that investors might be willing to pay in the future for shares of our common stock.


WE MAY USE A SUBSTANTIAL PORTION OF OUR PROCEEDS FROM THIS OFFERING IN WAYS WITH WHICH YOU MAY NOT AGREE.



    We have not identified specific uses for approximately $22 million of our estimated proceeds from this offering, and our specific intentions regarding the allocated proceeds are uncertain and subject to change. Therefore, we will have broad discretion in how we use the proceeds of this offering. You will not have the opportunity to evaluate the economic, financial or other information on which we base our decisions on how to use our proceeds.


OUR HOLDERS OF SERIES A AND SERIES B PREFERRED STOCK WILL RECEIVE A SUBSTANTIAL BENEFIT FROM THIS OFFERING.


    Pursuant to the terms of our charter, the holders of our series A and series B preferred stock will receive an aggregate payment of $6.5 million from us upon the closing of this offering. In addition, all of the series A and series B preferred stock will convert into 3,824,235 shares of common stock.


INVESTORS IN THIS OFFERING WILL PAY A MUCH HIGHER PRICE THAN THE BOOK VALUE OF OUR COMMON STOCK.


    The initial public offering price of our common stock is $7.21 higher than the book value per share of our common stock, based on an assumed public offering price of $9.00. As a result, investors purchasing common stock in this offering will incur immediate and substantial dilution. In the past, we issued options to acquire common stock at prices significantly below the initial public offering price. To the extent these outstanding options are ultimately exercised, there will be further dilution to investors.

                                USE OF PROCEEDS


    We estimate that the net proceeds from our sale of the 5,000,000 shares of common stock offered by us will be $40.5 million, based on an assumed public offering price of $9.00 per share and after deducting estimated underwriting discounts and commissions and estimated offering expenses that we will pay.


    We intend to pay $6.5 million of our net proceeds to entities and persons who hold series A and series B preferred stock immediately before the completion of this offering. Under the provisions of our certificate of incorporation, this amount, which equals 150% of the original purchase price paid for the series A and series B preferred stock, will be payable as a result of the completion of this offering. The series A and series B preferred stock, along with our other outstanding series of preferred stock, will convert into common stock automatically upon the completion of this offering.


    We will use our remaining net proceeds for working capital and other general corporate purposes, including sales and marketing expenses and capital expenditures. We have not yet determined with any certainty the manner in which we will allocate the net proceeds, but we currently intend to use approximately $10 million of the net proceeds to expand our sales and marketing capabilities and approximately $2 million for capital expenditures. The amounts and timing of these expenditures will vary depending on a number of factors, including the amount of cash generated by our operations, competitive and technological developments, and the rate of growth, if any, of our business. We have no current plans for the remaining proceeds.



    We may use a portion of the net proceeds for acquisitions of businesses, products and technologies complementary to our business. Although we have evaluated possible acquisitions, from time to time, we currently have no commitments or agreements to make any acquisitions and we cannot assure you that we will make any acquisitions in the future. Pending the foregoing uses, we intend to invest the net proceeds in U.S. government securities and other short-term, investment-grade, interest-bearing instruments, repurchase agreements or high-grade corporate notes.


                                DIVIDEND POLICY

    We have never declared or paid any cash dividends on shares of our capital stock. We currently intend to retain earnings, if any, to fund the development and growth of our business and do not anticipate paying cash dividends in the foreseeable future. Our payment of any future dividends will be at the discretion of our board of directors after taking into account various factors, including our financial condition, operating results, cash needs and growth plans. Our credit facility contains restrictive covenants that prohibit us from paying cash dividends or making stock repurchases or redemptions without the prior written consent of the lender bank.

                                 CAPITALIZATION


    The following table sets forth our capitalization as of December 31, 1999:



    - on an actual basis;



    - on a pro forma basis to reflect (a) the conversion of all of our outstanding preferred stock into common stock upon completion of this offering, (b) an increase in the book value of the series A and series B preferred stock to reflect amounts payable to holders upon conversion,
      (c) the accrual of amounts payable to the holders of series A and series B preferred stock, and (d) amendments to our certificate of incorporation effective upon completion of this offering; and


    - on a pro forma as adjusted basis to reflect (a) our sale of 5,000,000 shares of common stock at an assumed public offering price of $9.00 per share and after deducting estimated underwriting discounts and commissions and estimated offering expenses that we will pay and (b) the payment of $6.5 million of our net proceeds to the holders of the series A and series B preferred stock as described in "Use of Proceeds."

    This table should be read together with the consolidated financial statements and related notes appearing elsewhere in this prospectus.


                                                                      DECEMBER 31, 1999
                                                              ----------------------------------
                                                                                      PRO FORMA
                                                               ACTUAL    PRO FORMA   AS ADJUSTED
                                                              --------   ---------   -----------
                                                              (IN THOUSANDS, EXCEPT SHARE DATA)
Amounts payable to series A and series B preferred            $     --   $  6,480      $     --
  stockholders..............................................
                                                              ========   ========      ========
Term loan, net of current maturities........................       376        376           376
                                                              --------   --------      --------
Redeemable convertible preferred stock, $0.001 par value;
  9,164,490 shares authorized and issued, actual; no shares
  authorized and issued, pro forma and pro forma as
  adjusted..................................................    32,480         --            --
                                                              --------   --------      --------
Stockholders' equity (deficit):
  Preferred stock, $0.001 par value; no shares authorized,
    actual; 10,000,000 shares authorized, pro forma and pro
    forma as adjusted; no shares issued.....................        --         --            --
  Common stock, $0.001 par value; 25,000,000 shares
    authorized, actual; 100,000,000 shares authorized, pro
    forma and pro forma as adjusted; 5,164,923 shares
    issued, actual; 18,911,658 shares issued, pro forma;
    23,911,658 shares issued, pro forma as adjusted.........         5         19            24
  Additional paid-in capital................................     3,770     30,406        70,877
  Accumulated deficit.......................................   (26,536)   (27,186)      (27,186)
  Deferred compensation.....................................    (1,986)    (1,986)       (1,986)
  Less--treasury stock, at cost; 661,606 shares actual, pro
    forma and pro forma as adjusted.........................       (40)       (40)          (40)
                                                              --------   --------      --------
    Total stockholders' equity (deficit)....................   (24,787)     1,213        41,689
                                                              --------   --------      --------
      Total capitalization..................................  $  8,069   $  1,589      $ 42,065
                                                              ========   ========      ========

                                    DILUTION


    Our pro forma net tangible book value as of December 31, 1999 was approximately $1.0 million, or $0.05 per share of common stock. Pro forma net tangible book value per share is determined by dividing (a) the amount of our total tangible assets less our total liabilities, including $6.5 million payable to the holders of series A and series B preferred stock, by (b) the pro forma number of shares of common stock outstanding after giving effect to the conversion of our preferred stock into common stock. After giving effect to our sale of 5,000,000 shares of common stock at an assumed public offering price of $9.00 per share and after deducting estimated underwriting discounts and commissions and estimated offering expenses payable by us, our adjusted pro forma net tangible book value as of December 31, 1999 would have been $41.7 million, or $1.79 per share. This amount represents an immediate increase in pro forma net tangible book value to our existing stockholders of $1.74 per share and an immediate dilution to new investors of $7.21 per share. The following table illustrates this per share dilution:



Assumed public offering price per share.....................          $9.00
  Pro forma net tangible book value per share as of December
    31, 1999................................................  $0.05
  Increase per share attributable to new investors..........   1.74
                                                              -----
Adjusted pro forma net tangible book value per share after
  this offering.............................................           1.79
                                                                      -----
Dilution per share to new investors.........................          $7.21
                                                                      =====



    If the underwriters exercise their option to purchase additional shares in this offering, our adjusted pro forma net tangible book value at December 31, 1999 would have been $48.0 million, or $1.99 per share, representing an immediate increase in pro forma net tangible book value to our existing stockholders of $1.94 per share and an immediate dilution to new investors of $7.01 per share.



    The following table summarizes as of December 31, 1999, on a pro forma basis after giving effect to the conversion of our preferred stock, the number of shares of common stock purchased from us, the total consideration paid to us and the average price per share paid by our existing stockholders and by new investors, based upon an assumed public offering price of $9.00 per share and before deducting estimated underwriting discounts and commissions and estimated offering expenses payable by us.



                                                  SHARES                   TOTAL
                                                 PURCHASED             CONSIDERATION
                                           ---------------------   ----------------------        AVERAGE PRICE
                                             NUMBER     PERCENT      AMOUNT      PERCENT           PER SHARE
                                           ----------   --------   -----------   --------   -----------------------
Existing stockholders....................  18,250,052     78.5%    $31,511,000     41.2%    $                  1.73
New investors............................   5,000,000     21.5      45,000,000     58.8                        9.00
                                           ----------    -----     -----------    -----
  Total..................................  23,250,052    100.0%    $76,511,000    100.0%
                                           ==========    =====     ===========    =====



    The preceding discussion and tables assume no exercise of any stock options outstanding as of December 31, 1999. As of December 31, 1999, there were options outstanding to purchase a total of 1,377,413 shares of common stock. Those options had a weighted average exercise price of $1.48 per share. To the extent any of these options are exercised, there will be further dilution to new investors.

                      SELECTED CONSOLIDATED FINANCIAL DATA


    The selected consolidated financial data set forth below should be read in conjunction with our consolidated financial statements and related notes and "Management's Discussion and Analysis of Financial Condition and Results of Operations" appearing elsewhere in this prospectus. The consolidated statement of operations data for the years ended December 31, 1997, 1998 and 1999 and the consolidated balance sheet data as of December 31, 1998 and 1999 are derived from financial statements audited by Arthur Andersen LLP and included elsewhere in this prospectus. The consolidated statement of operations data for the period from our inception, April 4, 1995, to December 31, 1995 and for the year ended December 31, 1996 and the consolidated balance sheet data as of December 31, 1995, 1996 and 1997 are derived from audited financial statements not included in this prospectus. Historical results are not necessarily indicative of operating results to be expected in the future.



                                                                 PERIOD FROM
                                                                  INCEPTION
                                                               (APRIL 4, 1995)            YEAR ENDED DECEMBER 31,
                                                               TO DECEMBER 31,   -----------------------------------------
                                                                    1995           1996       1997       1998       1999
                                                               ---------------   --------   --------   --------   --------
                                                                          (IN THOUSANDS, EXCEPT PER SHARE DATA)
CONSOLIDATED STATEMENT OF OPERATIONS DATA:
Revenues:
  License...................................................           --             --    $   234    $ 3,356    $ 7,017
  Service...................................................           --             --         55        870      1,578
                                                                   ------        -------    -------    -------    -------
    Total revenues..........................................           --             --        289      4,226      8,595
                                                                   ------        -------    -------    -------    -------
Cost of revenues:
  License...................................................           --             --         75        185        173
  Service...................................................           --             --        130        919      1,543
                                                                   ------        -------    -------    -------    -------
    Total cost of revenues..................................           --             --        205      1,104      1,716
                                                                   ------        -------    -------    -------    -------
Gross profit................................................           --             --         84      3,122      6,879
                                                                   ------        -------    -------    -------    -------
Operating expenses:
  Sales and marketing.......................................       $   94        $   607      2,465      5,066      8,040
  Product development.......................................          411          1,564      3,042      3,078      4,594
  General and administrative................................          141            463        983      1,442      2,440
  Compensation charge for issuance of stock options.........           --             --         --         --        736
                                                                   ------        -------    -------    -------    -------
    Total operating expenses................................          646          2,634      6,490      9,586     15,810
                                                                   ------        -------    -------    -------    -------
Operating loss..............................................         (646)        (2,634)    (6,406)    (6,464)    (8,931)
Interest income, net........................................           32             65         35        211        308
                                                                   ------        -------    -------    -------    -------
Net loss....................................................         (614)        (2,569)    (6,371)    (6,253)    (8,623)
Accretion of discount on preferred stock....................           85            373        506        506        507
                                                                   ------        -------    -------    -------    -------
Net loss attributable to common stockholders................       $ (699)       $(2,942)   $(6,877)   $(6,759)   $(9,130)
                                                                   ======        =======    =======    =======    =======
Basic and diluted net loss per share........................       $(0.45)       $ (0.75)   $ (1.33)   $ (1.16)   $ (1.39)
                                                                   ======        =======    =======    =======    =======
Weighted average shares outstanding.........................        1,561          3,935      5,156      5,845      6,588
                                                                   ======        =======    =======    =======    =======
Pro forma basic and diluted net loss per share..............                                                      $ (0.64)
                                                                                                                  =======
Pro forma weighted average shares outstanding...............                                                       15,281
                                                                                                                  =======



                                                                                   DECEMBER 31,
                                                               ----------------------------------------------------
                                                                 1995       1996       1997       1998       1999
                                                               --------   --------   --------   --------   --------
                                                                                  (IN THOUSANDS)
CONSOLIDATED BALANCE SHEET DATA:
Cash, cash equivalents and short-term investments...........    $  514     $  964    $ 8,079    $  1,979   $  7,878
Working capital.............................................       396        681      7,241       1,541      5,828
Total assets................................................       676      1,503      9,238       4,753     13,296
Term loan, net of current maturities........................        48         55        158         530        376
Redeemable convertible preferred stock......................     1,105      4,240     17,992      18,498     32,480
Total stockholders' equity (deficit)........................       438        828     (9,977)    (16,672)   (24,787)

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS


    THE FOLLOWING DISCUSSION AND ANALYSIS OF OUR FINANCIAL CONDITION AND RESULTS OF OPERATIONS SHOULD BE READ TOGETHER WITH "SELECTED CONSOLIDATED FINANCIAL DATA" AND OUR CONSOLIDATED FINANCIAL STATEMENTS AND RELATED NOTES APPEARING ELSEWHERE IN THIS PROSPECTUS. THIS DISCUSSION AND ANALYSIS CONTAINS FORWARD-LOOKING STATEMENTS THAT INVOLVE RISKS, UNCERTAINTIES AND ASSUMPTIONS. THE ACTUAL RESULTS MAY DIFFER MATERIALLY FROM THOSE ANTICIPATED IN THESE FORWARD-LOOKING STATEMENTS AS A RESULT OF MANY FACTORS, INCLUDING THOSE SET FORTH UNDER "RISK FACTORS" AND ELSEWHERE IN THIS PROSPECTUS.

OVERVIEW


    We design, develop and support software and services for live eBusiness collaboration. From our incorporation in April 1995 through June 1997, we were in the development stage. In July 1997, we began commercial shipment of the initial version of our software product. In April 1999, we significantly expanded the functionality of this product and introduced the enhanced version under the name Centra 99. In October 1999, we announced the introduction of our Web collaboration service, CentraNow, and the Centra Business Collaboration Network.



    Through December 31, 1999, our revenues were derived from licenses of our software products, from related maintenance, and from the delivery of implementation consulting, training and hosting services. We price licenses of Centra 99 on a rental or purchase basis under a variety of licensing models, including named-user licenses, concurrent-user licenses, time-limited licenses and revenue-sharing. Customers who license Centra 99 typically purchase renewable maintenance contracts that provide software upgrades and technical support over a stated term, usually a twelve-month period. Maintenance is priced as a percentage of our license fees. We also offer implementation consulting, training and education services to our customers on a time-and-materials basis. In August 1999, we began providing hosting services for customers on a temporary basis under hosting agreements, with terms ranging from six to twelve months, to outsource the administration and infrastructure necessary to operate Centra 99. The hosting fees include a set-up fee and monthly service fees, in addition to license fees for the software. While CentraNow currently is a free service, we intend to offer priced services with expanded functionality on CentraNow in the future.


    We recognize our software license revenues in accordance with AICPA Statement of Position 97-2, "Software Revenue Recognition," and related amendments and interpretations contained in the AICPA's Statement of Position 98-4. We generally recognize revenues allocated to software licenses upon delivery of the software products, when all of the following conditions have been met:

    - we have signed a non-cancelable license agreement with the customer;

    - the license fee is fixed or determinable; and

    - the license fee is collectible.

    Because substantially all of our software license agreements include related services, these agreements are multiple-element arrangements. We allocate the fees in multiple-element arrangements based on vendor-specific objective evidence of value for each element. Delivery of the software generally is deemed to occur upon shipment of the software. In situations where we provide application hosting services, delivery of the software occurs upon initiation of the hosting service. Revenues from maintenance and hosting services are recognized ratably over the related contractual period. Revenues allocable to implementation, consulting and training services are recognized as services are performed.

    We record as deferred revenues any billed amounts due from customers in excess of revenues recognized.


    We sell our products and services primarily through a direct sales force and through relationships with distributors and other strategic partners. We have established European sales operations based in the United Kingdom and have a master distributor in Japan. Revenues from international sales were

$503,000 for 1999, or 6% of total revenues. We intend to continue to build our international presence and anticipate that the percentage of revenues derived from outside the United States will increase.


    Our cost of license revenues includes royalties due to third parties for technology included in our products, as well as costs of product documentation, media used to deliver our products and fulfillment. Our cost of service revenues includes (a) salaries and related expenses for our consulting, education and technical support services organizations, (b) an overhead allocation consisting primarily of our facilities, communications and depreciation expenses, and
(c) direct costs related to our hosting services.

    Our operating expenses are classified into four general categories: sales and marketing, product development, general and administrative, and compensation charge for issuance of stock options.

    - Sales and marketing expenses consist primarily of (a) salaries and other related costs for sales and marketing personnel and (b) costs associated with marketing programs, including trade shows and seminars, public relations activities and new product launches.

    - Product development expenses consist primarily of employee salaries and benefits, fees for outside consultants and related costs associated with the development of new products, the enhancement of existing products, quality assurance, testing and documentation.

    - General and administrative expenses consist primarily of salaries and other related costs for executive, financial, administrative and information technology personnel, as well as accounting and legal costs.

    - Compensation charge for issuance of stock options represents the amortization, over the vesting period of the option, of the difference between the exercise price of options granted to employees and the deemed fair market value of the options for financial reporting purposes.

    In the development of new products and enhancements of existing products, the technological feasibility of the software is not established until substantially all product development is complete. Historically, our software development costs eligible for capitalization have been insignificant and all costs related to internal product development have been expensed as incurred.


    Our series A and series B preferred stock have participation rights that allow holders to receive a liquidation premium equal to 150% of their original investment upon the redemption, liquidation and automatic conversion of the preferred stock into common stock. For financial reporting purposes, we discounted the value of series A and series B preferred stock by the value of these participating rights. We have been increasing the carrying value of the series A and series B preferred stock for the liquidation premium and participation discount through charges to stockholders' deficit over the redemption period. This increase is also reflected in the accretion of discount on preferred stock in our statement of operations. Upon the automatic conversion of the series A and series B preferred stock into common stock at the completion of this offering, any unamortized liquidation premium and participation discount on the series A and series B preferred stock will be accreted. The unamortized liquidation premium and participation discount on the series A and series B preferred stock as of December 31, 1999 totalled $650,000. This accretion will have a significant adverse impact on net income (loss) attributable to common stockholders and basic and diluted net income (loss) per share in the period in which the conversion occurs.



    We have experienced substantial losses in each fiscal period since our inception. As of December 31, 1999, we had an accumulated deficit of $26.5 million. These losses and our accumulated deficit have resulted from our lack of substantial revenues, as well as the significant costs incurred in the development of our products and services and in the preliminary establishment of our infrastructure. We expect to increase our expenditures in all areas in order to execute our business plan, particularly in sales and marketing. The planned increase in sales and marketing expense will result principally from the hiring of additional sales force personnel to focus on major account sales and from marketing programs to increase brand awareness. Accordingly, we expect to experience additional losses for the foreseeable future.


    Although we have experienced revenue growth in recent periods, our recent rate of revenue growth may not be sustainable. We may not be able to continue to increase our revenues or to attain profitability and, if we do achieve profitability, we may not be able to sustain profitability for any period. We believe that period-to-period comparisons of our historical operating results may not be meaningful, and you should not rely upon them as an indication of our future financial performance.

RESULTS OF OPERATIONS


    The following table sets forth operating data expressed as percentages of total revenues for each period indicated.



                                                                           YEAR ENDED
                                                                          DECEMBER 31,
                                                              ------------------------------------
                                                                1997          1998          1999
                                                              --------      --------      --------
CONSOLIDATED STATEMENT OF OPERATIONS DATA:
Revenues:
  License...................................................       81%          79%           82%
  Service...................................................       19           21            18
                                                               ------         ----          ----
    Total revenues..........................................      100          100           100
                                                               ------         ----          ----
Cost of revenues:
  License...................................................       26            4             2
  Service...................................................       45           22            18
                                                               ------         ----          ----
    Total cost of revenues..................................       71           26            20
                                                               ------         ----          ----
Gross margin................................................       29           74            80
                                                               ------         ----          ----
Operating expenses:
  Sales and marketing.......................................      853          120            94
  Product development.......................................    1,053           73            53
  General and administrative................................      340           34            28
  Compensation charge for issuance of stock options.........       --           --             9
                                                               ------         ----          ----
    Total operating expenses................................    2,246          227           184
                                                               ------         ----          ----
Operating loss..............................................   (2,217)        (153)         (104)
Interest income, net........................................       12            5             3
                                                               ------         ----          ----
Net loss....................................................   (2,205)%       (148)%        (101)%
                                                               ======         ====          ====



COMPARISON OF 1999 AND 1998



    REVENUES. Total revenues increased by $4.4 million, or 103%, to $8.6 million for 1999, from $4.2 million for 1998. The increase was attributable to an increase in our customer base resulting in substantial growth in license and service revenues.



    - License revenues increased by $3.7 million, or 109%, to $7.0 million for 1999, from $3.4 million for 1998. The increase was attributable to the expansion of our sales force, increased sales productivity due to the addition of new sales management personnel, expanded sales to our existing customer base, and an increase in the average selling prices of software licenses resulting from the introduction and release of Centra 99 in April 1999.



    - Service revenues increased by $708,000, or 81%, to $1.6 million for 1999, from $870,000 for 1998. The increase related primarily to an increase in maintenance support contracts and consulting services sold to new customers. Service revenues represented 18% of total revenues for 1999 and 21% of total revenues for 1998.



    COST OF LICENSE REVENUES. Cost of license revenues decreased by $12,000, or 6%, to $173,000 for 1999, from $185,000 for 1998. Cost of license revenues was 2% of license revenues for 1999 and 4% of license revenues for 1998. The decrease was attributable to a decrease in royalty obligations to third parties resulting from our purchase in 1999 of technology that we previously licensed. We anticipate that cost of license revenues will increase in the future in absolute dollars due to additional customers licensing our products and the licensing of additional technologies from third parties.



    COST OF SERVICE REVENUES. Cost of service revenues increased by $624,000, or 68%, to $1.5 million for 1999, from $919,000 for 1998. The increase was due primarily to an increase in the number of technical support, consulting and education personnel providing services to our customers. Cost of service revenues was 98% of service revenues for 1999 and 106% of service revenues for 1998. The decrease as a percentage of service revenues was due primarily to the growth in service revenues resulting from a larger installed customer base. We anticipate that the cost of service revenues will continue to increase in absolute dollars to the extent that we continue to generate new customers and associated license and service revenues. Cost of service revenues as a percentage of service revenues can be expected to vary significantly from period to period depending on the mix of services that we provide and overall utilization rates of our service personnel.



    SALES AND MARKETING EXPENSES. Sales and marketing expenses increased by $3.0 million, or 59%, to $8.0 million for 1999, from $5.1 million for 1998. The increase was primarily attributable to an increase in the number of direct sales, telemarketing and sales management employees. To a lesser extent, the increase was related to an increase in marketing programs, including trade shows, and advertising and public relations related to product launch activities. Sales and marketing expenses were 94% of total revenues for 1999 and 120% of total revenues for 1998. The decrease as a percentage of total revenues was due primarily to the increase in total revenues. We expect that sales and marketing expenses will continue to increase in absolute dollars to support marketing programs for new product launches, international expansion and increased sales efforts.



    PRODUCT DEVELOPMENT EXPENSES. Product development expenses increased by $1.5 million, or 49%, to $4.6 million for 1999, from $3.1 million for 1998. The increase primarily resulted from salaries associated with newly hired product development personnel, increased fees for outside consultants and, to a lesser extent, the purchase of certain source code. Product development expenses were 53% of total revenues for 1999 and 73% of total revenues for 1998. The decrease as a percentage of total revenues was due primarily to the increase in total revenues. We believe that continued investment in product development is critical to attaining our strategic objectives, and, as a result, we expect product development expenses will continue to increase in absolute dollars as additional product development personnel are added.



    GENERAL AND ADMINISTRATIVE EXPENSES. General and administrative expenses increased by $1.0 million, or 69%, to $2.4 million for 1999, from $1.4 million for 1998. The increase primarily resulted from salaries associated with newly hired personnel and related operational costs required to manage our growth. General and administrative expenses were 28% of total revenues for 1999 and 34% of total revenues for 1998. The decrease as a percentage of total revenues was due primarily to the increase in total revenues. We expect that general and administrative expenses will continue to increase in absolute dollars, as we continue to add personnel to support our expanding operations, incur additional costs related to the growth of our business, and assume the responsibilities and the costs associated with becoming a public company.



    COMPENSATION CHARGE FOR ISSUANCE OF STOCK OPTIONS. We incurred a charge of $736,000 for 1999 related to the issuance of stock options to employees and non-employees during 1999. These options vest over periods up to five years, which will result in additional compensation expense of approximately $2.0 million for periods ending subsequent to December 31, 1999. If all options vest in accordance with the original terms, we expect to incur charges of $444,000 in 2000, $444,000 in 2001, $444,000 in 2002, $444,000 in
2003 and $209,000 in 2004.



    INTEREST INCOME, NET. Interest income, net increased by $97,000, or 46%, to $308,000 for 1999, from $211,000 for 1998. The increase resulted from a higher average cash balance for 1999 compared to 1998 due to the receipt of proceeds from our sale of equity securities in April 1999.



    NET LOSS. Net loss increased by $2.3 million, or 38%, to $8.6 million for 1999, from $6.3 million for 1998. The increase was due to increased operating expenses, partially offset by increased revenues.



COMPARISON OF 1998 AND 1997



    REVENUES. Total revenues increased by $3.9 million to $4.2 million for 1998, from $289,000 for 1997, due to the release of our initial product in July 1997 and increased acceptance of our products. Bay Networks, which was subsequently acquired by Nortel Networks, accounted for 11% of total revenues for 1998.



    - License revenues increased by $3.1 million to $3.4 million for 1998, from $234,000 for 1997. The increase in license revenues reflected a full year of sales in 1998, the release of a new product version in October 1997 and the expansion of the direct sales force in 1998. License revenues represented 79% of total revenues for 1998 and 81% of total revenues for 1997.



    - Service revenues increased by $815,000 to $870,000 for 1998, from $55,000 for 1997. The increase related primarily to an increase in maintenance support contracts and consulting services sold to new customers. Service revenues represented 21% of total revenues for 1998 and 19% of total revenues for 1997.



    COST OF LICENSE REVENUES. Cost of license revenues increased by $110,000, or 147%, to $185,000 for 1998, from $75,000 for 1997. The increase was attributable to increases in license revenues and third-party royalties. Cost of license revenues was 6% of license revenues for 1998 and 32% of license revenues for 1997. The improvement in margins for license revenues was related primarily to the increase in license revenues.



    COST OF SERVICE REVENUES. Cost of service revenues increased by $789,000 to $919,000 for 1998, from $130,000 for 1997. The increase was principally a result of an increase in the number of service personnel, as well as a full year of service costs in 1998. Cost of service revenues was 106% of service revenues for 1998 and 236% of service revenues for 1997. During 1997 and 1998, we realized negative margins on service revenues as we increased the number of our service employees in anticipation of a larger customer base.



    SALES AND MARKETING EXPENSES. Sales and marketing expenses increased by $2.6 million, or 106%, to $5.1 million for 1998, from $2.5 million for 1997. The increase was due to increases in sales and marketing personnel and marketing program expenditures.



    PRODUCT DEVELOPMENT EXPENSES. Product development expenses increased by $36,000, or 1%, to $3.1 million for 1998, from $3.0 million for 1997.



    GENERAL AND ADMINISTRATIVE EXPENSES. General and administrative expenses increased by $459,000, or 47%, to $1.4 million for 1998, from $983,000 for 1997.
The increase was primarily due to salaries associated with an increase in the number of general and administrative employees.



    INTEREST INCOME, NET. Interest income, net increased by $176,000 to $211,000 for 1998, from $35,000 for 1997. The increase resulted from an increase in average cash balances in 1998 compared to 1997 due to the receipt of proceeds from our sale of equity securities in December 1997.

    NET LOSS. Net loss decreased by $118,000, or 2%, to $6.3 million for 1998, from $6.4 million for 1997. The decrease in 1998 was due to a full year of revenues in 1998, partially offset by increased operating expenses.


QUARTERLY RESULTS OF OPERATIONS


    The following table presents our unaudited quarterly results of operations for 1998 and 1999 both in absolute dollars and as a percentage of our total revenues for each quarter. You should read the following table in conjunction with our consolidated financial statements and related notes appearing elsewhere in this prospectus. We have prepared this unaudited information on a basis consistent with the audited consolidated financial statements contained in this prospectus and includes all adjustments, consisting only of normal recurring adjustments, that we consider necessary for a fair presentation of our financial position and operating results for the quarters presented. You should not draw any conclusions about our future results from the results of operations for any quarter.



                                                                        THREE MONTHS ENDED
                                  -----------------------------------------------------------------------------------------------
                                  MAR. 31,    JUNE 30,    SEPT. 30,    DEC. 31,    MAR. 31,    JUNE 30,    SEPT. 30,    DEC. 31,
                                    1998        1998         1998        1998        1999        1999         1999        1999
                                  ---------   ---------   ----------   ---------   ---------   ---------   ----------   ---------
                                                                          (IN THOUSANDS)
CONSOLIDATED STATEMENT OF
  OPERATIONS DATA:
Revenues:
  License.......................   $   645     $   674      $   798     $ 1,239     $   686     $ 1,503      $ 2,345     $ 2,483
  Service.......................       169         228          202         271         340         337          371         530
                                   -------     -------      -------     -------     -------     -------      -------     -------
    Total revenues..............       814         902        1,000       1,510       1,026       1,840        2,716       3,013
                                   -------     -------      -------     -------     -------     -------      -------     -------
Cost of revenues:
  License.......................        35          43           42          65          36          55           47          35
  Service.......................       178         265          241         235         327         320          411         485
                                   -------     -------      -------     -------     -------     -------      -------     -------
    Total cost of revenues......       213         308          283         300         363         375          458         520
                                   -------     -------      -------     -------     -------     -------      -------     -------
Gross profit....................       601         594          717       1,210         663       1,465        2,258       2,493
                                   -------     -------      -------     -------     -------     -------      -------     -------
Operating expenses:
  Sales and marketing...........     1,270       1,123        1,141       1,532       1,356       1,861        2,001       2,822
  Product development...........       629         715          691       1,043       1,122       1,041          975       1,456
  General and administrative....       343         389          332         378         417         492          635         896
  Compensation charge for
    issuance of stock options...        --          --           --          --          21         103          112         500
                                   -------     -------      -------     -------     -------     -------      -------     -------
    Total operating expenses....     2,242       2,227        2,164       2,953       2,916       3,497        3,723       5,674
                                   -------     -------      -------     -------     -------     -------      -------     -------
Operating loss..................    (1,641)     (1,633)      (1,447)     (1,743)     (2,253)     (2,032)      (1,465)     (3,181)
Interest income, net............        93          57           43          18           5          80          126          97
                                   -------     -------      -------     -------     -------     -------      -------     -------
Net loss........................    (1,548)     (1,576)      (1,404)     (1,725)     (2,248)     (1,952)      (1,339)     (3,084)
Accretion of discount on
  preferred stock...............       127         127          126         126         127         127          126         127
                                   -------     -------      -------     -------     -------     -------      -------     -------
Net loss attributable to common
  stockholders..................   $(1,675)    $(1,703)     $(1,530)    $(1,851)    $(2,375)    $(2,079)     $(1,465)    $(3,211)
                                   =======     =======      =======     =======     =======     =======      =======     =======

                                                                        THREE MONTHS ENDED
                                  -----------------------------------------------------------------------------------------------
                                  MAR. 31,    JUNE 30,    SEPT. 30,    DEC. 31,    MAR. 31,    JUNE 30,    SEPT. 30,    DEC. 31,
                                    1998        1998         1998        1998        1999        1999         1999        1999
                                  ---------   ---------   ----------   ---------   ---------   ---------   ----------   ---------
                                                                (AS PERCENTAGES OF TOTAL REVENUES)
CONSOLIDATED STATEMENT OF
  OPERATIONS DATA:
Revenues:
  License.......................      79%         75%          80%         82%         67%         82%          86%         82%
  Service.......................      21          25           20          18          33          18           14          18
                                    ----        ----         ----        ----        ----        ----          ---        ----
    Total revenues..............     100         100          100         100         100         100          100         100
                                    ----        ----         ----        ----        ----        ----          ---        ----
Cost of revenues:
  License.......................       4           5            4           4           3           3            2           1
  Service.......................      22          29           24          16          32          17           15          16
                                    ----        ----         ----        ----        ----        ----          ---        ----
    Total cost of revenues......      26          34           28          20          35          20           17          17
                                    ----        ----         ----        ----        ----        ----          ---        ----
Gross margin....................      74          66           72          80          65          80           83          83
                                    ----        ----         ----        ----        ----        ----          ---        ----
Operating expenses:
  Sales and marketing...........     156         125          114         101         132         101           74          94
  Product development...........      77          79           69          69         109          57           36          48
  General and administrative....      42          43           33          25          41          27           23          30
  Compensation charge for
    issuance of stock options...      --          --           --          --           2           5            4          16
                                    ----        ----         ----        ----        ----        ----          ---        ----
    Total operating expenses....     275         247          216         195         284         190          137         188
                                    ----        ----         ----        ----        ----        ----          ---        ----
Operating loss..................    (201)       (181)        (144)       (115)       (219)       (110)         (54)       (105)
Interest income, net............      11           6            4           1          --           4            5           3
                                    ----        ----         ----        ----        ----        ----          ---        ----
Net loss........................    (190)       (175)        (140)       (114)       (219)       (106)         (49)       (102)
Accretion of discount on
  preferred stock...............      16          14           13           8          12           7            5           4
                                    ----        ----         ----        ----        ----        ----          ---        ----
Net loss attributable to common
  stockholders..................    (206)%      (189)%       (153)%      (122)%      (231)%      (113)%        (54)%      (106)%
                                    ====        ====         ====        ====        ====        ====          ===        ====


    Our total revenues have increased each period except for a decrease for the three months ended March 31, 1999, which resulted from decreased sales productivity related to our replacement of a senior sales executive. These increases have primarily been due to increased acceptance of our products, the expansion of our sales force and increased service revenues as our installed customer base has grown. Total cost of revenues also have generally increased in absolute dollars over the periods presented due to increased royalty costs and an increase in the number of customer support personnel. A significant portion of our revenues has been generated from a limited number of customers, and it is difficult to predict the timing of future orders and shipment to these and other customers. We anticipate that our operating results in any given period will continue to depend to a significant extent upon sales to a small number of customers.

    Operating expenses have experienced significant variations from quarter to quarter primarily as the result of the timing and number of additions of personnel and related compensation costs for sales and marketing, product development and general and administrative expenses. In addition, variations in sales and marketing are also related to the timing, number and significance of specific marketing activities, such as trade shows, product launches and other promotional activities. Operating expenses will continue to increase as we grow our infrastructure to support our expanding operations.

    A variety of factors, many of which are outside of our control, may affect our quarterly operating results. These factors include:

    - the evolution of the market for live eBusiness collaboration solutions;

    - market acceptance of our products and services;

    - our success and timing in developing and introducing new products and enhancements to existing products;

    - the introduction of products and services by our competitors;

    - changes in pricing policies by us or our competitors;

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
    - the length of our sales cycle;

    - changes in customer buying patterns; and

    - market entry by new competitors.

    Our quarterly operating results have varied widely in the past, and we expect that they will continue to fluctuate in the future as a result of a number of factors, many of which are outside our control. Our limited operating history and the undeveloped nature of the market for live eBusiness collaboration solutions make predicting future revenues difficult. Our expense levels are based, in part, on expectations regarding future revenue increases, and to a large extent, such expenses are fixed, particularly in the short term. There can be no assurance that our expectations regarding future revenues are accurate. Moreover, we may be unable to adjust spending in a timely manner to compensate for any unexpected revenue shortfall. Accordingly, any significant shortfall in revenues in relation to our expectations would likely cause significant increases in our net losses for that period.

    Due to the foregoing factors, our operating results are difficult to forecast. We believe that period-to-period comparisons of our operating results are not meaningful, and you should not rely on them as indicative of our future performance. You should also evaluate our prospects in light of the risks, expenses and difficulties commonly encountered by comparable early-stage companies in new and rapidly emerging markets. We cannot assure you that we will successfully address the risks and challenges that face us. In addition, although we have experienced significant revenue growth recently, we cannot assure you that our revenues will continue to grow or that we will become or remain profitable in the future.

LIQUIDITY AND CAPITAL RESOURCES


    Since our inception, we have financed our operations primarily through private sales of equity securities, resulting in net proceeds of $31.5 million through December 31, 1999. To a lesser extent, we have financed our operations with equipment financing through a line of credit and term loan arrangements with Silicon Valley Bank.



    As of December 31, 1999, we had cash and cash equivalents totaling
$7.9 million, an increase from $2.0 million of cash and cash equivalents held as of December 31, 1998. This increase primarily resulted from our sale of equity securities in April 1999, which provided net proceeds of $13.4 million, reduced by cash used to fund operations and investing activities for 1999.



    Our operating activities resulted in a net cash outflow of $6.4 million for 1999, primarily due to operating losses, as well as increases in account receivables, prepaid expenses and other assets partially offset by increases in depreciation and amortization and deferred revenue. Our operating activities resulted in net cash outflows of $5.5 million for 1997 and $6.5 million for 1998. The operating cash outflows primarily resulted from operating losses and increases in accounts receivable, partially offset by increases in accounts payable, accrued expenses and deferred revenues.



    Our investing activities resulted in a net cash outflow of $1.3 million for 1999, due to purchases of property and equipment. Our investing activities resulted in net cash outflows of $774,000 for 1997 and $191,000 for 1998. Our investing activities principally consist of purchases of property and equipment.



    Our financing activities resulted in a net cash inflow of $13.6 million for 1999, primarily due to our sale of equity securities in April 1999. Our financing activities resulted in net cash inflows of $13.3 million for 1997 and $632,000 for 1998. Our financing activities principally consist of sales of equity securities and the issuance and repayment of bank loans.



    As of December 31, 1999, under an equipment term loan line of credit, we had outstanding loans of $663,000, which bear interest at the rate of 9.5% per year. Principal payments are due in 36 equal monthly installments through September 30, 2002, and all borrowings are secured by substantially all of our assets. We had a $750,000 bank revolving line of credit that expired on December 30, 1999.

    We have received a commitment letter from the bank for a $2.0 million revolving line of credit. The revolving line of credit will bear interest at the prime rate plus 0.50% with availability based on eligible accounts receivable, as defined. We also received a commitment letter from the bank for a $2.0 million equipment line of credit, of which $1.0 million is available through June 30, 2000 and the remaining $1.0 million will be available thereafter. The equipment line of credit will bear interest at the prime rate plus 1.0%. All borrowings will be converted into 36 month term loans.



    Capital expenditures totalled $543,000 for 1997, $472,000 for 1998 and $1.3 million for 1999. Our capital expenditures consisted of purchases of operating resources to manage our operations, including computer hardware and software, office furniture and equipment and leasehold improvements. Purchases of computer equipment represent the largest component of our capital expenditures. We expect capital expenditures to increase for the foreseeable future as we increase our number of employees, increase the size of our operating facilities, and improve and expand our information systems. Since inception, we have generally funded capital expenditures either through the use of working capital or with equipment bank loans.



    As of December 31, 1999, we had net operating loss carryforwards of $22.8 million and research and development credit carryforwards of $394,000. The net operating loss and credit carryforwards will expire at various dates, beginning in 2000, if not used. Under the provisions of the Internal Revenue Code, substantial changes in our ownership may limit the amount of net operating loss carryforwards that could be utilized annually in the future to offset taxable income. A full valuation allowance has been established in our financial statements to reflect the uncertainty of our ability to use available tax loss carryforwards and other deferred tax assets.


    We expect to experience significant growth in our operating expenses, particularly product development and sales and marketing expenses, for the foreseeable future in order to execute our business plan. As a result, we anticipate that such operating expenses, as well as planned capital expenditures, international sales expansion and the launch of our Web-based service will constitute a material use of our cash resources. A portion of our net proceeds from this offering may be used to fund the expansion of our sales and marketing capabilities and capital expenditures, as described in "Use of Proceeds." We also may utilize cash resources to fund acquisitions of, or investments in, complementary businesses, technologies or product lines. We believe that the net proceeds from the sale of common stock in this offering, together with our existing cash and cash equivalents, will be sufficient to finance our operations through at least the next 12 months. Thereafter, we may find it necessary to obtain additional equity or debt financing. If additional financing is needed, there can be no assurance that such financing will be available to us on commercially reasonable terms, if at all.

IMPACT OF THE YEAR 2000 ISSUE

    Many currently installed computer systems and software products are unable to distinguish between twentieth and twenty-first century dates because those systems and products were developed using two digits rather than four to determine the applicable year. This error could result in system failures or miscalculations causing disruptions of operations, including, among other things, a temporary inability to process transactions, send invoices or engage in similar normal business activities. As a result, many companies' software and computer systems may need to be upgraded or replaced to comply with such "Year 2000" requirements.

    STATE OF READINESS OF OUR OPERATIONS. Our business is dependent on the operation of numerous systems that could potentially be affected by Year 2000-related problems. Those systems include, among others:

    - the software products we sell to customers;

    - hardware and software systems used by us in our operations;

    - communication networks such as our client/server network, the Internet and our corporate intranet;

    - the hardware and software systems of our customers and suppliers; and

    - non-information technology systems and services, such as utilities, telephone systems and building systems.

    We have conducted an assessment of the potential overall impact of the Year 2000 on our operations. To date, we have identified and tested the material systems used in our business that may be affected by the Year 2000 and we have not identified any non-compliant systems used in our operations.

    READINESS OF OUR PRODUCTS. Based on a third-party review of the use of dates within our products, each of the current versions of our products was found to be Year 2000 compliant when used in accordance with the related documentation, subject to the Year 2000 compliance of the underlying host machine and any other software used in connection with our products.

    RISKS. Although we have not been party to any litigation or arbitration proceedings to date involving our products or services related to Year 2000 compliance issues, we may in the future be required to defend our products or services in such proceedings, or to negotiate resolutions of claims based on Year 2000 issues. The costs of defending and resolving Year 2000-related disputes, regardless of the merits of such disputes, and any liability for Year 2000 related damages, including consequential damages, could have a material adverse effect on our business, operating results and financial condition.

    CONTINGENCY PLAN. To date, we have not encountered any material Year 2000 problems with the hardware and software systems we use in our operations. However, we could experience material adverse effects on our business if we fail to identify all Year 2000 dependencies in our systems and in the systems of our suppliers, customers and financial institutions. We have completed a contingency plan for handling Year 2000 problems that are not detected and corrected prior to their occurrence. Despite our efforts, we may not identify and remediate all significant Year 2000 problems on a timely basis, remediation efforts may involve significant time and expense, and unremediated problems may have a material adverse effect on our business. We do not plan to assess the specific Year 2000 compliance of external forces such as utility and transportation systems or Year 2000 compliance failures that might generally affect industry and commerce. Any Year 2000 failure of this type, or any other significant unforeseen Year 2000 failure may force us to halt or significantly curtail our operations for an indeterminate period.


    COSTS. To date, we have not incurred any material costs directly associated with our Year 2000 compliance efforts, except for compensation expense associated with our salaried employees who have devoted some of their time to our Year 2000 assessment and remediation efforts and the costs of a third party hired by us to test our products and internal systems for Year 2000 problems. We do not expect the total cost of Year 2000 problems to be material to our business, operating results and financial condition. Costs associated with Year 2000 issues totalled less than $50,000 through December 31, 1999. We anticipate that we will spend less than $50,000 in future costs associated with our Year 2000 readiness.


RECENT ACCOUNTING PRONOUNCEMENTS


    In June 1999, Financial Accounting Standards Board ("FASB") issued SFAS
No. 137, ACCOUNTING FOR DERIVATIVE INSTRUMENTS AND HEDGING ACTIVITIES-DEFERRAL OF THE EFFECTIVE DATE OF FASB STATEMENT NO. 133, which defers the effective date of SFAS No. 133 to all fiscal quarters of all fiscal years beginning after June 15, 2000. SFAS No. 133, ACCOUNTING FOR DERIVATIVE INSTRUMENTS AND HEDGING ACTIVITIES, issued in June 1998, establishes accounting and reporting standards for derivative instruments, including certain derivative instruments embedded in other contracts, and hedging activities. It requires an entity to recognize all derivatives as either assets or liabilities in the statement of financial position and measure those instruments at fair value. We do not expect adoption of this statement to have a significant impact on our consolidated financial position or operating results.


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
    In December 1998, the AICPA issued Statement of Position 98-9, "Modification of SOP 97-2, Software Revenue Recognition, With Respect to Certain Transactions." SOP 98-9 requires use of the residual method of recognition of revenues when vendor-specific objective evidence exists for undelivered elements but does not exist for delivered elements of a software arrangement. We will be required to comply with the provisions of SOP 98-9 for transactions entered into beginning January 1, 2000. We do not expect the adoption of SOP 98-9 will have a material effect on our financial position or operating results.

QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

    We develop products in the United States and sell them worldwide. As a result, our financial results could be affected by factors such as changes in foreign currency exchange rates or weak economic conditions in foreign markets. Since our sales are currently priced in U.S. dollars and translated to local currency amounts, a strengthening of the dollar could make our products less competitive in foreign markets. Interest income and expense are sensitive to changes in the general level of U.S. interest rates, particularly since our investments are in short-term instruments and our long-term debt and available line of credit require interest payments calculated at variable rates. Based on the nature and current levels of our investments and debt, however, we have concluded that there is no material market risk exposure.

    Our general investing policy is to limit the risk of principal loss and ensure the safety of invested funds by limiting market and credit risk. We currently use a registered investment manager to place our investments in highly liquid money market accounts and short-term investments. All highly liquid investments with original maturities of three months or less are considered to be cash equivalents.

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
                                    BUSINESS

OVERVIEW


    We design, develop and support software and services that provide live eBusiness collaboration, enabling the development of stronger customer, partner and employee relationships, collaborative commerce, and corporate learning and training. Our products provide Internet infrastructure for comprehensive live collaboration and include functionalities such as voice over the Internet, software application sharing, real-time data exchange and shared workspaces. Companies can use our products for selling, marketing, services and learning. Our products are reliable and easy to use, and are able to handle many concurrent users. They are designed to integrate with our customers' existing computer systems and emerging Internet technologies. As of December 31, 1999, we had over 170 customers, including Clarke American, Compaq, i2 Technologies, Kraft Foods, MCI WorldCom, Nationwide Mutual Insurance, Nortel Networks, PricewaterhouseCoopers, Schering Plough, University of Tennessee and Viacom. In October 1999, we introduced CentraNow, a Web service for live online business collaboration, as well as the Centra Business Collaboration Network or Centra BCN, a global online business network that enables content and service providers and users to conduct business-to-business interactions over the Web.


INDUSTRY BACKGROUND

    The Internet is experiencing dramatic growth, both in the number of users and as a means of conducting business. International Data Corporation estimates that the number of Web users in commercial businesses will increase from 59 million in 1998 to 250 million by 2003. According to Forrester Research, business-to-business e-commerce will increase from $43 billion in 1998 to $1.3 trillion in 2003. As e-commerce and the number of online constituents grows, companies are making substantial investments in the development of the software infrastructure necessary to take advantage of the power and accessibility of the Internet. International Data Corporation also estimates that corporate spending on Internet software will increase from $1.7 billion in 1998 to $13.6 billion in 2002.


    To date, companies have focused their Internet infrastructure spending primarily on technologies designed to enhance the efficiency of processing commercial transactions. Companies increasingly seek solutions that complement the transactional processing of e-commerce applications with a live, interactive environment for the exchange of important information with their constituents, including customers, partners and employees. These companies seek to utilize the capabilities of the Internet for business interactions in order to enhance relationships, create revenue-generating opportunities through customer collaboration, use their employee knowledge and expertise more effectively, improve employee productivity and lower operating costs. In order to achieve these goals, companies need collaborative technologies that enable the sharing of business-critical information across geographically distributed enterprises. These technologies must support the numerous ways in which people collaborate, including one-to-one customer and sales interactions, one-to-many seminar and presentation events and many-to-many learning and interactive teamwork sessions.


    In order to develop and maintain strong business relationships, companies historically have relied on in-person meetings and traditional business collaboration technologies, such as the telephone and videoconferencing. To support in-person meetings, companies incur significant costs resulting from lost productivity and from employee travel. More importantly, the time and expense required for in-person collaboration limit a company's ability to deliver the frequent and spontaneous real-time interactions that are necessary to strengthen customer and partner relationships and to improve employee productivity. While the telephone offers broad accessibility and live interaction, it supports only voice communication and lacks support for other critical elements of effective business collaboration, such as shared workspaces and the ability to share control of, and access to, software applications.

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
Videoconferencing provides real-time video and voice communication, but it is expensive and generally limited to specifically configured corporate sites.

    The Internet provides a new medium for live collaboration between a company and its constituents. However, most existing Internet-based solutions, including text chat, instant messaging and screen sharing, address only discrete live collaboration needs and are not integrated with each other around a common user interface or back-end management system. As a result, these products do not support the broad range of live interaction required by business professionals for effective live collaboration, and they are not suitable for organizations seeking to simplify their information technology systems around corporate standards.

    To maximize the return on their investments in Internet infrastructure and harness the power and accessibility of the Internet for conducting business interactions, companies require a solution that can integrate voice communication, conferencing, content sharing and group interaction, which collectively enable live online business, or eBusiness, collaboration. A live eBusiness collaboration solution must support a broad range of group interactions in a variety of business contexts through one consistent and easy-to-use interface. The solution must allow customers, partners and employees to interact from any location, regardless of whether they are on a corporate network or dialing-in from home or on the road. Finally, an effective live eBusiness collaboration solution must have a reliable and scalable management environment that can grow to support and integrate with e-commerce Web sites, enterprise computer systems and emerging Web technologies.

OUR SOLUTION


    We are a leading provider of solutions for live eBusiness collaboration that enable the development of stronger business relationships, collaborative commerce, and corporate learning and training. Our solution consists of three elements: Centra 99, a Web-based enterprise-class software application; CentraNow, a Web collaboration service; and Centra BCN, our online network of members and users. Centra 99 is an enterprise software application that improves business performance and flexibility by enabling live collaboration to support internal and external business processes. CentraNow provides a live collaboration service for business professionals and their teams through our Web site. Centra BCN is a global eBusiness network that enables content and service providers and users to conduct business-to-business interactions over the Web.


    We believe our live eBusiness collaboration solution provides the following benefits:

    COMPREHENSIVE AND ACCESSIBLE. We offer a comprehensive live collaboration solution, including voice communication over the Internet, or voice-over-IP, software application sharing, real-time data exchange and shared workspaces. Our graphical user interface is easy to use. Our solution is scalable and facilitates a broad range of business interactions, including one-to-one, one-to-many, and many-to-many collaborations. With the capabilities to perform well under low-bandwidth constraints and to reach participants through corporate firewalls, our solution enables access by remote users with 28.8 Kbps modem connections and by external customers and partners.

    STRENGTHENED CUSTOMER AND PARTNER RELATIONSHIPS. As a result of our solution's highly interactive capabilities and the ease with which people can convene online using our products, companies can develop stronger business relationships and loyalty through frequent personal interaction and information sharing. These capabilities also provide companies with the ability to strengthen existing and develop new customer relationships in order to increase revenues and customer loyalty.

    IMPROVED UTILIZATION OF INTELLECTUAL CAPITAL. Within most companies, a limited number of people possess a disproportionate amount of the organization's collective "knowledge" or intellectual capital. Our solution enables these companies to utilize these important individuals more efficiently and effectively. With our solution, experts are no longer limited to interacting in a particular geographic area or constrained by the need to travel. Companies gain opportunities for wider, more frequent and more cost-effective delivery of knowledge in support of business processes such as sales, services, marketing, product development and training.

    ENHANCED DISTRIBUTION AND MARKETABILITY OF CONTENT AND SERVICES. Our solution offers content and service providers a versatile distribution system for the interactive marketing and delivery of revenue-generating content and services. For example, content providers and companies offering knowledge-based services can use our solution to efficiently access potential customers worldwide. Centra BCN members can leverage the live eBusiness collaboration capabilities of our solution for the marketing and support of their content and service offerings.

    ENHANCED PRODUCTIVITY AND SIGNIFICANT COST REDUCTIONS. Our solution enables companies to increase the productivity of their employees while dramatically reducing travel, facilities and telecommunications costs. By providing a comprehensive collaboration solution, we enable companies to communicate with their constituents without the financial and personnel costs associated with business travel or video or audio conferencing.

OUR STRATEGY

    Our goal is to be the leading provider of products and services for live eBusiness collaboration. Key elements of our strategy to achieve this goal include:

    INCREASE BASE OF WEB-BASED COLLABORATION USERS. We believe that the dynamics of live eBusiness collaboration will fuel user adoption of our solution. As our solution is deployed by more organizations, online collaboration users will invite increasing numbers of customers, partners and other external users to participate through our CentraNow Web service, which will, over time, increase awareness of the value of Centra 99's live collaboration capabilities. We intend to capitalize on this network effect of Web-based collaboration to expand our base of users and increase the value of our products and services.

    INCREASE ADOPTION OF OUR SOLUTION BY OUR CUSTOMER BASE. We believe that our existing customers will be a significant source of revenues as they implement our products across their organizations. We have licensed our products to over 150 customers, many of whom initially implemented our products within specific departments or for identified business processes, such as sales, services, marketing and training. As customers continue to use our live eBusiness collaboration products, we believe they will seek to implement our products and use our services across additional departments and business processes throughout the extended enterprise. In addition, as live eBusiness collaboration becomes increasingly critical to our customers' business processes, we expect that they will seek to extend the reach of our solution to their customers and partners using CentraNow and Centra BCN.

    CONTINUE TO EXPAND THE COMMUNITY OF CENTRA BCN MEMBERS. We intend to facilitate the adoption of Centra BCN by strengthening our relationships with Web destinations, as well as providers of eBusiness applications and professional consulting and training services. Our network members Ariba and Rosenbluth International enhance their service offerings with the collaborative capabilities of CentraNow. We are working with our members to increase the content and services available to network users and to expand our customer base. As we add new members to Centra BCN, we believe the value of the network will increase for all users.


    ENHANCE OUR COLLABORATION TECHNOLOGY. We believe, based on our awareness of competitive products, that our technology enables us to offer the most complete solution for live eBusiness collaboration. Our voice-over-IP conferencing technology and open and scalable systems architecture were developed to meet companies' demands for a live collaboration solution with broad reach that can be easily integrated with their existing computer systems. We have invested over four years in the development of the collaborative technologies that provide the foundation for Centra 99 and CentraNow. We intend to continue to devote significant resources to the development of new and innovative products and services for live eBusiness collaboration based on our proven systems architecture.



    DEVELOP MARKETING RELATIONSHIPS. We are seeking to develop marketing relationships with other companies to take advantage of the market opportunity for live eBusiness collaboration. We have already entered into agreements with companies such as DA Consulting Group, Deloitte Consulting and PricewaterhouseCoopers to integrate our products and services into their offerings. These relationships increase market awareness of our products and services and create alternative distribution channels. We intend to enter into marketing relationships with additional companies in the Web application and professional services markets.


    EXPAND INTERNATIONAL OPERATIONS. We believe that international customers represent a significant opportunity for our products and services. We have established European sales operations based in the United Kingdom and have engaged Macnica to serve as our master distributor in Japan. We intend to continue to increase our global presence by expanding our worldwide field sales and services organization and by entering into relationships with distributors.

PRODUCTS AND SERVICES

    Our live eBusiness collaboration products and services enable Web-based interaction with customers, partners and employees in a variety of business contexts. Unlike other ways people may collaborate, our solution enables groups of people to assemble, communicate, interact, share content and work together in real-time over intranets, extranets and the Internet. Our solution integrates voice conferencing, real-time data exchange and an easy-to-use user interface delivered through a Web browser. We incorporate a broad range of content by providing interfaces to enterprise application systems, information repositories and common file formats like Microsoft PowerPoint. In addition, we operate a network that supports online business-to-business collaboration.


    Our solution consists of three elements: Centra 99, a Web-based enterprise-class software application; CentraNow, a Web collaboration service; and Centra BCN, our online network of content and service providers and users. Centra 99 and related services accounted for all of our revenues in 1999. Our products and services create a mutually reinforcing dynamic, designed to accelerate usage of our products and services by individual users and content and service providers seeking to collaborate. This dynamic actively enables and encourages our users to expose other potential users to the value of our products and services.

    As illustrated below, our three user interfaces--CentraNow, Centra Symposium and Centra Conference--are accessible over the Internet. For Centra 99, the management server contains rules to manage an interaction, and the collaboration servers support collaboration functionalities such as voice-over-IP, real-time data exchange and shared workspaces. The CentraNow Web service is managed by a dedicated server, and additional servers may be added to deliver content and services for Centra BCN members. For Centra 99, toolkits and open application programming interfaces, or APIs, enable easy integration with e-commerce, knowledge management and enterprise software applications. Our products and services are based upon a technological foundation employing Internet standards and Microsoft platform technologies.

    [Description of diagram

    Three screens, labeled "CentraNow," "Centra Symposium" and "Centra Conference," appear across top of diagram. Each of the three screens is connected to a "cloud" shape, labeled "The Internet," appearing below the screens. The cloud is connected to eight icons: (1) three icons, all labeled "Centra BCN Member Channels," and an additional icon labeled "CentraNow Management Server" rest on a circle labeled "Centra Business Collaboration Network" and (2) three icons, all labeled "Centra Collaboration Servers," and an additional icon labeled "Centra Management Server" rest on a circle labeled "Centra 99." The two circles rest on a square labeled "Toolkits & Open API's," which has the subheadings "e-Commerce," "Knowledge Management" and "Enterprise Applications." The square rests on two rectangles. One rectangle is labeled "Microsoft Platform," which has the subheadings "Windows OS," "SQL Server" and "Microsoft Exchange." The other rectangle is labeled "Internet Standards," which has the subheadings "JAVA," "XML," "HTTP/HTML" and "LDAP Directory Services."]

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
CENTRA 99

    Centra 99 is a Web-based enterprise software application designed to enable live eBusiness collaboration over intranets, extranets or the Internet. Centra 99 can support and manage the business interactions of large numbers of users. Centra 99 provides collaboration capabilities that support a broad range of business functions, such as sales, customer support, marketing and services. For a description of several customer applications of Centra 99, see "--Customer Case Studies."

    Key capabilities of Centra 99 include:

    USER INTERFACE. Centra 99 supports three application-specific user interfaces that are intuitive and consistent. These include Centra Conference, which is designed for one-to-one selling and large-scale Web presentations; Centra Symposium, which is appropriate for highly interactive events such as hands-on classes, workshops, coaching and teamwork; and CentraNow, which is designed for spontaneous meetings and can be easily accessed through Centra 99.

    STRUCTURE. Centra 99 uses our proprietary software, Choreography, to apply structure and control to live eBusiness collaboration and group interaction. This capability provides a more effective means of orchestrating interaction between people and content than is typically possible in traditional live business collaboration.

    UNIFIED MANAGEMENT SYSTEM. Centra 99 provides a unified management system that enables companies to centrally manage multiple collaboration servers, large numbers of users, system content, and multiple live and recorded business collaborations.

    MAXIMUM REACH. Centra 99 has been designed to enable users to participate in live events without requiring any change to their computer hardware or network. Centra 99 enables access by users ranging from mobile professionals using laptop PCs connected via low-speed 28.8 Kbps modems to corporate users behind secure network firewalls.

    VOICE-OVER-IP. Centra 99 supports voice communication over the Internet as an integral part of the collaborative experience. The synchronization of voice and content into one unified communication protocol enhances the quality of the user experience and enables users to participate in Centra-supported events over a single network connection. Finally, because voice-over-IP uses the Internet, users avoid supplemental telephone and conference call charges.

    EVENT RECORDING AND PLAYBACK. Centra Symposium events can be recorded in full fidelity, including audio, software application sharing and user interactions, for later playback. This feature enables customers to capture knowledge and publish recorded events for future playback and reuse.

    MICROSOFT PLATFORM INTEGRATION. We offer a version of Centra 99 that integrates with Microsoft Backoffice. This solution enables organizations to leverage their investments in Microsoft Office, Microsoft SQL Server database technology and the Microsoft Exchange messaging platform. This integration offers users enhanced functionality for live eBusiness collaboration and has increased the attractiveness of Centra 99 to organizations that have standardized on Microsoft technology.

    FLEXIBLE, SCALABLE, EXTENSIBLE AND OPEN SYSTEMS ARCHITECTURE. Centra 99 is designed to permit the addition of distributed collaboration servers for increased capacity. This architecture provides customers with a high degree of flexibility to increase system capacity and optimize network traffic across distributed organizations. Centra 99 also supports open, published APIs and Internet standards for integration with other existing computer systems and eBusiness systems.

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
CENTRANOW WEB SERVICE

    Based upon Centra 99 technology, CentraNow extends the benefits of live eBusiness collaboration to individual business professionals. In order to promote user traffic and familiarity with the benefits of live eBusiness collaboration, CentraNow offers registered users a free collaboration service for up to five participants. We intend to extend CentraNow with priced services offerings and expanded functionality in 2000.

    Key capabilities of CentraNow include:

    SELF-SERVICE MODEL. CentraNow is an easy-to-use Web service that enables individuals to schedule a meeting, invite participants by e-mail, and lead a collaborative session without technical assistance or pre-installed software. Live technical support is available, if needed, to aid new users.

    CONTENT-RICH COLLABORATIVE EXPERIENCE. Participants in CentraNow sessions can share Microsoft PowerPoint presentations and live software applications with other participants. Participants can collaboratively mark-up and discuss content, as well as respond electronically to questions and surveys.

    VOICE-OVER-IP. Voice communication among all participants over the Internet is a standard feature of CentraNow and enhances the live collaboration experience.

CENTRA BUSINESS COLLABORATION NETWORK

    The Centra Business Collaboration Network, or Centra BCN, is a Web-based service for content and service providers, including Centra 99 users. The online network enables content aggregation and distribution and live event hosting. Centra BCN enables content and service providers to add live collaboration and business interaction to their offerings, while increasing the value of our service for other businesses and business professionals by providing compelling collaborative content and events.

    Network users will be able to collaborate with other people regarding content provided by our network members. Each network member will have a channel on the network dedicated to their collaborative content and events. As more content is aggregated on Centra BCN, we expect to attract more users. A larger user base will create a global pool of qualified customers for both members and network users. Finally, by exposing large business communities to the value of live eBusiness collaboration through the network, we will increase awareness and promote the attractiveness of Centra 99 and CentraNow.

PROFESSIONAL SERVICES


    We offer comprehensive customer assistance programs, including support services, education and consulting. Our services organization consisted of 17 employees as of December 31, 1999.


    CONSULTING. We offer a wide range of professional consulting services to customers to facilitate the efficient and cost-effective use of our products and services. Our consulting group is responsible for the deployment and implementation of our products. Services include installation, deployment and implementation, development support and education.

    EDUCATION. We provide education programs to assist presenters, content developers, event managers, systems administrators, help-desk support professionals, implementation specialists and other professionals in the use of our products and services. We offer a comprehensive series of online classes using Centra 99 to provide knowledge and skills to successfully deploy, use and maintain our products and services. These courses focus on the technical aspects of our products, as well as business issues and processes related to live eBusiness collaboration.

    SUPPORT. Our standard maintenance agreement gives customers access to new software releases and related technical support. Our support team helps resolve technical inquiries and is available over the Web and by telephone, e-mail and fax. This group is also responsible for maintaining technical information on our products.

PRICING

    Centra 99 is sold as a Web-based enterprise software product on a rental or purchase basis. Revenues are derived from server software licenses, user licenses and software maintenance. A variety of licensing models are used to support the business needs of different types of customers. These licensing models include named-user licenses, concurrent-user licenses, time-limited licenses and revenue-sharing. In addition, we offer our customers hosting services to outsource the administration of their live eBusiness collaboration operations. Hosting customers pay a set-up fee and monthly services fees in addition to license fees for the purchased software. The CentraNow Web service is currently a free service for registered users. In 2000, we intend to introduce priced services. We typically provide our professional services on a time-and-materials basis. Prices for Centra 99 start at $25,000 and increase based upon both the number of system users and the level of use.

TECHNOLOGY

    Our live collaboration technology supports a wide range of business collaboration events and is designed to deliver high performance and scalability. The Centra 99 collaboration server software can be deployed on a single Microsoft Windows NT server and is designed to operate without any special hardware or network technologies. The system was designed to scale, as customer usage requires, by adding additional collaboration servers.

    We use a broad range of technologies to meet end-user requirements, such as supporting business contexts ranging from one-on-one meetings to large seminars and presentations, end-user reach across the enterprise and the Internet, and easy client deployability. These technologies include Java, C++, JavaScript, Visual Basic, HTML and XML languages, widely utilized network protocols, leading directory services such as Lightweight Directory Access Protocol or LDAP, and Microsoft Internet Explorer and Netscape Navigator Web browsers. The use of Java as the primary development language has enabled our development of browser-based user interfaces that reduce the memory space required on a user's hard drive and are available on demand without prior download or installation.

    Our collaboration technology supports network connections as low as 28.8 Kbps and supports user access through corporate network firewalls and Web proxy servers. The technology was designed to provide high reliability and performance over low-bandwidth private and public networks. Because all data streams are combined into a single network connection, our sophisticated connection manager, known as Adaptive Connectivity, can choose the most reliable method of connecting a user to a live collaborative event.

    A core feature of our technology is voice-over-IP, which provides reliable and high-quality delivery of audio among all participants. Our voice-over-IP technology has a unique set of features, including compression, visual feedback to both speakers and listeners, silence elimination, and timely synchronization with multimedia content and shared software applications.

CUSTOMERS


    We have targeted and will continue to target Global 2000 companies and other large organizations in a broad range of industries. The following is a partial list of our customers:


ENTERPRISE SOFTWARE
Ariba
The Baan Company
i2 Technologies
Manugistics
Open Text
Oracle
The Vantive Corporation
Wall Data

COMPUTERS
Compaq
Data General
Exabyte
Hitachi Data Systems
Sequent

NETWORKING/COMMUNICATIONS
Ascend Communications
Juniper Networks
NEC America
Nortel Networks
Novell

TELECOMMUNICATIONS
Allegiance Telecom
Ameritech Mobile
  Communications
AT&T
Bell Canada
MCI WorldCom
Mitel
PSInet
USInternetworking

ENTERTAINMENT AND INFORMATION
Viacom

BROKERAGE AND BANKING
Advanta Mortgage
Advest
American Fidelity Group

INSURANCE
Applied Systems
CCC Information Services
Consumer Insurance Services of
  America
Independent Insurance
  Agents of America
Nationwide Mutual Insurance
The Standard Insurance

CONSUMER GOODS
Federated Department Stores
Kraft Foods
Sony

PHARMACEUTICAL AND HEALTHCARE
DuPont Pharma Medical
  Imaging
Merck
Schering Plough
Shared Medical Systems

INTERNET LEARNING
Health Learning Systems
Kaplan Educational Centers
Ziff-Davis Education

CONSULTING AND SERVICES
Automatic Data Processing
  (ADP)
Advanced Manufacturing
  Research
DA Consulting Group
First Consulting Group
Mastech
PricewaterhouseCoopers
Science Applications
  International Corporation
  (SAIC)

MANUFACTURING
Armstrong World Industries
Clarke American
Marshall Industries
O.C. Tanner
Office Furniture USA

GOVERNMENT
Canadian Department of
  Agriculture
United States Army

HIGHER EDUCATION
James Madison University
North Carolina A&T
University of Tennessee

    Bay Networks, which was subsequently acquired by Nortel Networks, accounted for 11% of our total revenues in 1998.

CUSTOMER CASE STUDIES


    The case studies detailed below are included to illustrate typical customer uses of Centra 99. They are not intended to represent our most significant sales in terms of revenues.


    i2 TECHNOLOGIES

    i2 Technologies is a leading provider of software solutions for intelligent eBusiness and supply chain management.

    In 1998, i2 undertook an initiative to increase the frequency and effectiveness of communication between 40 of its satellite offices and its project teams, as well as to provide a vehicle for improved

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
communication with customers. i2 required a technology solution that would keep field personnel up to speed on new projects and marketing initiatives, allow i2 to demonstrate products away from its headquarters, and give i2 the ability to provide customer training in an effective, timely and cost-effective way using the Internet. This solution needed to be able to reach both internal and external audiences.

    In 1999, i2 deployed Centra 99. Centra 99's application-sharing capabilities enabled i2 to host product roll-outs at headquarters and simultaneously demonstrate the new features of a product. Centra 99 allowed i2 employees, customers and partners to participate in a wide range of events, including one-to-one and team sales coaching, product introductions, virtual sales calls and online sales meetings. Centra 99 also allowed i2 to leverage industry experts for virtual events and cost-efficient lead generation activities. In 2000, i2 plans to use Centra 99 to augment its traditional classroom training for customers and channel partners with enterprise application support and certification, customer and partner education, and update training.

    CLARKE AMERICAN

    Clarke American is a large specialty printer of financial institution checks in the United States. In 1997, Clarke American began to deploy SAP enterprise resource planning software, a widely deployed business software application. While it initially provided two weeks of product training at its corporate headquarters for existing employees, Clarke American needed a solution for training subsequently hired employees. With more than 20 remote manufacturing facilities, Clarke American could not cost-effectively send an SAP expert on-site each time a new employee was hired or new software was deployed.

    With Centra 99, Clarke American's SAP experts are able to remain at corporate headquarters and to use the corporate intranet and the Internet to deliver live, hands-on SAP training to employees across the country. Centra 99 allowed Clarke American to increase the productivity of its SAP experts, eliminate the costs of on-site training sessions, reduce the time spent by employees in training sessions, and shorten the implementation process.

    During its roll-out of SAP, Clarke American discovered that it could also use Centra 99 to meet the ongoing support requirements of its employees. Consequently, Clarke American uses Centra 99 to support a series of weekly online sessions aimed at developing employee skills.

    UNIVERSITY OF TENNESSEE

    The University of Tennessee offers a program that allows physicians from across the United States to earn executive MBA degrees over the Internet. While business expertise is increasingly important in healthcare, many physicians are unable to interrupt their clinical practices to undertake a business education program. The University's College of Business Administration has developed a 12-month Physician Executive MBA program that combines innovative delivery tools with a flexible schedule.

    In 1997, the University selected Centra 99 as the collaborative solution to provide the virtual classroom that supports the entire Physician Executive MBA program. The University chose Centra 99 because it provided an opportunity to leverage the Internet for new sources of revenue by extending curriculum to new audiences, regardless of location.

    By leveraging the capabilities of Centra 99, the University has been able to make the Physician Executive MBA program accessible to a broader group of physicians. Physicians need to be physically present on campus only for four one-week sessions during the year. The remainder of the classroom training is provided in forty three-hour online sessions, which physicians can access from personal computers at home, at the office or on the road. The University graduated its first class of 20 students from the program in December 1998 and expects to graduate an additional 26 students in December 1999.

SALES AND MARKETING


    We sell Centra 99 through a direct sales force and through other marketing relationships. As of December 31, 1999, our sales organization consisted of 30 sales and pre-sales consulting professionals located in nine domestic locations and an office in the United Kingdom. Our direct sales force focuses on selling Centra 99 to Global 2000 companies and other large organizations. We utilize sales teams consisting of both sales and technical professionals who work directly with potential customers to provide proposals, demonstrations and presentations designed to meet the specific needs of each customer.


    We also sell Centra 99 indirectly through a relationship with a distributor. We have contracted with Macnica to serve as our master distributor in Japan. We intend to increase our direct sales force, both domestically and abroad, and to authorize additional distributors and resellers in selected international markets.

    We expect to market our CentraNow Web service and the Centra Business Collaboration Network primarily by engaging established Web destinations and content and service providers to be network members. After we introduce priced CentraNow services in 2000, a sales team will market and sell these services to registered CentraNow users through Web-based marketing and telesales. We expect that our telesales team also will work with our direct sales force to convert subscribers into Centra 99 customers.

    We focus our marketing efforts on creating awareness of our solution among business executives considering enterprise-level live eBusiness collaboration solutions as well as individual users suitable for the CentraNow Web service. We conduct a variety of marketing programs worldwide to educate our target market. We have engaged in marketing activities such as online seminars, direct marketing, Web marketing, trade shows, press and industry analyst relations, and users conferences. The marketing organization works closely with our customers and direct sales organization to capture, organize and prioritize customer feedback to help guide our product development organization.

    We have entered into agreements with eight systems integrators and two training companies to integrate our products and services into their offerings. These relationships increase market awareness of our live eBusiness collaboration solution and assist us with sales lead generation. For example, we have entered into a relationship with PricewaterhouseCoopers that enables them to incorporate Centra 99 into their application deployment methodology. In concert with us, PricewaterhouseCoopers will use Centra 99 to deliver live interactive training, support, implementation and consulting services to their customers that are deploying enterprise applications such as Oracle, Peoplesoft, SAP and Siebel. We have similar relationships with DA Consulting Group, Deloitte Consulting and Global Knowledge Network that provide additional marketing resources, awareness and account access to increase our reach into the marketplace.

PRODUCT DEVELOPMENT

    In July 1997, we began commercial shipment of the initial version of our software product. We have subsequently enhanced the product through several releases. The CentraNow Web service and Centra BCN began operation in October 1999, and we will continue to enhance these services.


    We continue to devote a substantial portion of our resources to developing new products and services, and enhancing our existing products and services. Our product development expenses were $3.0 million in 1997, $3.1 million in 1998 and $4.6 million in 1999. As of December 31, 1999, our product development organization consisted of 38 employees. We believe a technically skilled development organization is critical to our success. We must attract and retain highly qualified employees to further our product development efforts.

COMPETITION

    The market for live eBusiness collaboration solutions is immature, intensely competitive, rapidly evolving and subject to rapid technological change. We expect that the intensity of our competition will increase in the future. Increased competition is likely to result in price reductions, reduced gross margins and loss of market share, any one of which could seriously harm our business. Competitors vary in size and in the scope and breadth of the products and services offered. We encounter competition with respect to different aspects of our collaboration solution from a variety of software and services vendors including Interwise, LearnLinc, the Lotus division of IBM, Placeware and WebEx. Siebel has announced that it is extending its enterprise software application with collaboration features, and other enterprise software vendors, such as Oracle and SAP, may choose to extend their applications with similar features in the future. These collaboration features might make it more difficult for us to sell our products to these vendors' customers. In addition, bigger companies with more resources than we have could enter our market and either reduce our sales or require us to lower our prices, or both.

    Some of our competitors have longer operating histories, significantly greater financial, technical, marketing and other resources than we do. They have significantly greater name recognition and a larger installed base of customers. In addition, many of our competitors have well-established relationships with our current and potential customers. In the past, we have lost potential customers to competitors for various reasons, including lower prices and other incentives not matched by us. In addition, current and potential competitors have established or may establish cooperative relationships among themselves or with third parties to increase the ability of their products to address customer needs. Accordingly, it is possible that new competitors or alliances among competitors may emerge and rapidly acquire significant market share.

    We believe that the principal competitive factors affecting our market include a significant base of reference customers, the breadth and depth of the offered solution, distribution breadth, product quality and reliability, customer and professional services quality, core technology, product features and price. Although we believe that our solution competes favorably with respect to these factors, our market is relatively new and is developing rapidly. We may not be able to maintain our competitive position against current and potential competitors, especially those with significantly greater financial, marketing, service, technical and other resources.

INTELLECTUAL PROPERTY RIGHTS

    We depend on our ability to develop and maintain the proprietary aspects of our technology. To protect our proprietary technology, we rely primarily on a combination of contractual provisions, confidentiality procedures, trade secrets, and patent, copyright and trademark laws.

    We license rather than sell Centra 99 and require our customers to enter into license agreements, which impose restrictions on their ability to utilize the software. In addition, we seek to avoid disclosure of our trade secrets through a number of means, including but not limited to requiring those persons with access to our proprietary information to execute confidentiality agreements with us and restricting access to our source code. We seek to protect our software, documentation and other written materials under trade secret and copyright laws, which afford only limited protection. We cannot be sure that any of our proprietary rights with respect to CentraNow or Centra BCN will be viable or of value in the future since the validity, enforceability and type of protection of proprietary rights in Internet-related industries are uncertain and still evolving.

    We presently have three U.S. patent applications pending. It is possible that no patent will be issued from our patent applications or that the patents that we have applied for, if issued, or any other patents we might obtain in the future, may be successfully challenged. It is also possible that we may not develop proprietary products or technologies that are patentable, that any patent issued to us may not provide us with any competitive advantages, or that the patents of others will materially adversely affect our business, operating results and financial condition.

    We rely on technology that we license from third parties, including software that is integrated with our proprietary software and used in Centra 99 to perform key functions. If we are unable to continue to license any of this software on commercially reasonable terms, we could face delays in releases of our software until equivalent technology can be identified, licensed or developed, and integrated into our current product. These delays could have a material adverse effect on our business, operating results and financial condition.

    Centra is a registered trademark in the United States. We also have filed applications to register the Centra trademark in the European Union and Japan. In addition, we have filed applications to register CentraNow and Adaptive Connectivity as trademarks in the United States.

    Despite our efforts to protect our proprietary rights, unauthorized parties may attempt to copy aspects of our products or to obtain or use information that we regard as proprietary. Policing unauthorized use of our products is difficult, and while we are unable to determine the extent to which piracy of our software products exists, software piracy can be expected to be a persistent problem. In addition, the laws of some foreign countries do not protect our proprietary rights to as great an extent as do the laws of the United States. Our means of protecting our proprietary rights may not be adequate and our competitors may independently develop similar technology, duplicate our products or design around patents issued to us.

    There has been a substantial amount of litigation in the software and Internet industries regarding intellectual property rights. It is possible that in the future third parties may claim that we or our current or potential future products infringe their intellectual property. We expect that software product developers and providers of Internet-related solutions will increasingly be subject to infringement claims as the number of products and competitors in our industry grows and the functionality of products in different industries increasingly overlaps. Furthermore, former employers of our current and future employees may assert that our employees have improperly disclosed confidential or proprietary information to us. Any such claims, with or without merit, could be time-consuming to defend, divert management's attention and resources, result in costly litigation, cause product shipment delays or require us to enter into royalty or licensing agreements which may not be available on terms acceptable to us or at all. In addition, parties making these claims may be able to obtain an injunction, which could prevent us from selling our products in the United States or abroad. A successful infringement claim against us and our failure or inability to license the infringed rights or develop or license technology with comparable functionality could have a material adverse effect on our business, operating results and financial condition.

EMPLOYEES


    As of December 31, 1999, we had a total of 117 employees, including 38 in product development, 38 in sales and marketing, 17 in customer support, professional services and training and 24 in administration and finance. Of these employees, 111 were located in the United States and 6 were located outside the United States. None of our employees is represented by a collective bargaining agreement, nor have we experienced any work stoppage. We consider our relations with our employees to be good.


FACILITIES

    Our headquarters occupy approximately 23,000 square feet in Lexington, Massachusetts, under a lease that expires on August 31, 2001. We have a right to extend the lease until August 31, 2003. These current facilities are expected to meet our needs through March 31, 2000, at which time we intend to expand our facilities by entering into one or more additional leases at our current location or lease space at another location. In addition, we lease sales and service offices in the metropolitan areas of Atlanta, Chicago, London, Philadelphia, San Mateo and Washington, D.C. Each of these offices generally is leased under an agreement with a remaining term of 12 months or less.

LEGAL PROCEEDINGS

    We are not currently subject to any material legal proceedings.

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
                                   MANAGEMENT

EXECUTIVE OFFICERS, DIRECTORS AND KEY EMPLOYEES


    The following table sets forth information with respect to our executive officers, directors and key employees as of December 31, 1999:



NAME                                          AGE                           POSITION
----                                        --------   ---------------------------------------------------
EXECUTIVE OFFICERS AND DIRECTORS
  Leon Navickas...........................  43         Chief Executive Officer and Chairman
  Anthony J. Mark.........................  52         President and Chief Operating Officer
  Stephen A. Johnson......................  44         Chief Financial Officer, Treasurer and Secretary
  Joseph M. Gruttadauria..................  40         Vice President, Professional Services
  Steven N. Lesser........................  43         Vice President, Worldwide Sales
  David Barrett(1)........................  43         Director
  Richard D'Amore(1)......................  46         Director
  Jonathan Flint(1).......................  48         Director

KEY EMPLOYEES
  Michael Hackney.........................  41         Chief Technology Officer
  Lisa LeBlanc............................  34         Vice President, Corporate Marketing
  Michael Tupanjanin......................  39         Vice President, Business Development
  Christopher Reed........................  45         Vice President, Product Marketing
  Lawrence Whittle........................  34         Vice President, European Sales


------------------------


(1) Member of the audit and compensation committees.


    LEON NAVICKAS founded Centra and has served as our Chief Executive Officer and Chairman of the Board since our incorporation in April 1995. He also served as our President from our incorporation until January 1999. From May 1983 until April 1995, Mr. Navickas served as General Manager of Research and Development, Notes Division for Lotus Development Corp.

    ANTHONY J. MARK has served as our President and Chief Operating Officer since January 1999 and as our Chief Operating Officer since October 1997. From March 1997 until October 1997, Mr. Mark served as our Vice President, Product Development. From May 1995 until March 1997, he performed consulting services for a number of private companies. From May 1993 until May 1995, Mr. Mark served as Vice President and General Manager, Broadcast Products Division for Avid Technology, Inc., a software development company.

    STEPHEN A. JOHNSON has served as our Chief Financial Officer since
November 1998. Since June 1999, Mr. Johnson has served as our Chief Financial Officer, as well as Treasurer and Secretary. From May 1997 until November 1998, Mr. Johnson served as our Director of Finance and Administration. From
March 1997 until May 1997, he served as a consultant to Centra. From
October 1991 until March 1997, Mr. Johnson served in a number of positions at Avid Technology, Inc., including Controller from October 1991 until
August 1995; Finance Manager, Desktop Products Division from August 1995 until February 1996; and Director of Finance, Worldwide Field Operations from February 1996 until March 1997.

    JOSEPH M. GRUTTADAURIA has served as our Vice President, Professional Services since March 1997. From March 1996 until March 1997, Mr. Gruttadauria served as the Vice President of Sales and Services and Chief Information Officer for OneWave, Inc., a consulting company. From December 1994 until March 1996, he served as Director, Customer Service for SAP Americas, a software company. From June 1994 until December 1994 Mr. Gruttadauria served as Vice President, Services and Manufacturing for the Softswitch Business Unit of Lotus Development Corp. From December 1989 until June 1994 Mr. Gruttadauria served as Vice President, Service and Manufacturing for Softswitch, Inc. a software development company.

    STEVEN N. LESSER has served as our Vice President, Worldwide Sales since January 1999. From July 1997 to August 1998, Mr. Lesser served as Vice President, North American Sales for Marcam Corporation, a software development company. From March 1993 until July 1997, he served as Vice President, North America Sales for MAPICS Business Group of Marcam Corporation.


    DAVID BARRETT has served as one of our directors since December 1999.
Mr. Barrett has served as a member of our Advisory Group since March 1998. Since February 1998, Mr. Barrett has served in a number of roles at Calico
Commerce, Inc., a provider of software and services that enable customers to sell complex products and services over the Internet, including Executive Vice President, Business Operation from February 1998 to May 1999 and Executive Vice President and Chief Operating Officer from May 1999 to date. From December 1996 until February 1998, Mr. Barrett served as Senior Vice President, Worldwide Sales and Customer Services at Pure Atria/Rational Software Corporation, an enterprise software development automation company. From March 1996 to December 1996, Mr. Barrett served as Vice President, Sales, Marketing and Services at Nets, Inc., an e-commerce company. From July 1994 until March 1996, Mr. Barrett served as Vice President, Field Sales and Services for Lotus Development Corporation.


    RICHARD D'AMORE has served as one of our directors since April 1995. Since March 1994, Mr. D'Amore has been a General Partner of North Bridge Venture Partners, L.P., a venture capital investing firm. Mr. D'Amore also serves as a director of Veeco Instruments, Inc., Silverstream Software, Inc., and Solectron Corporation.


    JONATHAN FLINT has served as one of our directors since April 1995.
Mr. Flint has been a member of Polaris Venture Management Co., LLC, the general partner of Polaris Venture Partners and Polaris Venture Founders' Fund, entities since June 1996. Mr. Flint is also a General Partner of Alta V Management Partners, L.P., the General Partner of Alta V Limited Partnership. Mr. Flint also serves as a director of Allaire Corporation.


    MICHAEL HACKNEY has served as our Chief Technology Officer since
February 1998. From September 1996 until February 1998, he served as our Director of Development. From February 1996 until September 1996, he served as our Senior Architect. From February 1994 until February 1996, Mr. Hackney was a member of Ascom Nexion's technology group. From April 1992 until February 1994, he was also a member of the technology staff at GTE Laboratories.

    LISA LEBLANC has served as our Vice President, Corporate Marketing since October 1999. From August 1996 until October 1999, she served as our Director, Corporate Marketing. From June 1996 until August 1996, Ms. LeBlanc served as Director, Marketing North America and Asia Pacific for Avid Technology, Inc., a software development company. From January 1994 until June 1996, Ms. LeBlanc served as the North American Field Marketing Manager at Avid Technology, Inc.

    MICHAEL TUPANJANIN has served as our Vice President, Business Development since June 1999. From May 1998 until June 1999, Mr. Tupanjanin served as Publishing Director, New Ventures for CMP Media, Inc. From January 1996 until April 1998, he served as Publisher of CMP Media's ChannelWeb.com business unit. From November 1994 until January 1996, Mr. Tupanjanin served as Director of National Accounts for CMP Media, Inc.

    CHRISTOPHER REED has served as our Vice President, Product Marketing since March 1998. From April 1997 until March 1998, he served as Principal of ParaTechnology, Inc., a consulting firm. From August 1996 until April 1997, Mr. Reed served as an independent marketing consultant. From March 1995 until August 1996, he served as Vice President, Marketing for NetSuite
Development, Inc., a software company. From March 1993 until March 1995,
Mr. Reed served as Director, Solutions Marketing for Lotus Development Corporation.

    LAWRENCE WHITTLE has served as our Vice President, European Sales since March 1999. From May 1997 until February 1999, Mr. Whittle served as Vice President, European and Middle East Sales for Marcam Corporation, a software development company. From May 1996 to May 1997 he served as Central European Regional Sales Manager for Marcam Corporation. From October 1994 until May 1996 he served as European Major Accounts Manager for Marcam Corporation.

BOARD COMPOSITION

    Following this offering, the board of directors will be divided into three staggered classes and each of the directors, other than the initial Class I and II directors, will serve a three-year term. Immediately after the completion of this offering:

    - Richard D'Amore will be the sole Class I director and will serve until our annual stockholders' meeting in 2000;

    - David Barrett and Jonathan Flint will be the Class II directors and will serve until our annual stockholders' meeting in 2001; and

    - Leon Navickas will be the sole Class III director and will serve until our annual stockholders' meeting in 2002.

At each annual meeting of stockholders a class of directors will be elected for a three-year term to succeed the directors of the same class whose terms are then expiring.

    Two of our current directors, Richard D'Amore and Jonathan Flint, originally were elected as directors pursuant to provisions of an investors' rights agreement that will terminate upon the completion of this offering.

    Each executive officer serves at the discretion of the board of directors and holds office until his successor is elected and qualified or until his earlier resignation or removal. There are no family relationships among any of our directors and executive officers.

BOARD COMMITTEES


    The board of directors established an audit committee in October 1999. The audit committee consists of David Barrett, Richard D'Amore and Jonathan Flint. The audit committee reviews our internal accounting procedures, evaluates our audit and control functions, and reviews the results and scope of the audit and other services provided by our independent public accountants.



    The board of directors elected a new compensation committee in October 1999. The compensation committee consists of David Barrett, Richard D'Amore and Jonathan Flint. The compensation committee reviews and recommends to the board of directors the compensation and benefits of our officers and directors, including administering and granting options under our stock option plans. The compensation committee also establishes and reviews general policies relating to the compensation and benefits of our employees.


    The board has not established a standing nominating committee.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

    No member of the board of directors or the compensation committee serves as a member of the board of directors or compensation committee of any entity that has one or more executive officers serving as a member of our board of directors or compensation committee. Prior to October 1999, Leon Navickas participated in discussions of the board of directors regarding executive officer compensation, except with respect to his own compensation.

DIRECTOR COMPENSATION

    We do not currently compensate directors for their services as members of the board of directors or any committee of the board. We reimburse directors for out-of-pocket expenses incurred in attending board and committee meetings.


    In December 1999 the board of directors granted to David Barrett options to purchase 22,500 shares of common stock at a price of $5.00 per share. They will vest over a 4-year period with 25% vesting at the first anniversary of the grant date and 6.25% each quarter thereafter.


LIABILITY LIMITATIONS AND INDEMNIFICATION

    Our certificate of incorporation limits the liability of directors to the maximum extent permitted by Delaware law. Delaware law provides that directors of a corporation will not be personally liable for monetary damages for breach of their fiduciary duties as directors, except liability for:

    - any breach of their duty of loyalty to the corporation or its stockholders;

    - acts of omissions that are not in good faith or that involve intentional misconduct or a knowing violation of law;

    - unlawful payments of dividends or unlawful stock repurchases or redemptions; or

    - any transaction from which the director derived an improper personal benefit.

The limitations do not apply to liabilities arising under the federal securities laws and do not affect the availability of equitable remedies, including injunctive relief or rescission.

    Our certificate of incorporation and by-laws provide that we will indemnify our directors and officers, and may indemnify other employees and agents, to the maximum extent permitted by law. We believe that indemnification under our by-laws covers at least negligence and gross negligence on the part of indemnified parties. Our by-laws also permit us to secure insurance on behalf of any officer, director, employee or agent for any liability arising out of his or her actions in their capacity as an officer, director, employee or agent, regardless of whether the by-laws would permit indemnification. We intend to obtain an insurance policy that insures our directors and officers against losses, above a deductible amount, from specified types of claims.


    We have entered into agreements to indemnify our directors and executive officers, in addition to the indemnification rights provided in our by-laws. Under these agreements we will indemnify our directors and executive officers for judgments, fines, settlement amounts and expenses, including attorneys' fees, incurred by a director or executive officer in an action or proceeding, including an action by or in the right of Centra, arising out of the person's services as a director or executive officer of Centra or any subsidiary of Centra or any other company or enterprise to which the person provides services at our request. We believe that these provisions and agreements are desirable to help us attract and retain qualified persons as directors and executive officers.


    The limited liability and indemnification provisions in our certificate of incorporation, by-laws and indemnification agreements may discourage stockholders from bringing a lawsuit against our directors for breach of their fiduciary duty and may reduce the likelihood of derivative litigation against our directors and officers, even though a derivative action, if successful, might otherwise benefit us and our stockholders. A stockholder's investment in us may be adversely affected to the extent we pay the costs of settlement or damage awards against our directors and officers under these indemnification provisions.

    At present, there is no pending litigation or proceeding involving any of our directors, officers or employees in which indemnification is sought, nor are we aware of any threatened litigation that may result in claims for indemnification.

    Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers and controlling persons under our certificate of incorporation or by-laws or the agreements described above, we have been advised that in the opinion of the SEC this indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

EXECUTIVE COMPENSATION

    COMPENSATION EARNED


    The following table sets forth the compensation earned during 1999 by our named executive officers, who consist of our chief executive officer and our four other executive officers who earned more than $100,000 in salary and bonus.


                           SUMMARY COMPENSATION TABLE


                                                                                     LONG-TERM
                                                                                    COMPENSATION
                                                                                       AWARDS
                                                                                    ------------
                                                              ANNUAL COMPENSATION    SECURITIES
                                                              -------------------    UNDERLYING
                                                               SALARY     BONUS       OPTIONS
                                                              --------   --------   ------------
Leon Navickas ..............................................  $150,000        (1)           --
  Chief Executive Officer

Anthony J. Mark ............................................   175,000        (1)      300,000
  President and Chief Operating Officer

Stephen A. Johnson .........................................   140,000        (1)       45,000
  Chief Financial Officer, Treasurer and Secretary

Joseph M. Gruttadauria .....................................   150,000   $ 50,000       37,500
  Vice President, Professional Services

Steven N. Lesser ...........................................    99,680    100,000(2)    364,500
  Vice President, Worldwide Sales


------------------------


(1) Bonus amounts for 1999 for these executive officers have not yet been determined.



(2) Represents commissions.


    OPTION GRANTS


    The following table sets forth information regarding stock options granted to the named executive officers during 1999.

                          OPTION GRANTS IN FISCAL 1999



                                                                                              POTENTIAL REALIZABLE
                                                                                                VALUE AT ASSUMED
                                                                                                 ANNUAL RATES OF
                                         NUMBER OF     PERCENT OF                                  STOCK PRICE
                                         SECURITIES   TOTAL OPTIONS   EXERCISE                  APPRECIATION FOR
                                         UNDERLYING    GRANTED TO      PRICE                       OPTION TERM
                                          OPTIONS     EMPLOYEES IN      PER      EXPIRATION   ---------------------
NAME                                      GRANTED      FISCAL YEAR     SHARE        DATE         5%          10%
----                                     ----------   -------------   --------   ----------   ---------   ---------
Leon Navickas..........................        --           --            --            --          --          --
Anthony J. Mark........................   300,000         16.5%        $0.27       1/12/09    $131,900    $210,100
Stephen A. Johnson.....................    37,500          2.1          0.27       1/12/09      16,500      26,300
                                            7,500          0.4          0.27        2/9/09       3,300      19,500
Joseph M. Gruttadauria.................    37,500          2.1          0.27       1/12/09      16,500      26,300
Steven N. Lesser.......................   364,500         20.1          0.27       1/12/09     160,300     255,000


    The potential realizable values are based on the assumption that our common stock appreciates at the annual rate shown, compounded annually, from the date of grant until the expiration of the ten-year term. These numbers are calculated based on SEC requirements and do not reflect projections or estimates of future stock price growth. Actual gains, if any, on stock option exercises will depend on the future performance of the common stock.


    The percentage of total options is based on an aggregate of 1,816,675 options granted by us during 1999 to our employees, including the named executive officers. Options were granted with an exercise price equal to the fair market value of our common stock, as determined in good faith by our board of directors. All of the options were granted for a term of 10 years, subject to earlier termination in the event of a termination of employment. The exercise price for all options may be paid in cash, shares of common stock, or a combination of cash and shares. Under the terms of our 1995 stock option plan, the board of directors retains discretion, subject to limitations set forth in the plan, to modify the terms of outstanding options.


    OPTION EXERCISES; OPTION AND RESTRICTED STOCK HOLDINGS


    The following table sets forth information regarding exercises of stock options during 1999 and exercisable and unexercisable options held as of December 31, 1999 by each of the named executive officers.



                   AGGREGATED OPTION EXERCISES IN FISCAL 1999
                       AND FISCAL YEAR-END OPTION VALUES



                                                                      NUMBER OF
                                                                SECURITIES UNDERLYING         VALUE OF UNEXERCISED
                                        SHARES                   UNEXERCISED OPTIONS          IN-THE-MONEY OPTIONS
                                       ACQUIRED                  AT FISCAL YEAR-END            AT FISCAL YEAR-END
                                          ON       VALUE     ---------------------------   ---------------------------
NAME                                   EXERCISE   REALIZED   EXERCISABLE   UNEXERCISABLE   EXERCISABLE   UNEXERCISABLE
----                                   --------   --------   -----------   -------------   -----------   -------------
Leon Navickas........................       --       --            --             --              --             --
Anthony J. Mark......................  300,000       $0            --             --              --             --
Stephen A. Johnson...................   45,000        0        37,500         22,500        $331,238       $198,743
Joseph M. Gruttadauria...............   37,500        0            --             --              --             --
Steven N. Lesser.....................  364,500        0            --             --              --             --


    All of these options were granted under our 1995 stock option plan. They vested over a 4-year period with 25% vesting at the first anniversary of the grant date and 6.25% each quarter thereafter.

    The value of unexercised in-the-money options is based on a price of $9.00, our assumed initial public offering price, minus the per share exercise price, multiplied by the number of shares underlying the option.



    We agreed that each of the named executive officers granted options in 1999 could exercise those options immediately. We entered into similar agreements in prior years. The shares received upon exercise are subject to repurchase by us at the original option exercise price, subject to vesting at the same rates as provided in the original options. The following table sets forth information regarding this vested and unvested "restricted" common stock held as of December 31, 1999 by each of the named executive officers. The value of the restricted stock is based on a price of $9.00, our assumed initial public offering price, minus the aggregate exercise price paid to acquire the restricted stock.



                                                          SHARES OF           VALUE OF IN-THE-MONEY
                                                       RESTRICTED STOCK          RESTRICTED STOCK
                                                      AT FISCAL YEAR-END        AT FISCAL YEAR-END
                                                    ----------------------   ------------------------
NAME                                                 VESTED      UNVESTED      VESTED       UNVESTED
----                                                ---------   ----------   -----------   ----------
Leon Navickas.....................................  1,800,000         --     $16,198,800           --
Anthony J. Mark...................................    286,875    313,125       2,522,391   $2,742,359
Stephen A. Johnson................................     13,125     61,875         114,625      540,375
Joseph M. Gruttadauria............................    177,656    137,344       1,566,998    1,206,502
Steven N. Lesser..................................         --    364,500              --    3,183,300


INCENTIVE STOCK PLANS

    1995 STOCK OPTION PLAN


    In 1995, the board of directors adopted and our stockholders approved the 1995 stock option plan. As of December 31, 1999, options to purchase a total of 1,354,913 shares of common stock were outstanding under the 1995 plan. These options had a weighted average exercise price of $1.42 per share. Effective December 1999, the board terminated further issuances of options under the 1995 plan.


    The 1995 plan authorizes the grant of options to purchase common stock intended to qualify as incentive stock options, as defined in Section 422 of the Internal Revenue Code, and the grant of options that do not so qualify. The exercise price of incentive options granted under the 1995 plan must be at least equal to the fair market value of the common stock on the date of grant. The exercise price of incentive options granted to an optionee who owns stock possessing more than 10% of the voting power of our outstanding capital stock must be at least equal to 110% of the fair market value of the common stock on the date of grant, and the optionee must exercise his or her option within five years from the date of the grant of such option.

    The 1995 plan provides that, upon a merger or consolidation, our board may provide that:

    - some or all outstanding options must be assumed or substituted for with similar options of the corporation surviving any such merger or consolidation;

    - any unexercised options shall terminate immediately prior to the consummation of the transaction unless exercised by the optionee within a specified period of time;

    - holders of options receive a cash payment in the event of a merger under terms where holders of our common stock receive a cash payment for each share surrendered in the merger; or

    - provide that all or any outstanding options shall become immediately exercisable in full.

    The 1995 plan is administered by the compensation committee of the board of directors.

    1999 STOCK INCENTIVE PLAN


    The 1999 stock incentive plan was adopted by the board of directors in October 1999 and approved by our stockholders in November 1999. We have reserved a total of 3,500,000 shares of common stock for issuance under the 1999 plan. As of December 31, 1999, options to purchase a total of 22,500 shares of common stock were outstanding under the 1999 Plan. These options have a weighted average exercise price of $5.00.


    The 1999 plan authorizes the grant of incentive options and nonqualified options. The 1999 plan also provides for awards of stock appreciation rights, performance shares, restricted stock and other stock-based awards.

    Incentive options may be granted under the 1999 plan to our key employees and our affiliates within the meaning of the Internal Revenue Code, including our officers and directors as well as officers and directors of our affiliates who are also employees. The exercise price of incentive options granted under the 1999 plan must be at least equal to the fair market value of our common stock on the date of grant. The exercise price of incentive options granted to an optionee who owns stock possessing more than 10% of the voting power of our outstanding capital stock must be at least equal to 110% of the fair market value of the common stock on the date of grant, and such optionee must exercise his or her option within five years from the date of the grant of such option.

    Under the terms of the 1999 plan, we may grant nonqualified options to our officers and other employees, our directors, and other individuals providing services to us. There are no limits on the exercise price of nonqualified options granted under the 1999 plan.

    The 1999 plan provides that, upon a change of control, all outstanding plan options and other awards may be:

    - exchanged for similar options or awards of the corporation surviving the change of control;

    - made immediately exercisable in full; or

    - terminated as of the effective date of such change of control, provided that the holders have the right to exercise the options or awards to the extent then vested.

    For these purposes, a "change of control" means the occurrence of any of the following:

    - any person becomes a beneficial owner, directly or indirectly of 50% or more of the combined voting power of our outstanding shares;

    - any merger or consolidation of Centra with another company, other than a merger or consolidation which results in our voting shares outstanding immediately prior to the merger or consolidation, representing more than 65% of the combined voting power of the voting shares of the surviving entity; or

    - the liquidation, sale or disposition of all or substantially all of our assets.

    The 1999 plan is administered by the compensation committee of the board of directors. The compensation committee selects the individuals to whom options will be granted and determines the option exercise price and other terms of each award, subject to the provisions of the 1999 plan.

    1999 DIRECTOR OPTION PLAN


    The 1999 director option plan was adopted by the board of directors in October 1999 and approved by our stockholders in November 1999. The director plan provides for the grant of stock options to those of our directors who are not full-time employees of Centra or a subsidiary of Centra. Only non-statutory options may be granted under the director plan. The maximum number of shares of

Common Stock as to which options may be granted under the Plan is 200,000. As of December 31, 1999, no options had been granted under the director plan.



    The director plan is administered by a committee of the board of directors. The option exercise price for each option granted under the director plan is the fair market value of the common stock as of the date of grant. Payment of the option exercise price is to be made in cash for the full exercise price of the options. Options are not assignable or transferrable except by will or the laws of descent and distribution. They terminate on the earlier of ten years after the date of grant or sixty days after the optionee ceases to serve as a director, except in the event of death or disability.


    1999 EMPLOYEE STOCK PURCHASE PLAN

    The 1999 employee stock purchase plan was adopted by the board of directors in October 1999 and approved by our stockholders in November 1999. We have reserved 1,500,000 shares of common stock for issuance under the stock purchase plan. As of December 31 each year, we will increase the number of shares we reserve for issuance under the stock purchase plan automatically by 2% of the total number of shares of our common stock then outstanding or, if less, 300,000 shares.

    Under the terms of the stock purchase plan, all of our employees who have completed three months of employment and whose customary employment is more than 20 hours per week and more than five months in the calendar year, are eligible to participate in the stock purchase plan. Employees who own stock and hold outstanding options to purchase stock representing five percent or more of the total combined voting power or value of all classes of our stock are not eligible to participate in the stock purchase plan.

    The right to purchase common stock under the stock purchase plan is made available through a series of offerings. On the first day of an offering period, we will grant to each eligible employee who has elected in writing to participate in the stock purchase plan an option to purchase shares of common stock. The employee is required to authorize an amount, between 1% and 10% of the employee's compensation, to be deducted from the employee's pay during the offering period. On the last day of the offering period, the employee will be deemed to have exercised the option, at the option exercise price, to the extent of accumulated payroll deductions. Under the terms of the stock purchase plan, the option exercise price is an amount equal to 85% of the closing market price of our common stock on either the first or last day of the offering period, whichever is lower. In the event of a change in control of Centra, the stock purchase plan will terminate and shares will be purchased with the payroll deductions accumulated to date by participating employees.

    No employee may be granted an option that would permit the employee's rights to purchase common stock to accrue at a rate in excess of $25,000 of the fair market value of the common stock, determined as of the date the option is granted, in any calendar year.

    The stock purchase plan is administered by the compensation committee of the board of directors.

    401(k) PLAN


    Effective August 1996, we established a 401(k) defined contribution retirement plan covering all employees who are at least 21 years of age. The retirement plan provides for voluntary employee contributions in amounts determined by the employees, subject to a maximum limit allowed by Internal Revenue Service guidelines. For 2000, this limit is $10,500. We may contribute these amounts to the accounts of participants in the retirement plan as determined by the board of directors, subject to any applicable legal requirements. To date, we have not made any contribution to the retirement plan, and we do not anticipate making any contribution to the retirement plan in the foreseeable future.

SEVERANCE AGREEMENTS

    We have entered into severance agreements with Leon Navickas, our Chief Executive Officer; Anthony J. Mark, our President and Chief Operating Officer; Stephen A. Johnson, our Chief Financial Officer, Treasurer and Secretary; Steven
N. Lesser, our Vice President, Worldwide Sales; and Joseph M. Gruttadauria, our Vice President, Professional Services. Under these agreements, if the executive officer is terminated without cause, he will be entitled to continue to receive base salary and benefits for a period ending on the earliest of (a) 181 days from the date of termination, (b) the date on which he begins new employment and
(c) the date on which he materially breaches any written agreement with us. For these purposes, "cause" means:

    - an act of personal dishonesty committed in connection with responsibilities as an employee and intended to result in substantial personal enrichment;

    - a felony conviction;

    - a willful act that constitutes gross misconduct and that is injurious to Centra; or

    - continued, intentional violations of employment obligations after written notice from Centra.

    None of our executive officers has an employment agreement with us. Our executive officers may resign and we may terminate their employment at any time, subject to the provisions of their severance agreements.

CHANGE OF CONTROL ARRANGEMENTS

    We have entered into change of control agreements with each of Leon Navickas, our Chief Executive Officer; Anthony J. Mark, our President and Chief Operating Officer; Stephen A. Johnson, our Chief Financial Officer, Treasurer and Secretary; Steven N. Lesser, our Vice President, Worldwide Sales; and Joseph
M. Gruttadauria, our Vice President, Professional Services. Each agreement provides that upon a change of control, 50% of the executive's unvested options will vest and become immediately exercisable and 50% of our right to repurchase the executive's unvested options will terminate. A "change of control" means:

    - any merger or consolidation which results in the voting shares outstanding immediately prior to the merger or consolidation, representing immediately after the merger or consolidation, less than 50% of the voting power of the surviving entity;

    - a sale of all or substantially all of our assets; or

    - the sale of our shares in a single transaction or a series of related transactions, representing at least 80% of the voting power of our voting shares.

These change of control provisions apply to previous grants of restricted stock and options and to any future grants of restricted stock and options. The change of control provisions shall not apply to a proposed merger or consolidation if
(1) our independent accountants determine that enforcement of the change of control provision would preclude the proposed merger or consolidation as a pooling of interests and (2) we intended to enter into the proposed merger or consolidation but for the preclusion of polling of interest accounting treatment.

    The compensation committee of the board of directors, as administrator of the 1995 stock option plan and the 1999 stock incentive plan, can provide for accelerated vesting of the shares of common stock subject to outstanding options held by any of our executive officers or directors in connection with specified changes of control of Centra. The accelerated vesting may be conditioned on the termination of the individual's employment following the change of control.

                       TRANSACTIONS WITH RELATED PARTIES

SALES OF PREFERRED STOCK

    In May and June 1996, we sold 1,416,490 shares of series B convertible preferred stock at a price of $2.25 per share, for gross proceeds of $3,187,000.

    - We sold 549,777 of the shares to Alta V Limited Partnership for a total price of $1,237,000. Jonathan Flint, one of our directors, is affiliated with Alta V Limited Partnership.

    - We sold 333,334 of the shares to North Bridge Venture Partners, L.P. for a total price of $750,000. Richard D'Amore, one of our directors, is affiliated with North Bridge Venture Partners, L.P.

    In March 1997, we sold 1,670,000 shares of series C convertible preferred stock at a price of $2.50 per share, for gross proceeds of $4,175,000.

    - We sold 316,672 of the shares to Alta V Limited Partnership for a total price of $792,000. Jonathan Flint, one of our directors, is affiliated with Alta V Limited Partnership.

    - We sold 200,000 of the shares to Commonwealth Capital Ventures, L.P. for a total purchase price of $500,000. Commonwealth Capital Ventures, L.P. is a 5% stockholder of Centra.

    - We sold 280,000 of the shares to North Bridge Venture Partners, L.P. for a total price of $700,000. Richard D'Amore, one of our directors, is affiliated with North Bridge Venture Partners, L.P.

    - We sold 40,000 shares to Leon Navickas, our Chief Executive Officer and Chairman, for a total price of $100,000.

    - We sold 20,000 of the shares to TM Partners for a total of $50,000. Anthony J. Mark, our President and Chief Operating Officer, is affiliated with TM Partners.

    In December 1997, we sold 2,250,000 shares of series D convertible preferred stock at a price of $4.00 per share, for gross proceeds of $9,000,000.

    - We sold 503,459 of the shares to Alta V Limited Partnership for a total price of $2,014,000. Jonathan Flint, one of our directors, is affiliated with Alta V Limited Partnership.

    - We sold 250,000 of the shares to Commonwealth Capital Ventures, L.P. for a total purchase price of $1,000,000. Commonwealth Capital Ventures, L.P. is a 5% stockholder of Centra.

    - We sold 707,662 of the shares to Polaris Venture Partners, L.P. for a total price of $2,831,000, and 42,338 of the shares to Polaris Venture Partners Founders' Fund, L.P. for a total price of $169,000. Jonathan Flint, one of our directors, is affiliated with Polaris Venture Partners, L.P. and Polaris Venture Partners Founders' Fund, L.P.

    - We sold 400,000 of the shares to North Bridge Venture Partners, L.P. for a total price of $1,600,000. Richard D'Amore, one of our directors, is affiliated with North Bridge Venture Partners, L.P.

    - We sold 325,000 shares to Scripps Ventures, LLC for a total purchase price of $1,300,000. Scripps Ventures, LLC is a 5% stockholder of Centra.

    - We sold 12,500 shares to TM Partners for a total purchase price of $50,000. Anthony J. Mark, our President and Chief Operating Officer, is affiliated with TM Partners.

    In April 1999, we sold 2,695,000 shares of series E convertible preferred stock at a price of $5.00 per share, for gross proceeds of $13,475,000.

    - We sold 158,336 of the shares to Alta V Limited Partnership for a total price of $792,000. Jonathan Flint, one of our directors, is affiliated with Alta V Limited Partnership.

    - We sold 100,000 shares to Commonwealth Capital Ventures, LLC for a total purchase price of $500,000. Commonwealth Capital Ventures, L.P. is a 5% stockholder of Centra.

    - We sold 84,920 of the shares to Polaris Venture Partners, L.P. for a total price of $425,000, and 5,080 of the shares to Polaris Venture Partners Founders' Fund, L.P. for a total price of $25,000. Jonathan Flint, one of our directors, is affiliated with Polaris Venture Partners, L.P. and Polaris Venture Partners Founders' Fund, L.P.

    - We sold 200,000 of the shares North Bridge Venture Partners, L.P. for a total price of $1,000,000. Richard D'Amore, one of our directors, is affiliated with North Bridge Venture Partners, L.P.

    - We sold 70,000 shares to Scripps Ventures, LLC for a total purchase price of $350,000. Scripps Ventures, LLC is a 5% stockholder of Centra.

    - We sold 65,000 shares to SL Partners for a total purchase price of $325,000. Steven N. Lesser, our Vice President, Sales, is affiliated with SL Partners.

    - We sold 10,000 shares to TM Partners for a total purchase price of $50,000. Anthony J. Mark, our President and Chief Operating Officer, is affiliated with TM Partners.

REGISTRATION RIGHTS

    The holders of 13,746,735 shares of common stock are entitled to rights to register their shares under the Securities Act. These rights are provided under the terms of an agreement between us and the holders of registrable securities, who are former holders of our preferred stock. These holders include:

    - Leon Navickas, our Chief Executive Officer and Chairman, who has registration rights covering 210,000 shares of common stock;

    - venture capital firms affiliated with Richard D'Amore, one of our directors, which have registration rights covering 2,570,001 shares of common stock; and

    - venture capital firms affiliated with Jonathan Flint, one of our directors, which have registration rights covering 4,294,566 shares of common stock.

The registration rights:

    - are held by all persons and entities that participated in our preferred stock financings;

    - allow holders to require us to register their shares under the Securities Act; and

    - allow holders to include their shares in registration statements filed by us.

    For a more detailed description of the registration rights, see "Description of Capital Stock--Registration Rights."

INDEMNIFICATION AGREEMENTS


    We have entered into indemnification agreements with our executive officers and directors. Under these agreements, we have agreed:


    - to indemnify, to the fullest extent allowed by Delaware law, the executive officers and directors against certain liabilities related to their service or status as officers or directors; and

    - in any proceeding in which they could be indemnified, to advance to the executive officers and directors the expenses they incur in those proceedings.

We intend to execute similar indemnification agreements with our future directors and executive officers. For a more detailed description of the indemnification agreements, see "Management--Liability Limitations and Indemnification."


PAYMENT TO PREFERRED STOCKHOLDERS UPON COMPLETION OF THIS OFFERING

    Upon the closing of this offering, we will pay $6,480,000 to holders of series A and series B convertible preferred stock according to the terms of our certificate of incorporation.

    - We will pay $2,598,000 to Alta V Limited Partnership. Jonathan Flint, one of our directors, is affiliated with Alta V Limited Partnership.

    - We will pay $1,875,000 to North Bridge Venture Partners, L.P. Richard D'Amore, one of our directors, is affiliated with North Bridge Venture Partners, L.P.

    - We will pay $150,000 to Leon Navickas, our Chief Executive Officer and Chairman.

    Please see "Use of Proceeds" for further information.

TERMS OF TRANSACTIONS

    We believe that all of the transactions described above were made on terms no less favorable to us than would have been obtained from unaffiliated third parties. We have adopted a policy under which all future transactions between us and any of our directors or executive officers must be on terms no less favorable to us than would have been obtained from unaffiliated third parties and must be approved by a majority of the disinterested members of the board of directors.

                             PRINCIPAL STOCKHOLDERS


    The following table sets forth information about the beneficial ownership of our outstanding common stock on December 31, 1999, by:


    - each person or entity who is known by us to own beneficially more than five percent of our common stock;

    - each of the named executive officers;


    - each of our directors; and



    - all of our executive officers and directors as a group.



    In accordance with SEC rules, beneficial ownership includes any shares as to which a person or entity has sole or shared voting power or investment power and any shares as to which the person or entity has the right to acquire beneficial ownership within 60 days after December 31, 1999 through the exercise of any stock option. Except as noted below, we believe that the persons named in the table have sole voting and investment power with respect to the shares of common stock set forth opposite their names. Percentage of beneficial ownership is based on 18,250,052 shares of common stock outstanding as of December 31, 1999, including shares into which our outstanding preferred stock will convert upon completion of this offering, and 23,250,052 shares of common stock that will be outstanding after completion of this offering. All shares included below under "Right to Acquire" represent shares subject to outstanding stock options. The address of our executive officers and directors is in care of Centra
Software, Inc., 430 Bedford Street, Lexington, Massachusetts 02420.



                                                                                              PERCENTAGE OF
                                                              NUMBER OF SHARES                   SHARES
                                                             BENEFICIALLY OWNED            BENEFICIALLY OWNED
                                                     -----------------------------------   -------------------
                                                     OUTSTANDING   RIGHT TO     TOTAL       BEFORE     AFTER
                                                       SHARES      ACQUIRE      NUMBER     OFFERING   OFFERING
                                                     -----------   --------   ----------   --------   --------
Jonathan Flint(1)..................................   4,326,457         --     4,326,457     23.7%      18.6%
Entities affiliated with Burr, Egan, Deleage &        3,066,457         --     3,066,457     16.8       13.2
  Co.(2)...........................................
  One Post Office Square
  Suite 3800
  Boston, MA 02109
North Bridge Venture Partners, L.P. ...............   2,570,001         --     2,570,001     14.1       11.1
  950 Winter Street
  Suite 4600
  Waltham, MA 02451
Richard D'Amore(3).................................   2,570,001         --     2,570,001     14.1       11.1
Leon Navickas(4)...................................   2,010,000         --     2,010,000     11.0        8.6
Scripps Ventures, LLC..............................   1,792,500         --     1,792,500      9.8        7.7
  200 Madison Avenue
  New York, NY 10016
Entities affiliated with The Goldman Sachs Group,     1,500,000         --     1,500,000      8.2        6.5
  Inc.(5)..........................................
  85 Broad Street, Tenth Floor
  New York, New York 10004
HarbourVest Partners V--Direct Fund L.P. ..........   1,500,000         --     1,500,000      8.2        6.5
  1 Financial Center
  Boston, MA 02111
Commonwealth Capital Ventures, L.P. ...............   1,491,667         --     1,491,667      8.2        6.4
  20 William Street
  Wellesley, MA 02481

                                                                                              PERCENTAGE OF
                                                              NUMBER OF SHARES                   SHARES
                                                             BENEFICIALLY OWNED            BENEFICIALLY OWNED
                                                     -----------------------------------   -------------------
                                                     OUTSTANDING   RIGHT TO     TOTAL       BEFORE     AFTER
                                                       SHARES      ACQUIRE      NUMBER     OFFERING   OFFERING
                                                     -----------   --------   ----------   --------   --------
Entities affiliated with Polaris Venture Management   1,260,000         --     1,260,000      6.9        5.4
  Co., LLC(6)......................................
  1000 Winter Street
  Suite 3350
  Waltham, MA 02541
Anthony J. Mark....................................     600,000         --       600,000      3.3        2.6
Joseph M. Gruttadauria.............................     315,000         --       315,000      1.7        1.4
Stephen A. Johnson.................................      75,000     37,500       112,500        *          *
David Barrett......................................      22,500         --        22,500        *          *
All current executive officers and directors as a
  group (eight persons)............................  10,293,110     37,500    10,330,610     56.5       44.4


--------------------------

*   Less than one percent.

(1) Represents 3,034,566 shares held of record by Alta V Limited Partnership; 31,891 shares held of record by Customs House Partners; 71,127 shares held of record by Polaris Venture Partners Founders' Fund, L.P.; and 1,188,873 shares held of record by Polaris Venture Partners, L.P. Mr. Flint is a General Partner of Polaris Venture Management, Co., LLC. Mr. Flint is a General Partner of the entity that manages Alta V Limited Partnership and Customs House Partners. Mr. Flint disclaims beneficial ownership of all of these shares, except to the extent of his pecuniary interest, if any.

(2) Represents 3,034,566 shares held of record by Alta V Limited Partnership and 31,891 shares held of record by Customs House Partners.

(3) Represents 2,570,001 shares held of record by North Bridge Venture Partners, L.P. Mr. D'Amore is a General Partner of North Bridge Venture Partners, L.P. Mr. D'Amore disclaims beneficial ownership of all of these shares, except to the extent of his pecuniary interest, if any.

(4) Includes 45,000 shares held of record by Trustees of the Navickas Education Trust 1997.


(5) Represents 1,350,000 shares held of record by The Goldman Sachs Group, Inc. and 150,000 shares held of record by Stone Street Fund, 1999, L.P.


(6) Represents 71,127 shares held of record by Polaris Venture Founders' Fund, L.P. and 1,188,873 shares held of record by Polaris Venture Partners, L.P.

                          DESCRIPTION OF CAPITAL STOCK

GENERAL

    Upon completion of this offering, we will be authorized to issue 100,000,000 shares of common stock, $0.001 par value, and 10,000,000 shares of undesignated preferred stock, $0.001 par value. The following contains a summary of all of the material terms of our capital stock.

COMMON STOCK


    As of December 31, 1999, there were 18,250,052 shares of common stock outstanding, as adjusted to reflect the conversion of all outstanding preferred stock upon completion of this offering. The shares were held of record by 107 stockholders.


    Holders of common stock are entitled to one vote per share on all matters to be voted upon by the stockholders. Holders of common stock are entitled to receive their proportionate share of dividends, if any, declared from time to time by the board of directors out of funds legally available for that purpose. See "Dividend Policy." In the event of our liquidation, dissolution or winding up, holders of common stock are entitled to their proportionate share of all assets remaining after payment of liabilities, after taking into consideration the prior distribution rights of any preferred stock then outstanding. Common stock has no preemptive or conversion rights or other subscription rights. No redemption or sinking fund provisions apply to the common stock. All outstanding shares of common stock are fully paid and nonassessable, and the shares of common stock being offered by us will be fully paid and nonassessable as of the completion of this offering.

PREFERRED STOCK

    Immediately prior to this offering, our certificate of incorporation provided for five series of preferred stock:

    - Series A redeemable convertible participating preferred stock, of which 1,133,000 shares were issued and outstanding;

    - Series B redeemable convertible participating preferred stock, of which 1,416,490 shares were issued and outstanding;

    - Series C redeemable convertible preferred stock, of which 1,670,000 shares were issued and outstanding;

    - Series D redeemable convertible preferred stock, of which 2,250,000 shares were issued and outstanding; and

    - Series E redeemable convertible preferred stock, of which 2,695,000 shares were issued and outstanding.

Upon the completion of this offering, each outstanding share of preferred stock will convert automatically into 1.5 shares of common stock.

    Upon the completion of this offering, the board of directors will be authorized, without stockholder approval, from time to time to issue up to an aggregate of 10,000,000 shares of preferred stock, $0.001 par value per share, in one or more series, each of the series to have such rights and preferences, including voting rights, dividend rights, conversion rights, redemption privileges and liquidation preferences, as shall be determined by the board of directors. The rights of the holders of common stock will be affected by, and may be adversely affected by, the rights of holders of any preferred stock that may be issued in the future. Issuance of preferred stock, while providing desirable flexibility in connection with possible acquisitions and other corporate purposes, could have the effect of making it more difficult for others to acquire, or of discouraging others from attempting to acquire, a majority of our outstanding voting stock. We have no current plans to issue any shares of preferred stock.

REGISTRATION RIGHTS

    The holders of 13,746,735 shares of common stock are entitled to rights to register their shares under the Securities Act at any time after the completion of this offering. These rights are provided under the terms of an agreement between us and the holders of registrable securities, who are former holders of our preferred stock. If we register any of our securities either for our own account or for the account of other security holders, the holders of registrable securities will be entitled to include their shares of common stock in the registration, subject to the ability of the underwriters to limit the number of shares included in the offering. The holders of registrable securities may also require us to use our best efforts to register all or a portion of their registrable securities on Form S-3 when use of the form becomes available to us, provided that the proposed aggregate offering price, based on the then-current public market price, is at least $500,000. All registration expenses must be borne by us and all selling expenses relating to registrable securities must be borne by the holders of the securities being registered.

ANTI-TAKEOVER EFFECTS OF DELAWARE LAW AND OUR CHARTER AND BY-LAWS

    Delaware law and our certificate of incorporation and by-laws could make it more difficult to acquire us by means of a tender offer, a proxy contest, open market purchases, removal of incumbent directors and otherwise. These provisions, summarized below, are expected to discourage types of coercive takeover practices and inadequate takeover bids and to encourage persons seeking to acquire control of us to first negotiate with us. We believe that the benefits of increased protection of our potential ability to negotiate with the proponent of an unfriendly or unsolicited proposal to acquire or restructure us outweigh the disadvantages of discouraging takeover or acquisition proposals because negotiation of these proposals could result in an improvement of their terms.

    We must comply with Section 203 of the Delaware General Corporation Law, an anti-takeover law. In general, Section 203 prohibits a publicly held Delaware corporation from engaging in a "business combination" with an "interested stockholder" for a period of three years following the date the person became an interested stockholder, unless the business combination or the transaction in which the person became an interested stockholder is approved in a prescribed manner. Generally, a "business combination" includes a merger, asset or stock sale, or other transaction resulting in a financial benefit to an interested stockholder. An "interested stockholder" includes a person who, together with affiliates and associates, owns, or did own within three years prior to the determination of interested stockholder status, 15% or more of the corporation's voting stock. The existence of this provision generally will have an anti-takeover effect for transactions not approved in advance by the board of directors, including discouraging attempts that might result in a premium over the market price for the shares of common stock held by stockholders.

    Upon the closing of this offering, our certificate of incorporation and by-laws will require that any action required or permitted to be taken by our stockholders must be effected at a duly called annual or special meeting of the stockholders and may not be effected by a consent in writing. In addition, upon the completion of this offering, special meetings of our stockholders may be called only by the board of directors or some of our officers. Our certificate of incorporation and by-laws also provide that, effective upon the completion of this offering, our board of directors will be divided into three classes, with each class serving staggered three-year terms. These provisions may have the effect of deterring hostile takeovers or delaying changes in our control or management.

TRANSFER AGENT AND REGISTRAR


    The transfer agent and registrar for the common stock is ChaseMellon Shareholder Services.


                        SHARES ELIGIBLE FOR FUTURE SALE

    Before this offering, there has been no market for our common stock. We cannot predict the effect, if any, that sales of shares of common stock to the public or the availability of shares for sale to the public will have on the market price of the common stock prevailing from time to time. Nevertheless, if a significant number of shares of common stock are sold in the public market, or if people believe that such sales may occur, the prevailing market price of our common stock could decline and could impair our future ability to raise capital through the sale of our equity securities.


    Upon completion of this offering we will have outstanding 23,250,052 shares of common stock, assuming no exercise of outstanding options after December 31, 1999. Of these shares, the 5,000,000 shares sold in this offering will be freely tradable without restriction under the Securities Act except for any shares purchased by "affiliates" of Centra as that term is defined in Rule 144 under the Securities Act.



    The remaining 18,250,052 shares of common stock were issued and sold by us in reliance on exemptions from the registration requirements of the Securities Act, all of which are subject to lock-up agreements with the underwriters that provide that we and those holders of stock and options may not dispose of or hedge any common stock or securities convertible into or exchangeable for shares of common stock. These restrictions will be in effect for a period of 180 days after the date of this prospectus. At any time and without notice, FleetBoston Robertson Stephens Inc. may, in its sole discretion, release all or some of the securities from these lock-up agreements. In addition, holders of stock options could exercise these options and sell some of the shares issued upon exercise as described below.



                                         NUMBER OF SHARES
          RELEVANT DATES             ELIGIBLE FOR FUTURE SALE                 COMMENT
-----------------------------------  ------------------------   -----------------------------------
180 days after effective date......         13,442,521          All shares subject to lock-up
                                                                released; shares eligible for sale
                                                                under Rules 144 and 701

More than 181 days after                                        Additional shares becoming eligible
  effective date...................          4,807,531          for sale under Rule 144 more than
                                                                180 days after the effective date



    In addition, as of December 31, 1999, there were outstanding options to purchase 1,377,413 shares of common stock. All of these options are subject to lock-up agreements.


RULE 144

    In general, under Rule 144, an affiliate of Centra, or person (or persons whose shares are aggregated) who has beneficially owned restricted shares for at least one year, will be entitled to sell in any three-month period a number of shares that does not exceed the greater of:


    - one percent of the then-outstanding shares of common stock (approximately 232,501 shares immediately after this offering), or


    - the average weekly trading volume during the four calendar weeks preceding the date on which notice of the sale is filed with the SEC.

    Sales under Rule 144 must also comply with manner of sale provisions and notice requirements and are subject to the availability of public information about us. We are unable to estimate the number of shares that will be sold under Rule 144, as this will depend on the market price for the common stock, the personal circumstances of the sellers and other factors.

RULE 144(k)

    Under Rule 144(k), a person who is not considered to have been one of our "affiliates" at any time during the 90 days preceding a sale, and who has beneficially owned the shares proposed to be sold for at least two years, including the holding period of any prior owner other than an "affiliate," is entitled to sell these shares without complying with the manner of sale, notice filing, volume limitation or public information provisions of Rule 144. Therefore, unless otherwise restricted, "144(k) shares" may be sold immediately upon the completion of this offering.

RULE 701


    Any of our employees, officers, directors or consultants who purchased shares pursuant to a written compensatory plan or contract may be entitled to rely on the resale provision of Rule 701. Rule 701 permits affiliates to sell their Rule 701 shares under Rule 144 without complying with the holding period requirements of Rule 144. Rule 701 further provides that non-affiliates may sell these shares in reliance on Rule 144 without having to comply with the holding period, public information, volume limitation or notice provisions of Rule 144. All holders of Rule 701 shares are subject to lock-up agreements and their Rule 701 shares will only become eligible for sale at the earlier of (a) the expiration of the 180-day lock-up agreements and (b) no sooner than 90 days after the offering upon obtaining the prior written consent of FleetBoston Robertson Stephens Inc.



    Upon the completion of this offering, we intend to file a registration statement on Form S-8 under the Securities Act covering, among other things, shares of common stock covered by outstanding options under the 1995 stock plan, the 1999 stock incentive plan, the 1999 director option plan and the 1999 employee stock purchase plan. Based on the number of shares covered by outstanding options as of December 31, 1999 and currently reserved for issuance under the incentive plans, the registration statement would cover a total of approximately 6,200,000 shares. The registration statement will become effective upon filing. Accordingly, shares registered under the registration statement will be available for sale in the open market immediately, after complying with Rule 144 volume limitations applicable to affiliates, and with applicable 180-day lock-up agreements.


REGISTRATION RIGHTS

    After the completion of this offering, holders of 13,746,735 shares of common stock will be entitled to specific rights to register those shares for sale in the public market. See "Description of Capital Stock--Registration Rights." Registration of these shares under the Securities Act would result in the shares becoming freely tradable without restriction under the Securities Act, except for shares purchased by affiliates, immediately upon the effectiveness of the registration.

                                  UNDERWRITING


    The underwriters named below, acting through their representatives, FleetBoston Robertson Stephens Inc., Hambrecht & Quist LLC and Dain Rauscher Wessels, a division of Dain Rauscher Incorporated, have severally agreed with us, subject to the terms and conditions of the underwriting agreement, to purchase from us the numbers of shares of common stock set forth opposite their names below. The underwriters are committed to purchase and pay for all of the shares if any are purchased.



                                                               NUMBER
UNDERWRITER                                                   OF SHARES
-----------                                                   ---------
FleetBoston Robertson Stephens Inc..........................
Hambrecht & Quist LLC.......................................
Dain Rauscher Wessels.......................................
                                                              ---------
    Total...................................................  5,000,000
                                                              =========


    We have been advised that the underwriters propose to offer the shares of common stock to the public at the public offering price located on the cover page of this prospectus and to dealers at that price less a concession of not in
excess of $    per share, of which $    may be reallowed to other dealers. After
the initial public offering, the public offering price, concession and reallowance to dealers may be reduced by the representatives. No reduction in this price will change the amount of proceeds to be received by us as indicated on the cover page of this prospectus.

    OVER-ALLOTMENT OPTION. We have granted to the underwriters an option, exercisable during the 30-day period after the date of this prospectus, to purchase up to 750,000 additional shares of common stock at the same price per share as we will receive for the 5,000,000 shares that the underwriters have agreed to purchase. To the extent that the underwriters exercise this option, each of the underwriters will have a firm commitment to purchase approximately the same percentage of additional shares that the number of shares of common stock to be purchased by it shown in the above table represents as a percentage of the 5,000,000 shares offered by this prospectus. If purchased, the additional shares will be sold by the underwriters on the same terms as those on which the 5,000,000 shares are being sold. We will be obligated, under this option, to sell shares to the extent the option is exercised. The underwriters may exercise the option only to cover over-allotments made in connection with the sale of the 5,000,000 shares of common stock offered by this prospectus.

    UNDERWRITING DISCOUNTS AND COMMISSIONS. The underwriting discounts and commissions will be an amount equal to the public offering price per share, less the amount paid per share by the underwriters to us. We currently expect that the underwriting discounts and commissions will equal 7% of the public offering price. The following table shows the estimated per share and total underwriting discounts and commissions to be paid by us to the underwriters. This information is presented assuming either no exercise or full exercise by the underwriters of their over-allotment option.

                                                           WITHOUT            WITH
                                               PER      OVER-ALLOTMENT   OVER-ALLOTMENT
                                              SHARE         OPTION           OPTION
                                             --------   --------------   --------------
Assumed public offering price..............   $9.00      $45,000,000      $51,750,000
Estimated underwriting discounts and
  commissions..............................    0.63        3,150,000        3,622,500
Estimated proceeds, before expenses, to
  us.......................................    8.37       41,850,000       48,127,500

    The expenses of the offering payable by us are estimated at $1,375,000. FleetBoston Robertson Stephens Inc. expects to deliver the shares of common
stock to purchasers on        , 2000.


    INDEMNITY. The underwriting agreement contains covenants of indemnity among the underwriters and us against civil liabilities, including liabilities under the Securities Act and liabilities arising from breaches of representation and warranties contained in the underwriting agreement.


    FUTURE SALES. Each of our executive officers, directors and other significant stockholders of record has agreed with the representatives, for a period of 180 days after the date of this prospectus, not to offer to sell, contract to sell or otherwise sell, dispose of, loan, pledge or grant any rights with respect to any shares of common stock, any options or warrants to purchase any shares of common stock, or any securities convertible into or exchangeable for shares of common stock owned as of the date of this prospectus or acquired directly from us by these holders or with respect to which they have or may acquire the power of disposition, without the prior written consent of FleetBoston Robertson Stephens Inc. However, FleetBoston Robertson
Stephens Inc. may, in its sole discretion and at any time without notice, release all or any portion of the securities subject to lock-up agreements. In addition, we have agreed that during the 180 days after the date of this prospectus we will not, without the prior written consent of FleetBoston Robertson Stephens Inc., (1) consent to the disposition of any shares held by stockholders subject to lock-up agreements prior to the expiration of the lock-up period or (2) issue, sell, contract to sell, or otherwise dispose of, any shares of common stock, any options to purchase any shares of common stock or any securities convertible into, exercisable for or exchangeable for shares of common stock other than (a) our sale of shares in this offering, (b) the issuance of common stock upon the exercise of outstanding options and the issuance of options under existing stock option and incentive plans, provided such common stock and the common stock issuable upon the exercise of such options cannot be transferred prior to the expiration of the lock-up period and
(c) the issuance of shares in connection with certain acquisitions that cannot be sold on the public market during the lock-up period. Please see "Shares Eligible for Future Sale."


    DIRECTED SHARES. At our request, the underwriters have reserved up to 5% of the shares of the common stock offered by this prospectus for sale to our officers, directors, employees and their family members and to our business associates at the public offering price set forth on the cover page of this prospectus. These business associates are current and former clients, vendors, suppliers and other individuals who, in the judgment of our management, have contributed to our success. These persons must commit to purchase no later than the close of business on the day following the date of this prospectus. The number of shares available for sale to the general public will be reduced to the extent these persons purchase the reserved shares. Sales of these reserved shares will be effected through E*OFFERING Corp. and E*TRADE Securities, Inc. A copy of the prospectus in electronic format will be made available on the Web site hosted by E*OFFERING Corp. and E*TRADE Securities, Inc.

    The underwriters have informed us that they do not intend to confirm sales to any accounts over which they exercise discretionary authority.


    NO PRIOR PUBLIC MARKET. Prior to this offering, there has been no public market for the common stock. Consequently, the initial public offering price for the common stock offered by this prospectus will be determined through negotiations between us and the representatives. The material factors to be considered in these negotiations are prevailing market conditions, our financial information, market valuations of other companies that we and the representatives believe to be comparable to us, estimates of our business potential and the present state of our development.


    STABILIZATION. The representatives have advised us that, under Regulation M under the Securities Exchange Act, some participants in the offering may engage in transactions, including stabilizing bids, syndicate covering transactions or the imposition of penalty bids, that may have the effect of stabilizing or maintaining the market price of the common stock at a level above that which might otherwise prevail in the open market. A "stabilizing bid" is a bid for or the purchase of the common stock on behalf of the underwriters for the purpose of fixing or maintaining the price of the common stock. A "syndicate covering transaction" is the bid for or purchase of the common stock on behalf of the underwriters to reduce a short position incurred by the underwriters in connection with the offering. A "penalty bid" is an arrangement permitting the representatives to reclaim the selling concession otherwise accruing to an underwriter or syndicate member in connection with the offering if the common stock originally sold by the underwriter or syndicate member is purchased by the representatives in a syndicate covering transaction and has therefore not been effectively placed by the underwriter or syndicate member. The representatives have advised us that these transactions may be effected on the Nasdaq National Market or otherwise and, if commenced, may be discontinued at any time.

                                 LEGAL MATTERS

    The validity of the shares offered by this prospectus will be passed upon for us by Foley, Hoag & Eliot LLP, Boston, Massachusetts. Legal matters will be passed upon for the underwriters by Hale and Dorr LLP, Boston, Massachusetts.

                                    EXPERTS


    The financial statements as of December 31, 1998 and 1999 and for each of the three years in the period ended December 31, 1999 included in this prospectus and the registration statement relating to this prospectus have been audited by Arthur Andersen LLP, as independent public accountants, as indicated in their report with respect thereto, and are included herein in reliance upon the authority of said firm as experts in giving said reports.


                      WHERE YOU CAN FIND MORE INFORMATION

    We have filed a registration statement on Form S-1 with the SEC for our common stock offered hereby. This prospectus does not contain all of the information set forth in the registration statement. You should refer to the registration statement and its exhibits for additional information. Whenever we make reference in this prospectus to any of our contracts, agreements or other documents, the references are not necessarily complete and you should refer to the exhibits attached to the registration statement for the copies of the actual contract, agreement or other document. When we complete this offering, we will also be required to file annual, quarterly and special reports, proxy statements and other information with the SEC.

    You can read our SEC filings, including the registration statement, over the Internet at the SEC's Web site at http://www.sec.gov. You may also read and copy any document we file with the SEC at its public reference facilities at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549; Suite 1400, 500 West Madison Street, Chicago, Illinois 60661 and 7 World Trade Center, Thirteenth Floor, New York, New York 10048. You may also obtain copies of the documents at prescribed rates by writing to the Public Reference Section of the SEC at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference facilities.

    We intend to send our stockholders annual reports containing audited consolidated financial statements and quarterly reports containing unaudited consolidated financial statements for the first three quarters of each fiscal year.

                             CENTRA SOFTWARE, INC.
                       CONSOLIDATED FINANCIAL STATEMENTS
                                     INDEX


                                                                PAGE
                                                                ----
Report of Independent Public Accountants....................    F-2

Consolidated Balance Sheets as of December 31, 1998 and 1999
  and Pro Forma December 31, 1999 (unaudited)...............    F-3

Consolidated Statements of Operations for the Years Ended
  December 31, 1997,
  1998 and 1999.............................................    F-4

Consolidated Statements of Redeemable Convertible Preferred
  Stock and Stockholders' Equity (Deficit) for the Years
  Ended December 31, 1997, 1998 and 1999, and Pro Forma
  December 31, 1999 (unaudited).............................    F-5

Consolidated Statements of Cash Flows for the Years Ended
  December 31, 1997, 1998 and 1999..........................    F-6

Notes to Consolidated Financial Statements..................    F-7

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To the Board of Directors and Stockholders of Centra Software, Inc.:


    We have audited the accompanying consolidated balance sheets of Centra Software, Inc. (a Delaware corporation) and subsidiaries as of December 31, 1998 and 1999, and the related consolidated statements of operations, redeemable convertible preferred stock and stockholders' equity (deficit) and cash flows for each of the three years in the period ended December 31, 1999. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.


    We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.


    In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Centra Software, Inc. and subsidiaries as of December 31, 1998 and 1999, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 1999, in conformity with generally accepted accounting principles.



                                                         /s/ Arthur Andersen LLP



Boston, Massachusetts
January 5, 2000

                             CENTRA SOFTWARE, INC.

                          CONSOLIDATED BALANCE SHEETS


                                                                     DECEMBER 31,           PRO FORMA
                                                              --------------------------   DECEMBER 31,
                                                                 1998           1999           1999
                                                              -----------   ------------   ------------
                                                                                           (UNAUDITED)
                                                ASSETS
Current Assets:
  Cash and cash equivalents.................................  $ 1,979,000   $  7,878,000   $  7,878,000
  Accounts receivable, net of reserves of approximately
    $100,000 and $194,000 at December 31, 1998 and 1999,
    respectively............................................    1,769,000      2,667,000      2,667,000
  Prepaid expenses and other current assets.................      190,000        510,000        510,000
                                                              -----------   ------------   ------------
      Total current assets..................................    3,938,000     11,055,000     11,055,000
                                                              -----------   ------------   ------------
Property and Equipment, at cost:
  Computers and equipment...................................    1,187,000      2,343,000      2,343,000
  Furniture and fixtures....................................      204,000        312,000        312,000
  Leasehold improvements....................................       66,000         93,000         93,000
                                                              -----------   ------------   ------------
                                                                1,457,000      2,748,000      2,748,000
  Less--Accumulated depreciation and amortization...........      660,000      1,271,000      1,271,000
                                                              -----------   ------------   ------------
                                                                  797,000      1,477,000      1,477,000
                                                              -----------   ------------   ------------
  Other Assets..............................................       18,000        764,000        764,000
                                                              -----------   ------------   ------------
                                                              $ 4,753,000   $ 13,296,000   $ 13,296,000
                                                              ===========   ============   ============

        LIABILITIES, REDEEMABLE CONVERTIBLE PREFERRED STOCK AND STOCKHOLDERS' EQUITY (DEFICIT)
Current Liabilities:
  Current maturities of term loan...........................  $   325,000   $    339,000   $    339,000
  Accounts payable..........................................      416,000        562,000        562,000
  Accrued expenses..........................................      931,000      2,780,000      2,780,000
  Accrued dividends payable.................................           --             --      6,480,000
  Deferred revenue..........................................      725,000      1,546,000      1,546,000
                                                              -----------   ------------   ------------
      Total current liabilities.............................    2,397,000      5,227,000     11,707,000
                                                              -----------   ------------   ------------
Term loan, net of current maturities........................      530,000        376,000        376,000
                                                              -----------   ------------   ------------
Commitments (Note 5)
Redeemable convertible preferred stock, $0.001 par value--
  Authorized--9,164,490 shares; no shares pro forma
  Issued and outstanding--6,469,490 shares, 9,164,490
    shares, and no shares as of December 31, 1998 and 1999
    and pro forma December 31, 1999, respectively, at
    carrying value..........................................   18,498,000     32,480,000             --
                                                              -----------   ------------   ------------
Stockholders' equity (deficit):
  Preferred stock, $0.001 par value--
  Authorized--no shares actual; 10,000,000 shares pro forma
  Issued and outstanding--none actual; and pro forma                   --             --             --
  Common stock, $0.001 par value--
  Authorized--25,000,000 shares; actual; 100,000,000 shares
    pro forma
  Issued--3,742,689 shares, 5,164,923 shares and 18,911,658
    shares at December 31, 1998 and 1999 and pro forma
    December 31, 1999, respectively.........................        3,000          5,000         19,000
Additional paid-in capital..................................      693,000      3,770,000     30,406,000
Accumulated deficit.........................................  (17,354,000)   (26,536,000)   (27,186,000)
Deferred compensation.......................................           --     (1,986,000)    (1,986,000)
Treasury stock (455,339 shares, 661,606 shares and 661,606
  shares of common stock at December 31, 1998 and 1999 and
  pro forma December 31, 1999, respectively, at cost).......      (14,000)       (40,000)       (40,000)
                                                              -----------   ------------   ------------
      Total stockholders' equity (deficit)..................  (16,672,000)   (24,787,000)     1,213,000
                                                              -----------   ------------   ------------
                                                              $ 4,753,000   $ 13,296,000   $ 13,296,000
                                                              ===========   ============   ============


  The accompanying notes are an integral part of these consolidated financial statements.

                             CENTRA SOFTWARE, INC.

                     CONSOLIDATED STATEMENTS OF OPERATIONS


                                                                YEARS ENDED DECEMBER 31,
                                                         ---------------------------------------
                                                            1997          1998          1999
                                                         -----------   -----------   -----------
Revenues:
  License..............................................  $   234,000   $ 3,356,000   $ 7,017,000
  Service..............................................       55,000       870,000     1,578,000
                                                         -----------   -----------   -----------
      Total revenues...................................      289,000     4,226,000     8,595,000
                                                         -----------   -----------   -----------
Cost of Revenues:
  License..............................................       75,000       185,000       173,000
  Service..............................................      130,000       919,000     1,543,000
                                                         -----------   -----------   -----------
      Total cost of revenues...........................      205,000     1,104,000     1,716,000
                                                         -----------   -----------   -----------
      Gross profit.....................................       84,000     3,122,000     6,879,000
                                                         -----------   -----------   -----------
Operating Expenses:
  Sales and marketing(1)...............................    2,465,000     5,066,000     8,040,000
  Product development(1)...............................    3,042,000     3,078,000     4,594,000
  General and administrative(1)........................      983,000     1,442,000     2,440,000
  Compensation charge for issuance of stock options
    (Note 7e)..........................................           --            --       736,000
                                                         -----------   -----------   -----------
      Total operating expenses.........................    6,490,000     9,586,000    15,810,000
                                                         -----------   -----------   -----------
  Operating loss.......................................   (6,406,000)   (6,464,000)   (8,931,000)
Interest Income........................................       69,000       244,000       375,000
Interest Expense.......................................      (34,000)      (33,000)      (67,000)
                                                         -----------   -----------   -----------
  Net loss.............................................   (6,371,000)   (6,253,000)   (8,623,000)
Accretion of discount on preferred stock...............      506,000       506,000       507,000
                                                         -----------   -----------   -----------
Net loss attributable to common stockholders...........  $(6,877,000)  $(6,759,000)  $(9,130,000)
                                                         ===========   ===========   ===========
Basic and diluted net loss per share...................  $     (1.33)  $     (1.16)  $     (1.39)
                                                         ===========   ===========   ===========
Pro forma basic and diluted net loss per share.........                              $     (0.64)
                                                                                     ===========
Weighted average shares outstanding:
  Basic and diluted....................................    5,156,000     5,845,000     6,588,000
                                                         ===========   ===========   ===========
  Pro forma basic and diluted..........................                               15,281,000
                                                                                     ===========


------------------------

(1) Excludes compensation charge for issuance of stock options.

  The accompanying notes are an integral part of these consolidated financial statements.

                             CENTRA SOFTWARE, INC.
     CONSOLIDATED STATEMENTS OF REDEEMABLE CONVERTIBLE PREFERRED STOCK AND
                         STOCKHOLDERS' EQUITY (DEFICIT)
              FOR EACH OF THE THREE YEARS ENDED DECEMBER 31, 1999


                                                      REDEEMABLE CONVERTIBLE             STOCKHOLDERS' EQUITY (DEFICIT)
                                                         PREFERRED STOCK         -----------------------------------------------
                                                    --------------------------           COMMON STOCK
                                                                   CARRYING      -----------------------------     ADDITIONAL
                                                      SHARES         VALUE         SHARES     $0.001 PAR VALUE   PAID-IN CAPITAL
                                                    ----------   -------------   ----------   ----------------   ---------------
BALANCE, DECEMBER 31, 1996........................   2,549,490    $ 4,311,000     2,730,000        $ 2,000         $   503,000
  Sale of series C redeemable convertible
    preferred stock, net of issuance costs of
    $27,000.......................................   1,670,000      4,175,000            --             --                  --
  Sale of series D redeemable convertible
    preferred stock, net of issuance costs of
    $20,000.......................................   2,250,000      9,000,000            --             --                  --
  Accretion of series A and B redeemable
    convertible preferred stock discount..........          --        506,000            --             --                  --
  Sale of common stock............................          --             --       804,375          1,000             133,000
  Repurchase of common stock......................          --             --            --             --                  --
  Net loss........................................          --             --            --             --                  --
                                                    ----------    -----------    ----------        -------         -----------
BALANCE, DECEMBER 31, 1997........................   6,469,490     17,992,000     3,534,375          3,000             636,000
  Accretion of series A and B redeemable
    convertible preferred stock discount..........          --        506,000            --             --                  --
  Sale of common stock............................          --             --       208,314             --              57,000
  Repurchase of common stock......................          --             --            --             --                  --
  Net loss........................................          --             --            --             --                  --
                                                    ----------    -----------    ----------        -------         -----------
BALANCE, DECEMBER 31, 1998........................   6,469,490     18,498,000     3,742,689          3,000             693,000
  Sales of series E redeemable convertible
    preferred stock, net of issuance costs of
    $52,000.......................................   2,695,000     13,475,000            --             --                  --
  Deferred compensation related to grants of
    common stock options..........................          --             --            --             --           2,722,000
  Amortization of deferred compensation...........          --             --            --             --                  --
  Accretion of series A and B redeemable
    convertible preferred stock discount..........          --        507,000            --             --                  --
  Sale of common stock............................          --             --     1,422,234          2,000             355,000
  Repurchase of common stock......................          --             --            --             --                  --
  Net loss........................................          --             --            --             --                  --
                                                    ----------    -----------    ----------        -------         -----------
BALANCE, DECEMBER 31, 1999........................   9,164,490     32,480,000     5,164,923          5,000           3,770,000
  Accretion of series A and B redeemable
    convertible preferred stock discount
    (unaudited)...................................          --        650,000            --             --                  --
  Conversion of redeemable convertible preferred
    stock into common stock (unaudited)...........  (9,164,490)   (26,650,000)   13,746,735         14,000          26,636,000
  Accrual of dividends payable on series A and B
    redeemable convertible preferred stock
    (unaudited)...................................          --     (6,480,000)           --             --                  --
                                                    ----------    -----------    ----------        -------         -----------
PRO FORMA BALANCE, DECEMBER 31, 1999
(UNAUDITED).......................................          --    $        --    18,911,658        $19,000         $30,406,000
                                                    ==========    ===========    ==========        =======         ===========

                                                                       STOCKHOLDERS' EQUITY (DEFICIT)
                                                    --------------------------------------------------------------------
                                                                                       STOCK           TREASURY STOCK
                                                    ACCUMULATED      DEFERRED       SUBSCRIPTION     -------------------
                                                      DEFICIT      COMPENSATION      RECEIVABLE       SHARES      COST
                                                    ------------   ------------   ----------------   --------   --------
BALANCE, DECEMBER 31, 1996........................  $ (3,671,000)  $        --        $     --       395,433    $(10,000)
  Sale of series C redeemable convertible
    preferred stock, net of issuance costs of
    $27,000.......................................       (27,000)           --              --            --          --
  Sale of series D redeemable convertible
    preferred stock, net of issuance costs of
    $20,000.......................................       (20,000)           --              --            --          --
  Accretion of series A and B redeemable
    convertible preferred stock discount..........      (506,000)           --              --            --          --
  Sale of common stock............................            --            --          (8,000)           --          --
  Repurchase of common stock......................            --            --              --        51,656      (3,000)
  Net loss........................................    (6,371,000)           --              --            --          --
                                                    ------------   -----------        --------       -------    --------
BALANCE, DECEMBER 31, 1997........................   (10,595,000)           --          (8,000)      447,089     (13,000)
  Accretion of series A and B redeemable
    convertible preferred stock discount..........      (506,000)           --              --            --          --
  Sale of common stock............................            --            --           8,000            --          --
  Repurchase of common stock......................            --            --              --         8,250      (1,000)
  Net loss........................................    (6,253,000)           --              --            --          --
                                                    ------------   -----------        --------       -------    --------
BALANCE, DECEMBER 31, 1998........................   (17,354,000)           --              --       455,339     (14,000)
  Sales of series E redeemable convertible
    preferred stock, net of issuance costs of
    $52,000.......................................       (52,000)           --              --            --          --
  Deferred compensation related to grants of
    common stock options..........................            --    (2,722,000)             --            --          --
  Amortization of deferred compensation...........            --       736,000              --            --          --
  Accretion of series A and B redeemable
    convertible preferred stock discount..........      (507,000)           --              --            --          --
  Sale of common stock............................            --            --              --            --          --
  Repurchase of common stock......................            --            --              --       206,267     (26,000)
  Net loss........................................    (8,623,000)           --              --            --          --
                                                    ------------   -----------        --------       -------    --------
BALANCE, DECEMBER 31, 1999........................   (26,536,000)   (1,986,000)             --       661,606     (40,000)
  Accretion of series A and B redeemable
    convertible preferred stock discount
    (unaudited)...................................      (650,000)           --              --            --          --
  Conversion of redeemable convertible preferred
    stock into common stock (unaudited)...........            --            --              --            --          --
  Accrual of dividends payable on series A and B
    redeemable convertible preferred stock
    (unaudited)...................................            --            --              --            --          --
                                                    ------------   -----------        --------       -------    --------
PRO FORMA BALANCE, DECEMBER 31, 1999
(UNAUDITED).......................................  $(27,186,000)  $(1,986,000)       $     --       661,606    $(40,000)
                                                    ============   ===========        ========       =======    ========


                                                         TOTAL
                                                     STOCKHOLDERS'
                                                    EQUITY (DEFICIT)
                                                    ----------------
BALANCE, DECEMBER 31, 1996........................    $ (3,176,000)
  Sale of series C redeemable convertible
    preferred stock, net of issuance costs of
    $27,000.......................................         (27,000)
  Sale of series D redeemable convertible
    preferred stock, net of issuance costs of
    $20,000.......................................         (20,000)
  Accretion of series A and B redeemable
    convertible preferred stock discount..........        (506,000)
  Sale of common stock............................         126,000
  Repurchase of common stock......................          (3,000)
  Net loss........................................      (6,371,000)
                                                      ------------
BALANCE, DECEMBER 31, 1997........................      (9,977,000)
  Accretion of series A and B redeemable
    convertible preferred stock discount..........        (506,000)
  Sale of common stock............................          65,000
  Repurchase of common stock......................          (1,000)
  Net loss........................................      (6,253,000)
                                                      ------------
BALANCE, DECEMBER 31, 1998........................     (16,672,000)
  Sales of series E redeemable convertible
    preferred stock, net of issuance costs of
    $52,000.......................................         (52,000)
  Deferred compensation related to grants of
    common stock options..........................              --
  Amortization of deferred compensation...........         736,000
  Accretion of series A and B redeemable
    convertible preferred stock discount..........        (507,000)
  Sale of common stock............................         357,000
  Repurchase of common stock......................         (26,000)
  Net loss........................................      (8,623,000)
                                                      ------------
BALANCE, DECEMBER 31, 1999........................     (24,787,000)
  Accretion of series A and B redeemable
    convertible preferred stock discount
    (unaudited)...................................        (650,000)
  Conversion of redeemable convertible preferred
    stock into common stock (unaudited)...........      26,650,000
  Accrual of dividends payable on series A and B
    redeemable convertible preferred stock
    (unaudited)...................................              --
                                                      ------------
PRO FORMA BALANCE, DECEMBER 31, 1999
(UNAUDITED).......................................    $  1,213,000
                                                      ============


  The accompanying notes are an integral part of these consolidated financial statements.

                             CENTRA SOFTWARE, INC.

                     CONSOLIDATED STATEMENTS OF CASH FLOWS


                                                                     YEARS ENDED DECEMBER 31,
                                                              ---------------------------------------
                                                                 1997          1998          1999
                                                              -----------   -----------   -----------
Cash Flows from Operating Activities:
  Net loss..................................................  $(6,371,000)  $(6,253,000)  $(8,623,000)
  Adjustments to reconcile net loss to net cash used in
    operating activities--
    Depreciation and amortization...........................      227,000       369,000       613,000
    Compensation charge for issuance of stock options.......           --            --       736,000
    Loss on disposal of fixed assets........................       51,000            --            --
    Changes in assets and liabilities--
      Accounts receivable...................................     (149,000)   (1,619,000)     (899,000)
      Prepaid expenses and other current assets.............      (46,000)     (113,000)     (321,000)
      Other assets..........................................      113,000        10,000      (746,000)
      Accounts payable......................................      445,000      (110,000)      145,000
      Accrued expenses......................................      165,000       585,000     1,850,000
      Deferred revenue......................................       64,000       660,000       821,000
                                                              -----------   -----------   -----------
        Net cash used in operating activities...............   (5,501,000)   (6,471,000)   (6,424,000)
                                                              -----------   -----------   -----------

Cash Flows from Investing Activities:
  Purchase of property and equipment, net...................     (543,000)     (472,000)   (1,291,000)
  Purchases of short-term investments.......................      (70,000)           --            --
  Sale of short-term investments............................           --        70,000            --
  (Increase) decrease in restricted cash....................     (161,000)      211,000            --
                                                              -----------   -----------   -----------
        Net cash used in investing activities...............     (774,000)     (191,000)   (1,291,000)
                                                              -----------   -----------   -----------

Cash Flows from Financing Activities:
  Proceeds from sale of preferred stock, net................   13,128,000            --    13,423,000
  Proceeds from sale of common stock........................      126,000        65,000       357,000
  Purchase of treasury stock................................       (3,000)       (1,000)      (26,000)
  Proceeds from term loan...................................      159,000       713,000       209,000
  Payments on term loan.....................................      (88,000)     (120,000)     (323,000)
  Payments on capital lease obligations.....................       (2,000)      (25,000)      (26,000)
                                                              -----------   -----------   -----------
        Net cash provided by financing activities...........   13,320,000       632,000    13,614,000
                                                              -----------   -----------   -----------

Net Increase (Decrease) in Cash and Cash Equivalents........    7,045,000    (6,030,000)    5,899,000
Cash and Cash Equivalents, beginning of year................      964,000     8,009,000     1,979,000
                                                              -----------   -----------   -----------
Cash and Cash Equivalents, end of year......................  $ 8,009,000   $ 1,979,000   $ 7,878,000
                                                              ===========   ===========   ===========
Supplemental Disclosure of Cash Flow Information:
  Cash paid during the period for interest..................  $    34,000   $    37,000   $    74,000
                                                              ===========   ===========   ===========

Supplemental Disclosure of Noncash Financing Activities:
  Accretion of discount on series A and series B redeemable
    convertible preferred stock.............................  $   506,000   $   506,000   $   507,000
                                                              ===========   ===========   ===========
  Property and equipment acquired under capital lease.......  $   111,000   $        --   $        --
                                                              ===========   ===========   ===========
  Issuance of common stock and stock subscription
    receivable..............................................  $     8,000   $        --   $        --
                                                              ===========   ===========   ===========


  The accompanying notes are an integral part of these consolidated financial statements.

                             CENTRA SOFTWARE, INC.


                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


(1) OPERATIONS AND SIGNIFICANT ACCOUNTING POLICIES

    Centra Software, Inc. (Centra) was incorporated as a Delaware corporation on April 4, 1995. From incorporation in April 1995 through June 1997, Centra was in the development stage, engaged primarily in development of its initial products. In July 1997, Centra began commercial shipment of its initial product. Centra is a provider of software and services that support live eBusiness collaboration, collaborative commerce, and corporate learning and training.

    Centra is subject to certain business risks that could affect future operations and financial performance. These risks include, but are not limited to, rapid technological changes, significant competition, dependence on key individuals, quarterly performance fluctuations, ability to enhance existing products and services and the need to obtain adequate financing to fund these enhancements and for the development of new products.

    The accompanying consolidated financial statements reflect the application of certain accounting polices, as described in this note and elsewhere in the notes to consolidated financial statements.

(A) BASIS OF PRESENTATION


    The consolidated financial statements include the accounts of Centra and its wholly-owned subsidiaries, Centra Software Europe Limited, which was incorporated in the United Kingdom on June 25, 1999 and Centra Software Securities Corporation, a Massachusetts securities corporation. All significant intercompany transactions and balances have been eliminated in consolidation.



(B) USE OF ESTIMATES


    The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ materially from those estimates.


(C) REVENUE RECOGNITION



    Centra recognizes revenues in accordance with the American Institute of Certified Public Accountants' (AICPA) Statement of Position 97-2, SOFTWARE REVENUE RECOGNITION (SOP 97-2), as amended by Statement of Position 98-4, DEFERRAL OF THE EFFECTIVE DATE OF A PROVISION of SOP 97-2 (SOP 98-4). Centra derives substantially all of its revenues from the sale of software licenses, post-contract support (maintenance), and other services. Maintenance includes telephone technical support, bug fixes and rights to upgrades and enhancements on a when-and-if available basis. Professional services include training and basic implementation consulting to meet specific customer needs.



    Revenues from license fees are recognized when persuasive evidence of an agreement exists, delivery of the product has occurred, the fee is fixed or determinable and collectability is probable. Advance payments are recorded as deferred revenue until the products are shipped, services are delivered or obligations are met. Centra's products do not require significant customization.



    Revenues related to maintenance and hosting services are recognized on a straight-line basis over the period that the maintenance and hosting services are provided and revenues allocable to implementation, consulting and training services are recognized as the services are performed.

                             CENTRA SOFTWARE, INC.

(1) OPERATIONS AND SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)


    In December 1998, the AICPA issued Statement of Position 98-9, MODIFICATION OF SOP 97-2, SOFTWARE REVENUE RECOGNITION, WITH RESPECT TO CERTAIN TRANSACTIONS (SOP 98-9). SOP 98-9 requires use of the residual method for recognition of revenues when vendor-specific objective evidence exists for undelivered elements but does not exist for delivered elements of a software arrangement. Centra will be required to comply with the provisions of SOP 98-9 for transactions entered into beginning January 1, 2000. Centra does not expect that the adoption of SOP 98-9 will have a material effect on the financial position or results of operations.



(D) CASH EQUIVALENTS



    Centra considers all highly liquid investments purchased with an original maturity of three months or less to be cash equivalents.



    Centra accounts for cash equivalents in accordance with Statement of Financial Accounting Standards (SFAS) No. 115, ACCOUNTING FOR CERTAIN INVESTMENTS IN DEBT AND EQUITY SECURITIES. At December 31, 1998, Centra's cash equivalents consisted of money market accounts and highly rated commercial paper. At December 31, 1999, Centra's cash equivalents consisted of money market accounts and highly rated corporate bonds.



(E) DEPRECIATION AND AMORTIZATION


    Centra provides for depreciation and amortization of property and equipment using the straight-line method by charges to operations in amounts to allocate the cost of assets over their estimated useful lives as follows:

                                                                ESTIMATED
ASSET CLASSIFICATION                                           USEFUL LIFE
--------------------                                          -------------
Computers and equipment.....................................     3 years
Furniture and fixtures......................................     3 years
Leasehold improvements......................................  Life of lease

    In accordance with SFAS No. 121, ACCOUNTING FOR IMPAIRMENT OF LONG-LIVED ASSETS AND FOR LONG-LIVED ASSETS TO BE DISPOSED OF, Centra reviews its long-lived assets (which consists of property and equipment) for impairment as events and circumstances indicate the carrying amount of an asset may not be recoverable. Centra evaluates the realizability of its long-lived assets based on profitability and cash flow expectations for the related asset. Management believes that, as of each of the balance sheet dates presented, none of Centra's long-lived assets were impaired.


(F) PRODUCT DEVELOPMENT COSTS


    SFAS No. 86, ACCOUNTING FOR THE COSTS OF COMPUTER SOFTWARE TO BE SOLD, LEASED OR OTHERWISE MARKETED, requires capitalization of certain software development costs subsequent to the establishment of technological feasibility. Based upon Centra's product development process, technological feasibility is established upon completion of a working model. Costs incurred by Centra between the establishment of technological feasibility and the point at which the product is ready for general release has not been significant. Accordingly, Centra has charged all such costs to product development expenses in the accompanying consolidated statements of operations.

                             CENTRA SOFTWARE, INC.

(1) OPERATIONS AND SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)


(G) DISCLOSURE OF FAIR VALUE OF FINANCIAL INSTRUMENTS AND CONCENTRATION OF CREDIT RISK



    Financial instruments that potentially expose Centra to concentrations of credit risk consist mainly of cash and cash equivalents and accounts receivable. Centra maintains its cash and cash equivalents principally in domestic financial institutions and investments of high credit rating. Centra's accounts receivable are derived primarily from sales of software products and services. Centra performs credit evaluations of its customers and generally does not require collateral. Centra does not believe that significant credit risk exists at December 31, 1998 and 1999. The carrying amounts of Centra's financial instruments approximate fair market value.



    During the year ended December 31, 1998, Centra had one customer who accounted for 11% of revenues. No customer accounted for greater than 10% of revenues for the years ended December 31, 1997 or 1999. As of December 31, 1998, Centra had one customer who accounted for 17% of accounts receivable. As of December 31, 1999, Centra had three customers who accounted for 16%, 12% and 10% of accounts receivable, respectively.



(H) FOREIGN CURRENCY TRANSLATION



    The financial statements of Centra's non-US subsidiary are translated in accordance with SFAS No. 52 FOREIGN CURRENCY TRANSLATION. The functional currency of Centra's foreign subsidiary is the US dollar, accordingly, all assets and liabilities of the foreign subsidiary are translated using the exchange rate at the balance sheet date except for property and equipment and stockholders' deficit, which are translated at historical rates. Revenues and expenses are translated at average rates during the period, except for depreciation and amortization, which are translated at historical rates. Transaction and translation gains and losses are included in the accompanying consolidated statement of operations for the year ended December 31, 1999 and were not material to the financial statements taken as a whole.



(I) COMPREHENSIVE INCOME (LOSS)


    As of January 1, 1998, Centra adopted SFAS No. 130, REPORTING COMPREHENSIVE INCOME. SFAS No. 130 requires disclosure of all components of comprehensive income (loss) on an annual and interim basis. Comprehensive income (loss) is defined as the change in equity of a business enterprise during a period from transactions and other events and circumstances from nonowner sources. Centra's comprehensive loss is equal to net loss for all periods presented.


(J) NET LOSS PER SHARE


    Basic and diluted net loss per share are presented in conformity with SFAS No. 128, EARNING PER SHARE (SFAS No. 128) for all periods presented. Pursuant to Securities and Exchange Commission Staff Accounting Bulletin No. 98, common stock and redeemable convertible preferred stock issued or granted for nominal consideration prior to the anticipated effective date of Centra's initial public offering must be included in the calculation of basic and diluted net loss per share as if they had been outstanding for all periods presented. The common shares to be issued for the series A and series B preferred stock upon conversion, redemption or liquidation will be for nominal consideration due to the liquidation premium payable to the holders of series A and series B. Accordingly, the shares to be issued at the time the series A and series B preferred stock converts to common stock have been included in the calculation of basic and diluted net loss per share from date of issuance. In accordance

                             CENTRA SOFTWARE, INC.

(1) OPERATIONS AND SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

with SFAS No. 128, basic and diluted net loss per share has been computed by dividing the weighted-average number of shares of common stock outstanding during the period, less shares subject to repurchase into the net loss attributable to common stockholders which includes both the accretion of the discount and the liquidation premium on the series A and series B preferred stock.


(K) PRO FORMA NET LOSS PER SHARE



    Pro forma net loss per share has been computed as described above and also gives effect to the conversion of redeemable convertible preferred stock not included in the computation of basic and diluted net loss per share that will automatically convert upon the completion of Centra's proposed initial public offering (using the if-converted method) from the original date of issuance. Upon consummation of the proposed initial public offering, all of the redeemable convertible preferred stock outstanding as of December 31, 1999 will be converted into an aggregate of 13,746,735 shares of common stock.


    Historical and pro forma basic and diluted net loss per share are as follows:


                                                                YEARS ENDED DECEMBER 31,
                                                         ---------------------------------------
                                                            1997          1998          1999
                                                         -----------   -----------   -----------
HISTORICAL:
Net loss attributable to common stockholders...........  $(6,877,000)  $(6,759,000)  $(9,130,000)
                                                         ===========   ===========   ===========
Basic and diluted shares:
Weighted-average shares of common and series A and B
  preferred stock outstanding..........................    6,684,000     7,028,000     7,857,000
Less: weighted-average shares subject to repurchase....   (1,528,000)   (1,183,000)   (1,269,000)
                                                         -----------   -----------   -----------
Weighted-average shares of common and series A and B
  preferred stock outstanding used in computing basic
  and diluted net loss per share.......................    5,156,000     5,845,000     6,588,000
                                                         -----------   -----------   -----------
Basic and diluted net loss per share...................  $     (1.33)  $     (1.16)  $     (1.39)
                                                         ===========   ===========   ===========

PRO FORMA:
Net loss attributable to common stockholders...........                              $(9,130,000)
Less: Accretion of unamortized discount on series A and
  B preferred stock....................................                                  650,000
                                                                                     -----------
Net loss                                                                             $(9,780,000)
                                                                                     ===========
Weighted-average shares of common and series A and B
  preferred stock outstanding used in computing basic
  and diluted net loss per share.......................                                6,588,000
Adjusted to reflect the assumed conversion of series C,
  D and E preferred stock from the date of issuance....                                8,693,000
                                                                                     -----------
Weighted-average shares used in computing pro forma
  basic and diluted net loss per share                                                15,281,000
                                                                                     ===========
Pro forma basic and diluted net loss per share.........                              $     (0.64)
                                                                                     ===========

                             CENTRA SOFTWARE, INC.

(1) OPERATIONS AND SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)


Options to purchase a total of 641,513, 1,092,920 and 1,377,413 common shares have not been included in the computation of dilutive EPS above for the years ended December 31, 1997, 1998 and 1999, respectively. These shares are considered antidilutive as Centra has recorded a loss for all periods presented.



(L) SEGMENT INFORMATION



    In June 1997, the Financial Accounting Standards Board (FASB) issued SFAS No. 131, DISCLOSURES ABOUT SEGMENTS OF AN ENTERPRISE AND RELATED INFORMATION (SFAS No. 131). As of December 31, 1999, Centra operates solely in one segment, the development and marketing of software products and related services, and therefore there is no impact to Centra's financial statements of adopting SFAS No. 131. Centra's revenues from customers outside of the United States were approximately $13,000, $585,000 and $503,000 in the years ended December 31, 1997, 1998 and 1999, respectively.



(M) RECENT ACCOUNTING PRONOUNCEMENTS


    In March 1998, the Accounting Standards Executive Committee issued Statement of Position 98-1, ACCOUNTING FOR THE COSTS OF COMPUTER SOFTWARE DEVELOPED OR OBTAINED FOR INTERNAL USE (SOP 98-1). SOP 98-1 requires companies to capitalize certain qualifying computer software costs that are incurred during the application development stage and amortize them over the software's estimated useful life. Centra adopted SOP 98-1 effective January 1, 1999. The adoption of SOP 98-1 did not have a material effect on Centra's consolidated financial position, results of operations or cash flows.


    In April 1998, the AICPA issued SOP 98-5, REPORTING THE COSTS OF START-UP ACTIVITIES (SOP 98-5). SOP 98-5 is effective beginning on January 1, 1999, and requires that start-up costs, capitalized prior to January 1, 1999, be written off and any future start-up costs be expensed as incurred. The adoption of SOP 98-5 did not have a material impact on Centra's financial position, results of operations or cash flows.



    In June 1999, the FASB issued SFAS No. 137, ACCOUNTING FOR DERIVATIVE INSTRUMENTS AND HEDGING ACTIVITIES-DEFERRAL OF THE EFFECTIVE DATE OF FASB STATEMENT NO. 133, which defers the effective date of SFAS No. 133 to all fiscal quarters of all fiscal years beginning after June 15, 2000. SFAS No. 133, ACCOUNTING FOR DERIVATIVE INSTRUMENTS AND HEDGING ACTIVITIES, issued in June 1998, establishes accounting and reporting standards for derivative instruments, including certain derivative instruments embedded in other contracts, and hedging activities. It requires an entity to recognize all derivatives as either assets or liabilities in the statement of financial position and measure those instruments at fair value. Centra does not expect adoption of this statement will be material to its financial position, results of operations or cash flows.

                             CENTRA SOFTWARE, INC.

(1) OPERATIONS AND SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)


(N) ACCRUED EXPENSES



    Accrued expenses at December 31, 1998 and 1999 consist of the following:



                                                            DECEMBER 31,
                                                        ---------------------
                                                          1998        1999
                                                        --------   ----------
Payroll and payroll-related costs.....................  $472,000   $1,200,000
Accrued initial public offering costs.................        --      489,000
Other accrued expenses................................   459,000    1,091,000
                                                        --------   ----------
                                                        $931,000   $2,780,000
                                                        ========   ==========


(2)  INCOME TAXES


    Centra provides for federal and state income taxes in accordance with SFAS No. 109, ACCOUNTING FOR INCOME TAXES. Under the liability method specified by SFAS No. 109, a deferred tax asset or liability is determined based on the difference between the financial statement and tax bases of assets and liabilities, as measured by the enacted tax rates. The components of Centra's net deferred tax assets are approximately as follows at December 31, 1998 and 1999:



                                                            DECEMBER 31,
                                                      ------------------------
                                                         1998          1999
                                                      -----------   ----------
Net operating loss carryforwards....................  $ 5,821,000   $9,130,000
Tax credit carryforwards............................      406,000      394,000
Other temporary differences.........................      465,000      459,000
                                                      -----------   ----------
                                                        6,692,000    9,983,000
Valuation allowance.................................   (6,692,000)  (9,983,000)
                                                      -----------   ----------
      Net deferred tax asset........................  $        --   $       --
                                                      ===========   ==========


    A valuation allowance has been recorded in the accompanying financial statements to offset this benefit, because of the uncertainty of realization.


    As of December 31, 1999, Centra had federal tax net operating loss carryforwards available to offset future taxable income, if any, of approximately $22,825,000. These carryforwards expire through 2019 and are subject to review and possible adjustment by the Internal Revenue Service.


    The U.S. Internal Revenue Code of 1986, as amended (the Code), contains provisions that may limit the net operating loss and tax credit carryforwards available to be used in any given year upon the occurrence of certain events, including changes in the ownership interests of significant stockholders. In the event of a cumulative change in ownership in excess of 50% over a three-year period, the amount of the net operating loss carryforwards and tax credit carryforwards that Centra can utilize in any one year may be limited. In the event of a change in ownership, as defined, the annual limitation on the use of the existing net operating loss carryforwards is equal to an amount determined by multiplying the value of Centra at the time of the ownership change by the U.S. federal applicable rate of interest, as determined by the U.S. Internal Revenue Service. Centra has completed several financings since its

                             CENTRA SOFTWARE, INC.

(2)  INCOME TAXES (CONTINUED)

inception and has not determined if its net operating losses and tax credit carryforwards have been limited by these financings.

    A reconciliation of the federal statutory rate to Centra's effective tax rate is as follows:


                                                                              DECEMBER 31,
                                                                  ------------------------------------
                                                                    1997          1998          1999
                                                                  --------      --------      --------
Income tax provision at federal statutory rate..............       (34.0)%       (34.0)%       (34.0)%
Increase in tax resulting from--
State tax provision, net of federal benefit.................        (6.0)         (6.0)         (6.0)
Increase in valuation allowance.............................        40.0          40.0          40.0
                                                                   -----         -----         -----
Effective tax rate..........................................          --%           --%           --%
                                                                   =====         =====         =====


(3)  REVOLVING LINE OF CREDIT


    Centra had a $750,000 revolving line of credit with a bank, which expired on December 30, 1999. On December 30, 1999, Centra received a commitment letter from the bank for a $2.0 million revolving line of credit. Borrowings under the proposed revolving line of credit will bear interest at prime rate plus .50%, with availability based on eligible accounts receivable, as defined. As of December 31, 1998 and 1999, no amounts were outstanding under the revolving line of credit.


(4)  TERM LOAN FACILITY AND CAPITAL LEASES


    Centra had a fixed asset line of credit/term loan facility, with a bank. On December 31, 1999, all advances under the original fixed asset line of credit had converted to a $480,000 term loan. Drawings under the original fixed asset line of credit were permitted through June 30, 1998, at which time each drawing under the line was converted to a term loan. In December 1998, Centra amended the fixed asset line of credit to allow for an additional $600,000 fixed asset line of credit. Advances under the amended line were permitted through September 30, 1999. Principal repayments are due monthly for each advance in 36 equal installments upon the conversion. Total borrowings outstanding under the term loans as of December 31, 1998 and 1999 amounted to $771,000 and $663,000, respectively, and are secured by substantially all assets of Centra. Outstanding amounts under the term loans at December 31, 1999 bears interest at 9.5% per annum.



    On December 30, 1999, Centra received a commitment letter from the bank for a $2.0 million equipment line of credit, of which $1.0 million is available through June 30, 2000 and the remaining $1.0 million will be available thereafter. The equipment line of credit will bear interest at prime rate plus 1.0%. All borrowings will be converted into 36 month term loans.



    In addition to the above fixed asset line of credit/term loan facility, Centra also has two capital leases. These leases bear interest at rate of 10.5% per annum and are payable through June 2002. As of December 31, 1998 and 1999, obligations under these capital leases amounted to $84,000 and $52,000, respectively.

                             CENTRA SOFTWARE, INC.

(4)  TERM LOAN FACILITY AND CAPITAL LEASES (CONTINUED)


    Future principal maturities of Centra's long-term obligations as of December 31, 1999 are as follows:



YEAR
----
2000..............................................  $339,000
2001..............................................   317,000
2002..............................................    59,000
                                                    --------
                                                    $715,000
                                                    ========



(5) COMMITMENTS



    Centra conducts its operations in leased facilities and is obligated to pay monthly rent through August 2001. As of December 31, 1999, the minimum future rental payments under the operating lease agreements are approximately as follows:



YEAR ENDING DECEMBER 31,
------------------------
2000........................................................  $  736,000
2001........................................................     402,000
                                                              ----------
                                                              $1,138,000
                                                              ==========



    Rent expense charged to operations was approximately $257,000, $362,000 and $570,000 for the years ended December 31, 1997, 1998 and 1999, respectively.



(6) REDEEMABLE CONVERTIBLE PREFERRED STOCK



    Centra has 9,164,490 authorized shares of preferred stock, of which 1,133,000, 1,416,490, 1,670,000, 2,250,000 and 2,695,000 have been designated as series A redeemable convertible participating preferred stock (series A preferred stock), series B redeemable convertible participating preferred stock (series B preferred stock), series C redeemable convertible preferred stock (series C preferred stock) and series D redeemable convertible preferred stock (series D preferred stock) and series E redeemable convertible preferred stock (series E preferred stock), respectively. During 1995, Centra sold 1,133,000 shares of series A preferred stock for $1.00 per share. During 1996, Centra sold 1,416,490 shares of series B preferred stock at $2.25 per share for gross proceeds of $3,187,000. During 1997, Centra sold 1,670,000 shares of series C preferred stock for $2.50 per share for gross proceeds of $4,175,000 and 2,250,000 shares of series D preferred stock for $4.00 per share for gross proceeds of $9,000,000. During 1999, Centra sold 2,695,000 shares of series E preferred stock for $5.00 per share for gross proceeds of $13,475,000.



    Series A and series B preferred stockholders have participation rights that allow them to receive a cash payment equal to 150% of their original investment upon redemption, liquidation, and automatic conversion plus the common shares into which the series A and the series B preferred stock converts. Centra has attributed $113,000 and $354,000 of value to these participating rights of the series A and series B preferred stock, respectively, by decreasing the carrying value of preferred stock and increasing additional paid-in capital in equal amounts at the date of issuance. Centra is increasing ratably over the redemption period the carrying value of series A and series B preferred stock by accreting the discount

                             CENTRA SOFTWARE, INC.

(6) REDEEMABLE CONVERTIBLE PREFERRED STOCK (CONTINUED)



and the liquidation premium. For the years ended December 31, 1997, 1998, and 1999 Centra recorded $506,000, $506,000 and $507,000, respectively of accretion.


    The rights, preferences and privileges of the series A, series B, series C, series D and series E preferred stock are listed as follows:

CONVERSION


    The series A, series B, series C, series D and series E preferred stock are convertible into common stock at the rate of 1 1/2 shares of common stock for each share of preferred stock, adjusted for certain dilutive events. Conversion is automatic immediately prior to the closing of an initial public offering of common stock at a per share price of at least $5.00 for the series A, series B, series C and series D preferred stock and $6.67 for the series E preferred stock, and resulting in aggregate proceeds to Centra of at least $10,000,000. Upon conversion, series A and series B preferred stockholders are also entitled to receive a liquidation premium as a cash payment equal to 150% of their original investment ($1,699,500 and $4,780,500, respectively, at December 31, 1999). As of December 31, 1999, all series of redeemable convertible preferred stock would convert to 13,746,735 shares of common stock. Pro forma stockholders' equity at December 31, 1999, as adjusted for the conversion of the redeemable convertible preferred stock is disclosed in the accompanying pro forma consolidated balance sheet.


DIVIDENDS

    The holders of the series A, series B, series C, series D and series E preferred stock are entitled to receive dividends, if and when declared, at the same rate as dividends to the common stockholders, based on the number of common shares into which the series A, series B, series C, series D and series E preferred stock are convertible.

REDEMPTION


    The series A, series B, series C, series D and series E preferred stockholders have a redemption right that requires Centra to repurchase outstanding shares of the series A, series B, series C, series D and series E preferred stock. Upon a majority vote, the series A, series B, series C, series D and series E preferred stockholders may require Centra to repurchase shares of the series A, series B, series C, series D and series E preferred stock, with cash consideration of $1,699,500, $4,780,500, $4,175,000, $9,000,000
and $13,475,000, respectively. These amounts are equal to the respective liquidation preferences as of December 31, 1999. For series A and series B preferred stock, Centra must issue, as additional consideration, the number of shares of common stock into which the series A and series B preferred stock would convert. The series A, series B, series C, series D and series E preferred stock are redeemable, beginning on December 31, 2002, at a rate of 33 1/3% of the shares then outstanding. On December 31, 2003 and 2004, 50% and 100%, respectively, of the series A, series B, series C, series D and series E preferred stock then outstanding are redeemable.


VOTING

    The series A, series B, series C, series D and series E preferred stockholders are entitled to vote on all matters with the common stockholders as if they were one class of stock. The series A, series B, series C, series D and series E preferred stockholders are entitled to the number of votes equal to the

                             CENTRA SOFTWARE, INC.

(6) REDEEMABLE CONVERTIBLE PREFERRED STOCK (CONTINUED)


number of shares of common stock into which each share of the series A, series B, series C, series D and series E preferred stock is then convertible.

MERGERS AND OTHER REORGANIZATIONS

    Upon a merger or capital reorganization, as defined, the holders of the series A, series B, series C, series D and series E preferred stock shall be entitled to receive upon conversion of the preferred stock the number of shares of stock to which a holder of common stock would have been entitled in such a merger or capital reorganization. In addition, the series A and series B preferred stockholders will receive a liquidation premium as a cash payment equal to 150% of their original investment amount plus the same consideration available to the common stockholders.


(7) STOCKHOLDERS' EQUITY (DEFICIT)


    (A) AUTHORIZED SHARES


    On October 14, 1999, Centra amended its certificate of incorporation to, among other things, increase its authorized capital stock to 34,164,490 shares of which 25,000,000 are $0.001 par value common stock and 9,164,490 shares of $0.001 par value redeemable convertible preferred stock.


    (B) RECAPITALIZATION


    On October 14, 1999, Centra's board of directors approved a 3-for-2 stock split of its common stock. The stock split was effective on October 27, 1999. All shares and per share amounts of common stock for all periods have been retroactively adjusted to reflect the stock split. Upon the closing of Centra's proposed initial public offering, its certificate of incorporation will be amended and restated to change its authorized capital stock to 100,000,000 shares of $0.001 par value common stock and 10,000,000 shares of $0.001 par value preferred stock.


    (C) RESERVED SHARES

    Centra has reserved the following number of shares of common stock for the conversion of preferred stock and issuance of stock option and restricted stock:


Series A preferred stock....................................   1,699,500
Series B preferred stock....................................   2,124,735
Series C preferred stock....................................   2,505,000
Series D preferred stock....................................   3,375,000
Series E preferred stock....................................   4,042,500
Stock options and restricted stock..........................   9,437,500
                                                              ----------
                                                              23,184,235
                                                              ==========


    (D) RESTRICTED STOCK AGREEMENTS


    Centra has entered into stock repurchase agreements with the stockholders of all outstanding shares of restricted common stock. The agreements provide that in the event that the stockholders are no longer employed by Centra, Centra has the right to repurchase any unvested shares from the

                             CENTRA SOFTWARE, INC.

(7) STOCKHOLDERS' EQUITY (DEFICIT) (CONTINUED)



stockholders at the original issuance prices of $0.001 to $0.33 per share. The repurchase option on the 2,188,301 shares of restricted common stock outstanding at December 31, 1999 lapse as follows: 25% on the one-year anniversary date from issuance and then 6.25% on each subsequent quarter over the next three years. As of December 31, 1999, 968,161 shares of common stock were vested and 1,220,140 shares of common stock are subject to repurchase rights. During the years ended December 31, 1997, 1998 and 1999, Centra exercised its rights under the stock repurchase agreements and repurchased 51,656, 8,250 and 206,249 shares, respectively. These shares were repurchased at original issuance price.


    (E) STOCK OPTION AND STOCK PURCHASE PLANS


    1995 STOCK PLAN



    In 1995, Centra adopted the 1995 Stock Plan (the 1995 Plan), which provides for the granting of incentive stock options to employees of Centra and nonqualified stock options to any directors, officers, employees or consultants of Centra. Options to purchase 3,852,000 shares of common stock may be issued pursuant to the 1995 Plan, plus an additional 385,500 shares, as defined under the 1995 Plan. Option and stock pricing is determined by Centra's Board of Directors and all options to date have been granted at the fair market value determined by the Board of Directors. Options and stock granted under the 1995 Plan vest as follows: 25% on the one-year anniversary date and then 6.25% on each subsequent quarter over the next three years, and expire no later than 10 years from the date of grant.



    Centra allowed for the immediate exercise of certain stock options granted under the 1995 Plan. The shares received upon exercise are subject to repurchase by Centra at the original option exercise price, subject to vesting at the same rates as provided in the original option agreements. A total of 2,464,907 shares have been issued upon the immediate exercise of certain stock options granted under the 1995 Plan, of which 1,220,140 shares are subject to repurchase rights.



    1999 STOCK INCENTIVE PLAN



    In November 1999, Centra adopted the 1999 Stock Incentive Plan (the 1999
Plan). A total of 3,500,000 shares of common stock have been reserved for issuance under the 1999 Plan. As of December 31, 1999, options to purchase 22,500 shares of common stock had been granted under the 1999 Plan.



    The 1999 Plan authorizes the grant of incentive options and nonqualified options. The 1999 Plan also provides for awards of stock appreciation rights, performance shares, restricted stock and other stock-based awards.



    Incentive options may be granted under the 1999 Plan to key employees and affiliates within the meaning of the Internal Revenue Code, including officers and directors as well as officers and directors of affiliates who are also employees. The exercise price of incentive options granted under the 1999 Plan must be at least equal to the fair market value of our common stock on the date of grant. The exercise price of incentive options granted to an optionee who owns stock possessing more than 10% of the voting power of the outstanding capital stock must be at least equal to 110% of the fair market value of the common stock on the date of grant, and such optionee must exercise his or her option within five years from the date of the grant of such option.

                             CENTRA SOFTWARE, INC.

(7) STOCKHOLDERS' EQUITY (DEFICIT) (CONTINUED)



    Under the terms of the 1999 Plan, Centra may grant nonqualified options to officers and other employees, directors, and other individuals providing services. There are no limits on the exercise price of nonqualified options granted under the 1999 Plan.



    The 1999 Plan is administered by the compensation committee of the board of directors. The compensation committee selects the individuals to whom options will be granted and determines the option exercise price and other terms of each award, subject to the provisions of the 1999 Plan.



    1999 DIRECTOR OPTION PLAN



    In November 1999, Centra adopted the 1999 Director Option Plan (Director
Plan). The Director Plan provides for the grant of stock options to those directors who are not full-time employees of Centra or one of its subsidiaries. Only non-statutory options may be granted under the Director Plan. The maximum number of shares of common stock as to which options may be granted under the Plan is 200,000. As of December 31, 1999, no options had been granted under the Director Plan.



    The Director Plan is administered by the board of directors. The option exercise price for each option granted under the Director Plan is the fair market value of the common stock as of the date of grant. Payment of the option exercise price is to be made in cash for the full exercise price of the options. Options are not assignable or transferrable except by will or the laws of descent and distribution. They terminate on the earlier of ten years after the date of grant or sixty days after the optionee ceases to serve as a director, except in the event of death or disability.



    Options to purchase 4,840,347 shares of common stock were available for grant at December 31, 1999.

                             CENTRA SOFTWARE, INC.

(7) STOCKHOLDERS' EQUITY (DEFICIT) (CONTINUED)



    The following is a summary of common stock option and restricted stock activity under the 1995 and 1999 Plans:



                                                                                             WEIGHTED AVERAGE
                                                    NUMBER OF SHARES     EXERCISE PRICE       EXERCISE PRICE
                                                    ----------------   -------------------   ----------------
Outstanding, December 31, 1996....................        319,406      $        0.07--0.17        $ 0.15
  Granted.........................................      1,305,825                     0.17          0.17
  Exercised.......................................       (804,375)              0.07--0.17          0.17
  Canceled........................................       (179,343)              0.07--0.17          0.16
                                                       ----------      -------------------        ------
Outstanding, December 31, 1997....................        641,513               0.07--0.17          0.16
  Granted.........................................        840,450                     0.27          0.27
  Exercised.......................................       (208,314)              0.17--0.27          0.26
  Canceled........................................       (180,729)              0.17--0.27          0.17
                                                       ----------      -------------------        ------
Outstanding, December 31, 1998....................      1,092,920               0.07--0.27          0.21
  Granted.........................................      1,816,675               0.27--8.00          1.22
  Exercised.......................................     (1,422,234)              0.17--0.33          0.25
  Canceled........................................       (109,948)              0.17--5.00          0.38
                                                       ----------      -------------------        ------
Outstanding, December 31, 1999....................      1,377,413      $        0.07--8.00        $ 1.48
                                                       ==========      ===================        ======
Exercisable common stock options, December 31,
  1999............................................         67,687      $        0.07--5.00        $ 0.46
                                                       ==========      ===================        ======
Exercisable common stock options, December 31,
  1998............................................        291,246      $        0.07--0.27        $ 0.17
                                                       ==========      ===================        ======
Exercisable common stock options, December 31,
  1997............................................         84,092      $        0.07--0.17        $ 0.16
                                                       ==========      ===================        ======



    The range of exercise prices for common stock options outstanding and options exercisable at December 31, 1999 is as follows:



                                        WEIGHTED
                                         AVERAGE
               OPTIONS OUTSTANDING                       OPTIONS EXERCISABLE
--------------------------------------------------   ----------------------------
         RANGE OF                       REMAINING       WEIGHTED                       WEIGHTED
         EXERCISE          OPTIONS     CONTRACTUAL      AVERAGE         OPTIONS        AVERAGE
          PRICES         OUTSTANDING      LIFE       EXERCISE PRICE   EXERCISABLE   EXERCISE PRICE
    ------------------   -----------   -----------   --------------   -----------   --------------
    $       0.07--0.17      217,643     7.2 years        $0.17           10,907         $0.17
            0.27--0.33      817,670     8.8 years         0.28           19,280          0.27
                  0.67       38,325     9.5 years         0.67               --          0.67
                  5.00      224,775     9.4 years         5.00           37,500          5.00
                  8.00       79,000     9.9 years         8.00               --          8.00
    ------------------    ---------     ---------        -----          -------         -----
    $       0.07--8.00    1,377,413     8.7 years        $1.48           67,687         $0.46
    ==================    =========     =========        =====          =======         =====



    In connection with stock options grants to employees and non-employees during the year ended December 31, 1999, Centra recorded deferred compensation of $2,722,000, which represents the aggregate difference between the option exercise price and the deemed fair market value of the common stock determined for financial reporting purposes for grants to employees and the fair market value of the options for the non-employees. The deferred compensation will be recognized as an expense over the vesting period of the underlying stock options. Centra recorded compensation expense of $736,000 during the year ended December 31, 1999, related to these options as a compensation charge for issuances of stock options. If Centra allocated this expense to each operating expense

                             CENTRA SOFTWARE, INC.

(7) STOCKHOLDERS' EQUITY (DEFICIT) (CONTINUED)



category, sales and marketing, product development and general and administrative expenses would have increased by $176,000, $75,000 and $485,000, respectively.


    In October 1995, the FASB issued SFAS No. 123, ACCOUNTING FOR STOCK-BASED COMPENSATION, which requires the measurement of the fair value of stock options to be included in the statements of operations or disclosed in the notes to the financial statements. Centra has determined that it will continue to account for stock-based compensation for employees and directors under Accounting Principles Board Opinion No. 25 and elect the disclosure-only alternative under SFAS
No. 123. Centra records the fair market value of stock options granted to nonemployees in the consolidated statement of operations. The Company has computed the pro forma disclosures required under SFAS No. 123 for stock options granted to employees and directors using the Black-Scholes option pricing model. The assumptions used are as follows:


                                                              YEAR ENDED DECEMBER 31,
                                                     -----------------------------------------
                                                        1997           1998           1999
                                                     -----------   ------------   ------------
Risk-free interest rate............................   5.7%-6.9%     4.5%-6.7%      4.8%-6.1%
Expected dividend yield............................      --            --             --
Expected lives.....................................   7.5 years     7.5 years      7.5 years
Expected volatility................................      60%          100%            85%



    The expected volatility factor was based on actual volatility factors for comparable public software companies. The weighted average fair value of grants at fair market value during the years ended December 31, 1997, 1998 and 1999 was $0.14, $0.27 and $6.48 per share, respectively. The weighted average exercise price of grants at fair market value during the years ended December 31, 1997, 1998 and 1999 was $0.17, $0.27, and $8.00, respectively. During 1999, Centra granted certain options with an exercise price below the deemed fair market value of the common stock. The weighted average exercise price and weighted average fair value of these options was $1.56 and $3.17, respectively.



    The pro forma effects of applying SFAS No. 123 are as follows for the years ended December 31, 1997, 1998 and 1999:



                                                                 YEAR ENDED DECEMBER 31,
                                                         ---------------------------------------
                                                            1997          1998          1999
                                                         -----------   -----------   -----------
Net loss attributable to common stockholders--
  As reported..........................................  $(6,877,000)  $(6,759,000)  $(9,130,000)
  Pro forma............................................  $(6,894,000)  $(6,823,000)  $(9,815,000)
EPS
  As reported..........................................  $     (1.33)  $     (1.16)  $     (1.39)
  Pro forma............................................  $     (1.34)  $     (1.17)  $     (1.49)



    The Black-Scholes option pricing model was developed for use in estimating the fair value of traded options that have no vesting restrictions and are fully transferable. In addition, option pricing models require the input of highly subjective assumptions, including expected stock price volatility. Because Centra's employee stock options have characteristics significantly different from those of traded options, and because changes in the subjective input assumptions can materially affect the fair value estimate, in management's opinion, the existing models do not necessarily provide a reliable single measure of the fair value of its employee stock options.

                             CENTRA SOFTWARE, INC.

(7) STOCKHOLDERS' EQUITY (DEFICIT) (CONTINUED)


    1999 EMPLOYEE STOCK PURCHASE PLAN


    In November 1999, Centra adopted the 1999 Employee Stock Purchase Plan (the Stock Purchase Plan). The Stock Purchase Plan authorizes the issuance of up to a total of 1,500,000 shares of Centra's common stock to participating employees. As of December 31 of each year, Centra will increase the number of shares reserved for issuance under the Stock Purchase Plan automatically by 2% of the total number of shares of our common stock then outstanding or, if less, 300,000 shares.



    Under the terms of the Stock Purchase Plan, all employees who have completed three months of employment and whose customary employment is more than 20 hours per week and more than five months in the calendar year, are eligible to participate in the Stock Purchase Plan. Employees who own stock and hold outstanding options to purchase stock representing five percent or more of the total combined voting power or value of all classes of stock are not eligible to participate in the Stock Purchase Plan.


    The right to purchase common stock under the Stock Purchase Plan is made available through a series of offerings. On the first day of an offering period, Centra will grant to each eligible employee who has elected in writing to participate in the Stock Purchase Plan an option to purchase shares of common stock. The employee is required to authorize an amount, between 1% and 10% of the employee's compensation, to be deducted from the employee's pay during the offering period. On the last day of the offering period, the employee will be deemed to have exercised the option, at the option exercise price, to the extent of accumulated payroll deductions. Under the terms of the Stock Purchase Plan, the option exercise price is an amount equal to 85% of the fair market value of one share of common stock on either the first or last day of the offering period, whichever is lower. In the event of a change in control of Centra, the Stock Purchase Plan will terminate and shares will be purchased with the payroll deductions accumulated to date by participating employees.

    No employee may be granted an option that would permit the employee's rights to purchase common stock to accrue at a rate in excess of $25,000 of the fair market value of the common stock, determined as of the date the option is granted, in any calendar year.

    The stock purchase plan is administered by the compensation committee of the board of directors.


(8)  EMPLOYEE BENEFIT PLAN



    Centra has adopted an employee benefit plan (the 401(k) Plan) under
Section 401(k) of the Internal Revenue Code. The 401(k) Plan allows employees to make pretax contributions up to the maximum allowable amount set by the Internal Revenue Service. Under the 401(k) Plan, Centra may match a portion of the employee contribution up to a defined maximum and provide profit sharing to employees at its discretion. Centra made no contributions to the 401(k) Plan for the years ended December 31, 1997, 1998 and 1999.

[Description of inside back cover artwork

The heading "Consistent, Easy to Use Collaboration Interfaces" appears at the top of the page, above the following sentence: "Centra 99 is an enterprise-class live eBusiness collaboration system that supports three application-specific user interfaces." The following product descriptions appear on the left side of the page:

"SYMPOSIUM
Centra Symposium is utilized for highly interactive events such as hands-on classes, workshops, coaching and teamwork."

"CONFERENCE
Centra Conference is designed for one-to-one selling and large-scale Web presentations."

"CentraNow
CentraNow is a self-service Web destination that can be accessed through Centra 99 and is designed for spontaneous meetings."

A separate illustrative screen shot appears to the right of each of the product descriptions described above.]

                                     [LOGO]

    UNTIL             , 2000 (25 DAYS AFTER THE DATE OF THIS PROSPECTUS), ALL
DEALERS THAT BUY, SELL OR TRADE OUR COMMON STOCK, WHETHER OR NOT PARTICIPATING IN THIS OFFERING, MAY BE REQUIRED TO DELIVER A PROSPECTUS. THIS REQUIREMENT IS IN ADDITION TO THE DEALERS' OBLIGATION TO DELIVER A PROSPECTUS WHEN ACTING AS UNDERWRITERS AND WITH RESPECT TO THEIR UNSOLD ALLOTMENTS OR SUBSCRIPTIONS.

THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. WE MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL SECURITIES, AND WE ARE NOT SOLICITING OFFERS TO BUY THESE SECURITIES, IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

                  SUBJECT TO COMPLETION, DATED JANUARY 7, 2000

                                     [LOGO]

                                5,000,000 SHARES

                                  COMMON STOCK

    Centra Software, Inc. is offering 5,000,000 shares of its common stock. This is our initial public offering and no public market currently exists for our shares. We have applied to have the shares being offered approved for quotation on the Nasdaq National Market under the symbol "CTRA." We anticipate that the initial public offering price will be between $8.00 and $10.00 per share.

                            ------------------------

                 INVESTING IN OUR COMMON STOCK INVOLVES RISKS.
                    SEE "RISK FACTORS" BEGINNING ON PAGE 6.

                            ------------------------

                                                                 PER SHARE              TOTAL
                                                                 ---------              -----
Public Offering Price.....................................           $                    $
Underwriting Discounts and Commissions....................           $                    $
Proceeds to Centra........................................           $                    $

    THE SECURITIES AND EXCHANGE COMMISSION AND STATE SECURITIES REGULATORS HAVE NOT APPROVED OR DISAPPROVED THESE SECURITIES, OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

    We have granted the underwriters a 30-day option to purchase up to an additional 750,000 shares of common stock to cover over-allotments.

                            ------------------------

ROBERTSON STEPHENS INTERNATIONAL

                                   CHASE H&Q

                                                           DAIN RAUSCHER WESSELS

               THE DATE OF THIS PROSPECTUS IS             , 2000.

                                  UNDERWRITING

    The underwriters named below, acting through their representatives, FleetBoston Robertson Stephens Inc., Hambrecht & Quist LLC and Dain Rauscher Wessels, a division of Dain Rauscher Incorporated, have severally agreed with us, subject to the terms and conditions of the underwriting agreement, to purchase from us the numbers of shares of common stock set forth opposite their names below. The underwriters are committed to purchase and pay for all of the shares if any are purchased.

                                                               NUMBER
U.S. UNDERWRITERS                                             OF SHARES
-----------------                                             ---------
FleetBoston Robertson Stephens Inc..........................
Hambrecht & Quist LLC.......................................
Dain Rauscher Wessels.......................................
INTERNATIONAL UNDERWRITERS
--------------------------
FleetBoston Robertson Stephens International Limited.
Hambrecht & Quist LLC.......................................
Dain Rauscher Wessels.......................................

                                                              ---------
    Total...................................................  5,000,000
                                                              =========

    We have been advised that the underwriters propose to offer the shares of common stock to the public at the public offering price located on the cover page of this prospectus and to dealers at that price less a concession of not in
excess of $    per share, of which $    may be reallowed to other dealers. After
the initial public offering, the public offering price, concession and reallowance to dealers may be reduced by the representatives. No reduction in this price will change the amount of proceeds to be received by us as indicated on the cover page of this prospectus.

    OVER-ALLOTMENT OPTION. We have granted to the underwriters an option, exercisable during the 30-day period after the date of this prospectus, to purchase up to 750,000 additional shares of common stock at the same price per share as we will receive for the 5,000,000 shares that the underwriters have agreed to purchase. To the extent that the underwriters exercise this option, each of the underwriters will have a firm commitment to purchase approximately the same percentage of additional shares that the number of shares of common stock to be purchased by it shown in the above table represents as a percentage of the 5,000,000 shares offered by this prospectus. If purchased, the additional shares will be sold by the underwriters on the same terms as those on which the 5,000,000 shares are being sold. We will be obligated, under this option, to sell shares to the extent the option is exercised. The underwriters may exercise the option only to cover over-allotments made in connection with the sale of the 5,000,000 shares of common stock offered by this prospectus.

    UNDERWRITING DISCOUNTS AND COMMISSIONS. The underwriting discounts and commissions will be an amount equal to the public offering price per share, less the amount paid per share by the underwriters to us. We currently expect that the underwriting discounts and commissions will equal 7% of the public offering price. The following table shows the estimated per share and total underwriting discounts and commissions to be paid by us to the underwriters. This information is presented assuming either no exercise or full exercise by the underwriters of their over-allotment option.

                                                           WITHOUT            WITH
                                               PER      OVER-ALLOTMENT   OVER-ALLOTMENT
                                              SHARE         OPTION           OPTION
                                             --------   --------------   --------------
Assumed public offering price..............   $9.00      $45,000,000      $51,750,000
Estimated underwriting discounts and
  commissions..............................    0.63        3,150,000        3,622,500
Estimated proceeds, before expenses, to
  us.......................................    8.37       41,850,000       48,127,500

    The expenses of the offering payable by us are estimated at $1,375,000. FleetBoston Robertson Stephens Inc. expects to deliver the shares of common
stock to purchasers on        , 2000.

    INDEMNITY. The underwriting agreement contains covenants of indemnity among the underwriters and us against civil liabilities, including liabilities under the Securities Act and liabilities arising from breaches of representation and warranties contained in the underwriting agreement.

    FUTURE SALES. Each of our executive officers, directors and other significant stockholders of record has agreed with the representatives, for a period of 180 days after the date of this prospectus, not to offer to sell, contract to sell or otherwise sell, dispose of, loan, pledge or grant any rights with respect to any shares of common stock, any options or warrants to purchase any shares of common stock, or any securities convertible into or exchangeable for shares of common stock owned as of the date of this prospectus or acquired directly from us by these holders or with respect to which they have or may acquire the power of disposition, without the prior written consent of FleetBoston Robertson Stephens Inc. However, FleetBoston Robertson
Stephens Inc. may, in its sole discretion and at any time without notice, release all or any portion of the securities subject to lock-up agreements. In addition, we have agreed that during the 180 days after the date of this prospectus we will not, without the prior written consent of FleetBoston Robertson Stephens Inc., (1) consent to the disposition of any shares held by stockholders subject to lock-up agreements prior to the expiration of the lock-up period or (2) issue, sell, contract to sell, or otherwise dispose of, any shares of common stock, any options to purchase any shares of common stock or any securities convertible into, exercisable for or exchangeable for shares of common stock other than (a) our sale of shares in this offering, (b) the issuance of common stock upon the exercise of outstanding options and the issuance of options under existing stock option and incentive plans, provided such common stock and the common stock issuable upon the exercise of such options cannot be transferred prior to the expiration of the lock-up period and
(c) the issuance of shares in connection with certain acquisitions that cannot be sold on the public market during the lock-up period. Please see "Shares Eligible for Future Sale."

    DIRECTED SHARES. At our request, the underwriters have reserved up to 5% of the shares of the common stock offered by this prospectus for sale to our officers, directors, employees and their family members and to our business associates at the public offering price set forth on the cover page of this prospectus. These business associates are current and former clients, vendors, suppliers and other individuals who, in the judgment of our management, have contributed to our success. These persons must commit to purchase no later than the close of business on the day following the date of this prospectus. The number of shares available for sale to the general public will be reduced to the extent these persons purchase the reserved shares. Sales of these reserved shares will be effected through E*OFFERING Corp. and E*TRADE Securities, Inc. A copy of the prospectus in electronic format will be made available on the Web site hosted by E*OFFERING Corp. and E*TRADE Securities, Inc.

    The underwriters have informed us that they do not intend to confirm sales to any accounts over which they exercise discretionary authority.

    NO PRIOR PUBLIC MARKET. Prior to this offering, there has been no public market for the common stock. Consequently, the initial public offering price for the common stock offered by this prospectus will be determined through negotiations between us and the representatives. The material factors to be considered in these negotiations are prevailing market conditions, our financial information, market valuations of other companies that we and the representatives believe to be comparable to us, estimates of our business potential and the present state of our development.

    STABILIZATION. The representatives have advised us that, under Regulation M under the Securities Exchange Act, some participants in the offering may engage in transactions, including stabilizing bids, syndicate covering transactions or the imposition of penalty bids, that may have the effect of stabilizing or maintaining the market price of the common stock at a level above that which might otherwise prevail in the open market. A "stabilizing bid" is a bid for or the purchase of the common stock on behalf of the underwriters for the purpose of fixing or maintaining the price of the common stock. A "syndicate covering transaction" is the bid for or purchase of the common stock on behalf of the underwriters to reduce a short position incurred by the underwriters in connection with the offering. A "penalty bid" is an arrangement permitting the representatives to reclaim the selling concession otherwise accruing to an underwriter or syndicate member in connection with the offering if the common stock originally sold by the underwriter or syndicate member is purchased by the representatives in a syndicate covering transaction and has therefore not been effectively placed by the underwriter or syndicate member. The representatives have advised us that these transactions may be effected on the Nasdaq National Market or otherwise and, if commenced, may be discontinued at any time.

                                    PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

    The following table sets forth the expenses payable by us in connection with the sale of the common stock being registered, other than the underwriting discounts and commissions. All amounts are estimates except the SEC registration fee and the Nasdaq National Market listing fee.


SEC registration fee........................................  $   15,985
NASD filing fee.............................................       6,250
Nasdaq National Market listing fee..........................      95,000
Accounting fees and expenses................................     300,000
Legal fees and expenses.....................................     425,000
Blue Sky fees and expenses..................................      10,000
Transfer agent fees.........................................      15,000
Printing and engraving expenses.............................     175,000
Miscellaneous...............................................     332,765
                                                              ----------
    Total...................................................  $1,375,000
                                                              ==========


ITEM 14.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

    Section 145 of the Delaware General Corporation Law empowers a Delaware corporation to indemnify its present and former directors and officers under certain conditions. Article Sixth of our certificate of incorporation provides that we shall indemnify each person who at any time is, or shall have been, one of our directors or officers and was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he or she is or was one of our directors or officers, or is or was serving at our request as a director, officer, trustee of, or in similar capacity with, another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement incurred in connection with any such action, suit or proceeding, to the maximum extent permitted by the Delaware General Corporation Law, as currently in effect or amended in the future. No amendment to or repeal of the provisions of Article Sixth of our certificate of incorporation shall deprive a director or officer of the benefit of those Articles with respect to any act or failure occurring prior to such amendment or repeal.

    Section 102(b)(7) of the Delaware General Corporation Law empowers a Delaware corporation to adopt a charter provision eliminating or limiting the personal liability of directors to the corporation or its stockholders for breach of fiduciary duty as directors, provided that the provision may not eliminate or limit the liability of directors for:

    - any breach of the director's duty of loyalty to the corporation or its stockholders;

    - any acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;

    - any payment of a dividend or approval of a stock purchase that is illegal under Section 174 of the Delaware General Corporation Law; or

    - any transaction from which the director derived an improper personal benefit.

    Article Seventh of our certificate of incorporation provides that, to the maximum extent permitted by the Delaware General Corporation Law, none of our directors shall be personally liable to us or to any of our stockholders for monetary damages arising out of that director's breach of fiduciary duty as one of our directors. No amendment to or repeal of the provisions of Article Seventh shall apply to or have any effect on the liability or the alleged liability of any of our directors with respect to any act or failure to act of that director occurring before the amendment or repeal. A principal effect of Article Seventh is to limit or eliminate the potential liability of our directors for monetary damages arising from breaches of their duty of care, unless the breach involves one of the four exceptions described above.

    Section 145 of the Delaware General Corporation Law also empowers a Delaware corporation to obtain insurance on behalf of its directors and officers against liabilities incurred by them in those capacities. We intend to procure a directors' and officers' liability and company reimbursement liability insurance policy that insures (a) our directors and officers against losses, above a deductible amount, arising from specified types of claims made against them by reason of enumerated acts done or attempted by our directors or officers and
(b) us against losses, above a deductible amount, arising from any of the specified types of claims, but only if we are required or permitted to indemnify our directors or officers for those losses under statutory or common law or under provisions of our certificate of incorporation or by-laws.

    The preceding discussion gives effect to amendments of our certificate of incorporation and by-laws that will become effective upon completion of the offering contemplated by this Registration Statement.

    Please also see section 7 of the underwriting agreement relating to the offering, filed as Exhibit 1.1 to this Registration Statement, for indemnification arrangements between the underwriters and us.

ITEM 15.  RECENT SALES OF UNREGISTERED SECURITIES.

    Since October 27, 1996, we have issued and sold unregistered securities as described below.

COMMON STOCK

    We have issued and sold shares of common stock to our employees, directors and advisers as set forth in the following table. The notes to the table provide additional information regarding sales made to executive officers and directors. The issuances described below were made in reliance upon the exemption from registration set forth in either Section 4(2) of the Securities Act or Rule 701 under the Securities Act. None of the transactions described below involved a distribution or public offering. No underwriters were engaged in connection with the issuances described below, and no underwriting commissions or discounts were paid.


                                                NUMBER OF    NUMBER OF      AGGREGATE      PURCHASE PRICE
DATE OF SALE                                   SHARES SOLD   PURCHASERS   PURCHASE PRICE     PER SHARE
------------                                   -----------   ----------   --------------   --------------
April 24, 1997(1)............................    667,500         3           $111,250          $0.17
May 7, 1997..................................     24,000         1              4,000           0.17
May 8, 1997..................................     52,500         1              8,750           0.17
September 16, 1997...........................     45,000         2              7,500           0.17
April 15, 1998(2)............................    105,000         3             28,000           0.27
July 10, 1998................................     22,500         1              6,000           0.27
July 24, 1998(3).............................     52,500         1             14,000           0.27
April 12, 1999(4)............................    417,000         3            111,200           0.27
April 26, 1999(5)............................    345,000         2             92,000           0.27
April 30, 1999...............................     30,000         1              8,000           0.27
June 11, 1999................................      7,500         1              2,500           0.33
August 2, 1999...............................    150,000         1             50,000           0.33


------------------------

(1) 225,000 shares were sold to Joseph M. Gruttadauria, our Vice President, Professional Services, and 247,500 shares were sold to Anthony J. Mark, our President and Chief Operating Officer.

(2) 52,500 shares were sold to Mr. Mark, 30,000 shares were sold to Stephen A. Johnson, our Chief Financial Officer, Treasurer and Secretary, and 22,500 shares were sold to David Barrett, one of our directors.


(3) All 52,500 shares were sold to Mr. Gruttadauria.

(4) 364,500 shares were sold to Steven N. Lesser, our Vice President, Worldwide Sales, and 37,500 shares were sold to Mr. Gruttadauria.

(5) 45,000 shares were sold to Mr. Johnson, and 300,000 shares were sold to Mr. Mark.


CONVERTIBLE PREFERRED STOCK


    SERIES B. In May and June 1996, we sold 1,416,490 shares of series B convertible preferred stock for $3,187,102, or $2.25 per share, as follows:

NAME                                                  NUMBER OF SHARES SOLD   AGGREGATE PURCHASE PRICE
----                                                  ---------------------   ------------------------
Alta V Limited Partnership(1).......................         549,777                 $1,236,998
Customs House Partners..............................           5,778                     13,001
North Bridge Venture Partners, L.P.(2)..............         333,334                    750,001
Commonwealth Capital Ventures L.P...................         444,445                  1,000,001
Edward Tackas.......................................          15,600                     35,100
The Career Group, Ltd...............................           7,111                     16,000
Bill Gross's idealab!...............................          44,445                    100,001
Rubin Gruber........................................          16,000                     36,000

------------------------

(1) Affiliate of Jonathan Flint, one of our directors.

(2) Affiliate of Richard D'Amore, one of our directors.


    The issuance of series B convertible preferred stock was made in reliance upon the exemption from registration set forth in Section 4(2) of the Securities Act relating to sales by an issuer not involving a public offering. The transaction did not involve a distribution or public offering. No underwriters were engaged in connection with the issuance, and no underwriting commissions or discounts were paid.


    SERIES C. In March 1997, we sold 1,670,000 shares of series C convertible preferred stock for $4,175,000, or $2.50 per share, as follows:

NAME                                                  NUMBER OF SHARES SOLD   AGGREGATE PURCHASE PRICE
----                                                  ---------------------   ------------------------
Alta V Limited Partnership(1).......................         316,672                 $ 791,680
Customs House Partners..............................           3,328                     8,320
North Bridge Venture Partners, L.P.(2)..............         280,000                   700,000
Commonwealth Capital Ventures L.P...................         200,000                   500,000
Scripps Ventures, LLC...............................         800,000                 2,000,000
Leon Navickas(3)....................................          40,000                   100,000
TM Partners(4)......................................          20,000                    50,000
Rubin Gruber........................................          10,000                    25,000

------------------------

(1) Affiliate of Jonathan Flint, one of our directors.

(2) Affiliate of Richard D'Amore, one of our directors.

(3) Our Chief Executive Officer and Chairman.

(4) Affiliate of Anthony J. Mark, our President and Chief Operating Officer.


    The issuance of series C convertible preferred stock was made in reliance upon the exemption from registration set forth in Section 4(2) of the Securities Act relating to sales by an issuer not involving a public offering. The transaction did not involve a distribution or public offering. No underwriters were engaged in connection with the issuance, and no underwriting commissions or discounts were paid.

    SERIES D. In December 1997, we sold 2,250,000 shares of series D convertible preferred stock for proceeds of $9,000,000, or $4.00 per share, as follows:


NAME                                                  NUMBER OF SHARES SOLD   AGGREGATE PURCHASE PRICE
----                                                  ---------------------   ------------------------
Alta V Limited Partnership(1).......................         503,459                 $2,013,836
Customs House Partners..............................           5,291                     21,164
North Bridge Venture Partners, L.P.(2)..............         400,000                  1,600,000
Commonwealth Capital Ventures L.P...................         250,000                  1,000,000
Scripps Ventures, LLC...............................         325,000                  1,300,000
Polaris Venture Partners, L.P.(1)...................         707,662                  2,830,648
Polaris Venture Partners Founders' Fund, L.P.(1)....          42,338                    169,352
TM Partners(3)......................................          12,500                     50,000
Rubin Gruber........................................           3,750                     15,000


------------------------

(1) Affiliate of Jonathan Flint, one of our directors.


(2) Affiliate of Richard D'Amore, one of our directors.



(3) Affiliate of Anthony J. Mark, our President and Chief Operating Officer.



    The issuance of series D convertible preferred stock was made in reliance upon the exemption from registration set forth in Section 4(2) of the Securities Act relating to sales by an issuer not involving a public offering. The transaction did not involve a distribution or public offering. No underwriters were engaged in connection with the issuance, and no underwriting commissions or discounts were paid.


    SERIES E. In April 1999, we sold 2,695,000 shares of series E convertible preferred stock for proceeds of $13,475,000, or $5.00 per share, as follows:


NAME                                                  NUMBER OF SHARES SOLD   AGGREGATE PURCHASE PRICE
----                                                  ---------------------   ------------------------
Alta V Limited Partnership(1).......................          158,336                $  791,680
Bridge Street Fund 1999, L.P........................           24,240                   121,200
Customs House Partners..............................            1,664                     8,320
North Bridge Venture Partners, L.P.(2)..............          200,000                 1,000,000
Commonwealth Capital Ventures L.P...................          100,000                   500,000
Scripps Ventures, LLC...............................           70,000                   350,000
Polaris Venture Partners, L.P.(1)...................           84,920                   424,600
Polaris Venture Partners Founders' Fund, L.P.(1)....            5,080                    25,400
The Goldman Sachs Group, L.P........................          900,000                 4,500,000
HarbourVest Partners V-Direct Fund L.P..............        1,000,000                 5,000,000
TM Partners(3)......................................           10,000                    50,000
SL Partners(4)......................................           65,000                   325,000
Stone Street Fund 1999, L.P.........................           75,760                   378,800


------------------------

(1) Affiliate of Jonathan Flint, one of our directors.


(2) Affiliate of Richard D'Amore, one of our directors.



(3) Affiliate of Anthony J. Mark, our President and Chief Operating Officer.



(4) Affiliate of Steven N. Lesser, our Vice President, Worldwide Sales.



    The issuance of series E convertible preferred stock was made in reliance upon the exemption from registration set forth in Section 4(2) of the Securities Act relating to sales by an issuer not involving a public offering. The transaction did not involve a distribution or public offering. No underwriters were engaged in connection with the issuance, and no underwriting commissions or discounts were paid.

STOCK OPTIONS

    The options described below were granted to employees or consultants in reliance upon the exemptions from registration set forth in either Section 4(2) of the Securities Act or Rule 701 under the Securities Act.


                                                             NUMBER OF     NUMBER OF   EXERCISE PRICE
DATE OF GRANT                                              OPTION SHARES   OPTIONEES     PER SHARE
-------------                                              -------------   ---------   --------------
December 5, 1996.........................................       57,375         7            $0.17
January 28, 1997.........................................      215,100        15             0.17
July 23, 1997............................................      238,725        17             0.17
September 30, 1997.......................................       63,000        10             0.17
January 1, 1998..........................................      206,250        16             0.27
March 31, 1998...........................................      309,000        22             0.27
July 9, 1998.............................................       82,950        20             0.27
October 7, 1998..........................................       62,250        20             0.27
January 12, 1999.........................................       90,375        13             0.27
April 9, 1999............................................      314,250        42             0.27
June 11, 1999............................................      117,000        21             0.33
August 5, 1999...........................................       39,075        15             0.67
October 14, 1999.........................................      210,975        67             5.00
December 10, 1999........................................       79,000        11             8.00

ITEM 16.  EXHIBITS AND FINANCIAL SCHEDULES.

(A) EXHIBITS


         +1.1   Underwriting Agreement
         +3.1   Certificate of Incorporation of Centra Software, Inc., as
                amended
         +3.2   Proposed form of Amended and Restated Certificate of
                Incorporation of Centra Software, Inc. (to become effective as of the closing of the offering)
         +3.3   By-Laws of Centra Software, Inc.
         +3.4   Proposed form of Amended and Restated By-Laws of Centra
                Software, Inc. (to become effective as of the closing of the
                Offering)
         +4.1   Specimen certificate for common stock of Centra Software,
                Inc.
         *5.1   Opinion of Foley, Hoag & Eliot LLP
        +10.1   Centra Software, Inc. 1995 Stock Plan, as amended
        +10.2   Centra Software, Inc. 1999 Stock Incentive Plan
        +10.3   Centra Software, Inc. 1999 Employee Stock Purchase Plan
        +10.4   Centra Software, Inc. 1999 Director Stock Option Plan
        +10.5   Amendments of Incentive Stock Option and/or Stock
                Restriction Agreements ("Change of Control Agreement")
                between Centra Software, Inc. and the following:
                (a) Joseph Gruttadauria, dated April 25, 1997
                (b) Joseph Gruttadauria, dated May 8, 1997
                (c) Stephen A. Johnson, dated May 27, 1999
                (d) Steven Lesser, dated May 27, 1999
                (e) Anthony Mark, dated April 25, 1997
                (f) Leon Navickas, dated March 10, 1997
                (g) Leon Navickas, dated May 8, 1997
        +10.6   Severance Agreements between Centra Software, Inc. and the following:
                (a) Joseph Gruttadauria, dated March 24, 1997
                (b) Stephen A. Johnson, dated May 27, 1999
                (c) Steven Lesser, dated May 27, 1999
                (d) Anthony Mark, dated March 10, 1997
                (e) Leon Navickas, dated May 8, 1997
         10.7   Form of Indemnity Agreement entered into by Centra Software,
                Inc. and each of Joseph Gruttadauria, Stephen A. Johnson,
                Steven Lesser, Anthony J. Mark and Leon Navickas.
        +10.8   Lease dated July 21, 1999 between Centra Software, Inc. and
                Trustees of Elandzee Trust, as amended
        +10.9   Sublease dated May 13, 1997 between Centra Software, Inc.
                and Robert Half International, Inc.
       +10.10   Sublease dated December 31, 1996 between Centra Software,
                Inc. and C.P. Clare
       +10.11   Loan and Security Agreement, dated November 5, 1997 between
                Centra Software, Inc. and Silicon Valley Bank, as amended
       +10.12   Fourth Amended and Restated Investors' Rights Agreement,
                dated April 21, 1999, by and among Centra Software, Inc.,
                Leon Navickas and the persons and entities listed therein, as amended
        10.13   Form of Indemnity Agreement entered into by Centra Software,
                Inc. and each of David Barrett, Richard D'Amore and Jonathan
                Flint.
         23.1   Consent of Arthur Andersen LLP
        *23.2   Consent of Foley, Hoag & Eliot LLP (included in Exhibit 5.1)

        +24.1   Power of Attorney
         27.1   Financial Data Schedule

------------------------


+   Previously filed.



*   To be filed by amendment.


(B) FINANCIAL STATEMENT SCHEDULES


    Report of Independent Public Accountants on Financial Statement Schedule
    Schedule II--Valuation and Qualifying Accounts for the Years Ended December 31, 1997, 1998 and 1999


    All other schedules are omitted because they are not applicable or the required information is shown in our consolidated financial statements and related notes.

ITEM 17.  UNDERTAKINGS.

    We undertake to provide to the underwriters at the closing specified in the underwriting agreement, certificates in denominations and registered in names as required by the underwriters to permit prompt delivery to each purchaser.

    Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the SEC that indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against those liabilities (other than our payment of expenses incurred or paid by one of our directors, officers or controlling persons of the registrant in the successful defense of any action, suit or proceeding) is asserted by our directors, officers or controlling persons in connection with the securities being registered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether that indemnification by us is against public policy as expressed in the Securities Act and we will be governed by the final adjudication of such issue.

    We undertake that:

        (1) For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus we filed pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

        (2) For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of those securities at that time shall be deemed to be the initial BONA FIDE offering thereof.

                                   SIGNATURES


    Pursuant to the requirements of the Securities Act of 1933, Centra Software, Inc. has duly caused this Amendent No. 2 to Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the Town of Lexington, Massachusetts, as of January 7, 2000.


                                                       CENTRA SOFTWARE, INC.

                                                       By:              /s/ LEON NAVICKAS
                                                            -----------------------------------------
                                                                     Chief Executive Officer


    In accordance with the requirements of the Securities Act of 1933, this Amendment No. 2 to Registration Statement has been signed by the following persons in the indicated capacities as of January 7, 2000.



                      SIGNATURE                                            TITLE
                      ---------                                            -----
                  /s/ LEON NAVICKAS
     -------------------------------------------       Chief Executive Officer and Chairman
                    Leon Navickas                        (PRINCIPAL EXECUTIVE OFFICER)

               /s/ STEPHEN A. JOHNSON                  Chief Financial Officer, Treasurer and
     -------------------------------------------         Secretary
                 Stephen A. Johnson                      (PRINCIPAL ACCOUNTING AND FINANCIAL OFFICER)

                  /s/ DAVID BARRETT
     -------------------------------------------       Director
                    David Barrett

                          *
     -------------------------------------------       Director
                   Richard D'Amore

                          *
     -------------------------------------------       Director
                   Jonathan Flint


*By:                 /s/ STEPHEN A. JOHNSON
             --------------------------------------
                       Stephen A. Johnson
                        ATTORNEY-IN-FACT

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

                        ON FINANCIAL STATEMENT SCHEDULE

To the Board of Directors and Stockholders of Centra Software, Inc.:


    We have audited, in accordance with generally accepted auditing standards, the consolidated financial statements of Centra Software, Inc. included in this registration statement, and have issued our report thereon dated January 5, 2000. Our audits were made for the purpose of forming an opinion on the basic financial statements taken as a whole. The schedule listed in the index of this registration statement is the responsibility of the Company's management and is presented for purposes of complying with the Securities and Exchange Commission's rules and regulations and is not part of the basic financial statements. This schedule has been subjected to the auditing procedures applied in the audits of the basic financial statements and, in our opinion, fairly states, in all material respects, the financial data required to be set forth herein in relation to the basic financial statements taken as a whole.



                                                         /s/ Arthur Andersen LLP


Boston, Massachusetts


January 5, 2000

                                                                     SCHEDULE II


                             CENTRA SOFTWARE, INC.
                       VALUATION AND QUALIFYING ACCOUNTS
             FOR THE YEARS ENDED DECEMBER 31, 1997, 1998, AND 1999



                                                      BALANCE
                                                    BEGINNING OF   CHARGED TO                  BALANCE
ALLOWANCE FOR DOUBTFUL ACCOUNTS:                        YEAR        EXPENSE     WRITE-OFFS   END OF YEAR
--------------------------------                    ------------   ----------   ----------   -----------
December 31, 1997.................................    $    --        $50,000     $     --      $ 50,000
December 31, 1998.................................     50,000         99,000       49,000       100,000
December 31, 1999.................................    100,000        190,000       96,000       194,000

                                 EXHIBIT INDEX


  +1.1   Underwriting Agreement
  +3.1   Certificate of Incorporation of Centra Software, Inc., as
         amended
  +3.2   Proposed form of Amended and Restated Certificate of
         Incorporation of Centra Software, Inc. (to become effective as of the closing of the offering)
  +3.3   By-Laws of Centra Software, Inc.
  +3.4   Proposed form of Amended and Restated By-Laws of Centra
         Software, Inc. (to become effective as of the closing of the
         Offering)
  +4.1   Specimen certificate for common stock of Centra Software,
         Inc.
  *5.1   Opinion of Foley, Hoag & Eliot LLP
 +10.1   Centra Software, Inc. 1995 Stock Plan, as amended
 +10.2   Centra Software, Inc. 1999 Stock Incentive Plan
 +10.3   Centra Software, Inc. 1999 Employee Stock Purchase Plan
 +10.4   Centra Software, Inc. 1999 Director Stock Option Plan
 +10.5   Amendments of Incentive Stock Option and/or Stock
         Restriction Agreements ("Change of Control Agreement")
         between Centra Software, Inc. and the following:
         (a) Joseph Gruttadauria, dated April 25, 1997
         (b) Joseph Gruttadauria, dated May 8, 1997
         (c) Stephen A. Johnson, dated May 27, 1999
         (d) Steven Lesser, dated May 27, 1999
         (e) Anthony Mark, dated April 25, 1997
         (f) Leon Navickas, dated March 10, 1997
         (g) Leon Navickas, dated May 8, 1997
 +10.6   Severance Agreements between Centra Software, Inc. and the following:
         (a) Joseph Gruttadauria, dated March 24, 1997
         (b) Stephen A. Johnson, dated May 27, 1999
         (c) Steven Lesser, dated May 27, 1999
         (d) Anthony Mark, dated March 10, 1997
         (e) Leon Navickas, dated May 8, 1997
  10.7   Form of Indemnity Agreement entered into by Centra Software,
         Inc. and each of Joseph Gruttadauria, Stephen A. Johnson,
         Steven Lesser, Anthony J. Mark and Leon Navickas.
 +10.8   Lease dated July 21, 1999 between Centra Software, Inc. and
         Trustees of Elandzee Trust, as amended
 +10.9   Sublease dated May 13, 1997 between Centra Software, Inc.
         and Robert Half International, Inc.
+10.10   Sublease dated December 31, 1996 between Centra Software,
         Inc. and C.P. Clare
+10.11   Loan and Security Agreement, dated November 5, 1997 between
         Centra Software, Inc. and Silicon Valley Bank, as amended
+10.12   Fourth Amended and Restated Investors' Rights Agreement,
         dated April 21, 1999, by and among Centra Software, Inc.,
         Leon Navickas and the persons and entities listed therein, as amended
 10.13   Form of Indemnity Agreement entered into by Centra Software,
         Inc. and each of David Barrett, Richard D'Amore and Jonathan
         Flint.
  23.1   Consent of Arthur Andersen LLP
 *23.2   Consent of Foley, Hoag & Eliot LLP (included in Exhibit 5.1)
 +24.1   Power of Attorney
  27.1   Financial Data Schedule


------------------------


+   Previously filed.



*   To be filed by amendment.